EXHIBIT 10.1

Execution Version

$77,500,000

CREDIT AGREEMENT

DATED AS OF OCTOBER 18, 2011

AMONG

CINEDIGM DIGITAL FUNDING 2, LLC

AS THE BORROWER,

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH,

AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT,

NATIXIS NEW YORK BRANCH, AS SYNDICATION AGENT,

ING CAPITAL LLC, AS DOCUMENTATION AGENT,

AND

THE LENDERS PARTY HERETO

SG AMERICAS SECURITIES, LLC, ING CAPITAL LLC AND
NATIXIS NEW YORK BRANCH,
AS JOINT LEAD ARRANGERS

SG AMERICAS SECURITIES, LLC AND
NATIXIS NEW YORK BRANCH,
AS JOINT BOOKRUNNERS

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SCHEDULES
Schedule I	—	Commitments
Schedule II	—	Addresses for Notices
Schedule 3.1	—	Conditions Precedent to Effectiveness
Schedule 3.2	—	Conditions Precedent to Term Loans
Schedule 3.3	—	Conditions Precedent to DDTL Termination Date Funding
Schedule 4.2	—	Governmental Permits
Schedule 4.3	—	Ownership of Group Members and Subsidiaries
Schedule 4.8	—	Tax Affiliate
Schedule 4.13	—	ERISA
Schedule 4.14	—	Environmental Matters
Schedule 4.16	—	Real Property
Schedule 4.19	—	Agreements and Other Documents
Schedule 4.20	—	DCI Spec Compliance
Schedule 4.21	—	Distributors - Material Digital Cinema Deployment Agreements
Schedule 7.5	—	Insurance
Schedule 8.1	—	Existing Indebtedness
Schedule 8.2	—	Existing Liens
Schedule 8.3	—	Existing Investments
Schedule 9.1(i)	—	Distributors
Schedule 9.1(l)	—	Intercompany Agreements

EXHIBITS
Exhibit A	—	Form of Assignment
Exhibit B-1	—	Form of Revolving Loan Note
Exhibit B-2	—	Form of Initial Advance Term Loan Note
Exhibit B-3	—	Form of Delayed Draw Term Loan Note
Exhibit C	—	Form of Notice of Borrowing
Exhibit D	—	Form of Notice of Conversion or Continuation
Exhibit E	—	Form of Compliance Certificate
Exhibit F-1	—	Form of Guaranty and Security Agreement
Exhibit F-2	—	Form of Holdings Security Agreement
Exhibit G	—	Form of Exhibitor Agreement
Exhibit H	—	Form of Service Agreement
Exhibit I	—	Form of Notice of DDTL Termination Date Funding
Exhibit J	—	Form of Systems Financing Notice

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CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of October 18, 2011, is entered into among CINEDIGM DIGITAL FUNDING 2, LLC, a Delaware limited liability company (the "Borrower"), the Lenders, and SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH ("SG"), as Administrative Agent and Collateral Agent.

The parties hereto agree as follows:

ARTICLE I
DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1  Defined Terms.  As used in this Agreement, the following terms have the following meanings:

"Accrued Default Interest" has the meaning specified in Section 2.6(c).

"Administrative Agent" means SG in its capacity as an administrative agent under the Loan Documents or any successor Administrative Agent.

"Administrative Servicer" means Cinedigm, in its capacity as administrative servicer under the Management Services Agreement or any successor administrative servicer appointed in accordance with the terms of the Management Services Agreement and this Agreement.

"Affected Lender" has the meaning specified in Section 2.15(a).

"Affiliate" means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.  For purpose of this definition, "control" means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the Voting Stock of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

"Agents" means, collectively, the Collateral Agent and the Administrative Agent, and "Agent" means either of them.

"Agreement" means this Credit Agreement.

"Applicable Margin" means a percentage equal to (a) with respect to Base Rate Loans, 3.50% per annum and (b) with respect to Eurodollar Rate Loans, 4.50% per annum.

"Application Date" means a Monthly Application Date or a Quarterly Application Date, as the case may be.

"Approved Exhibitor" means an Exhibitor acceptable to (a) prior to the Effective Date, the Bookrunners, and (b) thereafter, the Administrative Agent, in whose theaters Digital Systems are installed.

"Approved Fund" means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

"Approved Vendor" means (a) a Person acceptable to (i) prior to the Effective Date, the Bookrunners in their sole discretion and (ii) thereafter, the Administrative Agent in its sole discretion that sells Digital Systems to Holdings without providing any services in conjunction with the sale or (b) a Person acceptable to (i) prior to the Effective Date, the Bookrunners in their sole discretion and (ii) thereafter, the Administrative Agent in its sole discretion that sells Digital Systems to Holdings and provides services related thereto with respect to delivery, set-up, training, warranties, and such other services typically supplied by commercial entities typically recognized in the relevant industry as "vendors" or "suppliers" and, in either case, which Digital Systems are subsequently sold to CHG and leased back by Holdings pursuant to the CHG Sale Leaseback.

"Arrangers" means SG Americas Securities, LLC, ING Capital LLC and Natixis, each in its capacity as joint lead arranger with respect to this Agreement.

"Assignment" means an assignment agreement entered into by a Lender, as assignor, and any prospective assignee thereof and accepted by the Administrative Agent, in substantially the form of Exhibit A.

"Availability Period" means the period from the Initial Funding Date until the DDTL Termination Date unless a DDTL Termination Date Funding is funded in accordance with Section 2.1(b) in which case the Availability Period shall be extended until the earlier of (a) the three month anniversary of the DDTL Termination Date and (b) the date on which the Commitments are terminated pursuant to Section 9.2.

"Average Debt Per Screen" means, as of any date of determination, the quotient of the aggregate principal amount of Term Loans outstanding as of such date divided by the aggregate number of Installed Digital Systems financed hereunder as of such date.

"Average Recurring Revenue Per Screen" means, as of any date of determination and for the period commencing on the Effective Date and ending on such date of determination, the quotient of (a)(i)(A) the sum of all VPFs and all other amounts earned pursuant to Digital Cinema Deployment Agreements during such period and all Exhibitor Payments payable with respect to such period (in each case, after giving effect to any offsets, rebates, or similar adjustments) multiplied by (B) 12 divided by (ii) the number of full fiscal months elapsed in such period, divided by (b) the Average Screens in Service for such period.  For purposes of clause (ii) above, the fiscal month in which the Effective Date occurs shall be deemed to be a full fiscal month.

"Average Screens in Service" means, for any period of determination, the quotient of (a) the sum of (i) the aggregate number of Screens in Service on (A) the Effective Date if the

Effective Date falls within such period or (B) the first day of the first full fiscal month in such period if the Effective Date does not fall within such period, (ii) the aggregate number of Screens in Service on the first day of each of the subsequent full fiscal months in such period (other than the last such month of such period), and (iii) the aggregate number of Screens in Service on the last day of such period, divided by (b) the number of full fiscal months in such period of determination.  For purposes of clause (b), the fiscal month in which the Effective Date occurs shall be deemed to be a full fiscal month.

By way of example, for a four-fiscal month period consisting of the months of January, February, March and April and assuming the Effective Date occurs on January 10th, if there are

•	5 Screens in Service on January 1
•	10 Screens in Service on January 10th (i.e. the Effective Date),
•	20 Screens in Service on February 1,
•	40 Screens in Service on March 1,
•	45 Screens in Service on April 1 and
•	50 Screens in Service on April 30,

then the Average Screens in Service for such four-month period is equal to 30.

"Back-Up Services Expenses" has the meaning set forth in the Management Services Agreement.

"Base Rate" means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the "Prime Rate" in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519)(Selected Interest Rates) as the "bank prime loan" rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent) or any similar release by the Federal Reserve Board (as determined by Administrative Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate, and (c) the sum of (i) the Eurodollar Rate (based on an Interest Period of one month determined two (2) Business Days prior to such day) plus (ii) 1.00%. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the "prime loan" rate, the Federal Funds Rate or Eurodollar Rate for an interest period of one month, as the case may be.

"Base Rate Loan" means any Loan that bears interest based on the Base Rate.

"Benefit Plan" means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Group Member incurs or otherwise has any obligation or liability, contingent or otherwise.

"Bookrunners" means SG Americas Securities, LLC and Natixis, each in its capacity as joint bookrunner with respect to this Agreement.

"Borrower" has the meaning specified in the preamble hereto.

"Borrowing" means (a) a borrowing consisting of Revolving Loans, Initial Advance Term Loans or Delayed Draw Term Loans made on the same day by the Revolving Loan Lenders or Term Loan Lenders, as the case may be, according to their respective Revolving Loan Commitments, Initial Advance Term Loan Commitments or Delayed Draw Term Loan Commitments or (b) a release of funds in the DDTL Escrow Account by the Administrative Agent to the Borrower.  The funding of any DDTL Termination Date Funding by the Delayed Draw Term Loan Lenders to the DDTL Escrow Account in accordance with Section 2.1(b) shall not constitute a "Borrowing".

"Budget" means, with respect to any period, an annual operating budget for Holdings and the Group Members, including the amount and timing of installation of Digital Systems, an income statement, balance sheet and statement of cash flows, including all line item categories, line items and cumulative amounts (with a detailed breakout of Capital Expenditures), details and a statement of underlying assumptions and estimates, in form and substance reasonably satisfactory to the Administrative Agent based upon a good faith determination.

"Business Day" means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City or the State of New Jersey and, when determined in connection with notices and determinations in respect of any Eurodollar Rate or Eurodollar Rate Loan or any funding, conversion, continuation, Interest Period or payment of any Eurodollar Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

"Capital Expenditures" means, for any Person for any period, the aggregate of all expenditures, whether or not made through the incurrence of Indebtedness, by such Person and its Subsidiaries during such period for the purchase, acquisition, leasing (pursuant to a Capital Lease), receipt, delivery, construction, installation, replacement, repair, redeployment, substitution or improvement of fixed or capital assets or additions to such assets, in each case required to be capitalized under GAAP on a Consolidated balance sheet of such Person, excluding interest capitalized during construction.

"Capital Lease" means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or is required to be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

"Capitalized Lease Obligations" means, at any time, with respect to any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction or any synthetic lease of any Person, the amount of all obligations of such Person that is (or that would be required to be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

"Cash Collateral Account" means (a) a deposit account or securities account in the name of the Borrower and under the exclusive "control" (as defined in the applicable UCC) of the Collateral Agent and (i) in the case of a deposit account, from which the Borrower may not make withdrawals except as permitted by the Collateral Agent and (ii) in the case of a securities account, with respect to which the Collateral Agent shall be the entitlement holder and the only

Person authorized to give (or to authorize another Person to give) entitlement orders with respect thereto and (b) solely with respect to amounts paid by Distributors with respect to Installed Digital Systems, the Distributor Lockbox Account.

"Cash Equivalents" means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least "A-1" from S&P or at least "P-1" from Moody's, (c) any commercial paper rated at least "A-1" by S&P or "P-1" by Moody's and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, certificate of deposit, overnight bank deposit or bankers' acceptance issued or accepted by any Lender or any commercial bank that is, in each case, rated investment grade by both S&P and Moody's, (e) interests in any money market fund registered under the Investment Company Act of 1940 that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody's the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a) through (d) above shall not exceed 365 days and (f) other cash equivalents determined by the Administrative Agent to have a risk equivalent to items rated at least "A-1" by S&P or "P-1" by Moody's and otherwise acceptable from time to time to the Administrative Agent.

"Cash Expense Report" means a report delivered pursuant to Section 6.1(l)

"Cash Management Accounts" has the meaning set forth in the Multiparty Agreement.

"CDF2 Loan Agreement" means the Loan Agreement between the Borrower, as lender, and CHG, as borrower, on terms and conditions satisfactory to the Bookrunners in their sole discretion.

"CDF2 Loan Documents" means, collectively, the CDF2 Loan Agreement, the CDF2 Loan Security Documents, the Multiparty Agreement and all agreements, notices, certificates and other documents executed in connection with the CDF2 Loan Agreement, in each case, on terms and conditions satisfactory to (a) prior to the Effective Date, the Bookrunners in their sole discretion, and (b) thereafter, the Administrative Agent in its sole discretion and as the same may be amended, restated, supplemented, modified and/or refinanced from time to time in accordance with the terms of the CDF2 Loan Documents, this Agreement and the Multiparty Agreement.

"CDF2 Loan Security Documents" has the meaning set forth in the Multiparty Agreement.

"CDF2 Non-Recourse Loans" means the "Loans" as defined in the CDF2 Loan Documents.

"CERCLA" means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).

"Certificate of Acceptance" has the meaning specified in Section 6.1(k).

"Change of Control" means the occurrence of any of the following:  (a) Cinedigm shall cease to own and control legally and beneficially a majority of the economic and voting rights associated with ownership of the outstanding Voting Stock of all classes of Voting Stock of Parent Holdings, (b) Parent Holdings shall cease to own and control legally and beneficially a majority of the economic and voting rights associated with ownership of the outstanding Voting Stock of all classes of Voting Stock of Holdings, (c) Holdings shall cease to own and control legally and beneficially a majority of the economic and voting rights associated with ownership of the outstanding Voting Stock of all classes of Voting Stock of the Borrower, or (d) any "change in control" or similar event shall occur under the terms of any Material Digital Cinema Deployment Agreement that results in the termination of such Material Digital Cinema Deployment Agreement by the Distributor party thereto; provided, that, (i) in the case of clauses (b) and (c) above, it shall be a condition to the Sale by Parent Holdings or Holdings (or any subsequent owner) of any of the Voting Stock of Holdings or the Borrower, as the case may be, that the same be pledged to the Collateral Agent, for the benefit of the Secured Parties and on terms and conditions satisfactory to the Collateral Agent, to secure the Secured Obligations and (ii) any of the foregoing which is consented to in advance in writing by the Required Lenders in their sole discretion shall not constitute an Event of Default under Section 9.1(h).

"CHG" means CHG-MERIDIAN U.S. Finance, Ltd., a California corporation, and its successors and permitted assigns under the CHG Lease Facility and the CDF2 Loan Agreement; provided that the term "CHG" shall include, where appropriate, the CHG Lease Collateral Agent (as defined in the CHG Lease Agreement).

"CHG Lease Advances" means the funds advanced by CHG to acquire title to the Digital Systems to be leased pursuant to the CHG Lease Facility.

"CHG Lease Agreement" has the meaning set forth in the Multiparty Agreement.

"CHG Lease Facility" means the lease facility provided by CHG and any other CHG Lease Participant to Holdings and evidenced by the CHG Lease Facility Documents in an aggregate amount advanced by CHG (without giving effect to advances funded with the proceeds of the CDF2 Non-Resource Loans) of $23,050,000 (which may be increased to up to $28,900,000) and which (when combined with advances funded with the proceeds of CDF2 Non-Recourse Loans) will fund up to $58,500 per Designated Installed Digital System and up to $53,500 per any other Installed Digital System.

"CHG Lease Facility Documents" means, collectively, the CHG Lease Agreement, all sale and leaseback agreements, all schedules, supplemental terms riders and confirmations thereunder, all updates to such schedules and confirmations, all irrevocable order of payments and all updates thereto, the CHG Lease Security Documents, all commitment letters by CHG to fund not less than $23,050,000 to Holdings (without giving effect to advances funded with the proceeds of the CDF2 Non-Resource Loans), each purchase and sale agreement with respect to

CHG's acquisition of rights in the Installed Digital Systems which are subject to the CHG Lease Agreement, the Multiparty Agreement and all other agreements, certificates and other documents executed in connection with the CHG Lease Agreement, in each case, on terms and conditions satisfactory to (a) prior to the Effective Date, the Bookrunners in their sole discretion, and (b) thereafter, the Administrative Agent in its sole discretion, and as the same may be amended, restated, supplemented, modified and/or refinanced from time to time in accordance with the terms of this Agreement.

"CHG Lease Participant" means CHG and any permitted assignee of CHG under the CHG Lease Agreement.

"CHG Lease Security Documents" has the meaning set forth in the Multiparty Agreement.

"CHG Sale Leaseback" means the sale and leaseback transaction between Holdings, as seller/lessee and CHG, as purchaser/lessor.

"Christie Deferred Payment" means a deferred payment in a principal amount not to exceed $600,000 payable by Parent Holdings to Christie Digital Systems USA, Inc. pursuant to the Deferred Payment and Security Agreement (Neighborhood) dated as of March 3, 2009.

"Cinedigm" means Cinedigm Digital Cinema Corp., a Delaware corporation.

"Code" means the U.S. Internal Revenue Code of 1986.

"Collateral" means (a) in the case of Parent Holdings, (i) all Securities of Holdings and the proceeds thereof and (ii) all cash and other amounts maintained in the Distributor Lockbox Account to the extent constituting revenues and earnings derived from the Installed Digital Systems (including VPFs), in each case, on a non-recourse basis (other than to the extent of remedies expressly provided under the Loan Documents to which Parent Holdings is a party), (b) in the case of Holdings, (i) all Securities of the Borrower and the proceeds thereof on a non-recourse basis (other than to the extent of remedies expressly provided under the Loan Documents to which Holdings is a party) and (ii) subject to Section 10.11(c) of this Agreement, the Installed Digital Systems (it being understood that such Installed Digital Systems shall be sold, subject to the Collateral Agent's Lien, to CHG pursuant to the CHG Sale Leaseback), (c) the proceeds of each of the foregoing and (d) in the case of any other Loan Party, all property and interests in property and proceeds thereof now owned or hereafter acquired by such Loan Party in or upon which a Lien is granted or purported to be granted pursuant to any Loan Document, including without limitation (i) the Borrower's Cash Management Accounts and all cash and other amounts maintained therein, (ii) the Borrower's rights in and to each CDF2 Loan Document, (iii) the Borrower's rights in and to each Digital Cinema Deployment Agreement, each Exhibitor Agreement, each CHG Lease Facility Document (including without limitation, its rights in the Holdings Operating Account and the Equipment Purchase Account), each Supply Agreement and the Management Services Agreement (in each case to the extent assigned to the Borrower by CHG pursuant to the CDF2 Loan Security Documents) and (iv) the Borrower's rights in and to (A) each Digital Cinema Deployment Agreement, each Exhibitor Agreement and each Supply Agreement (in each case to the extent contributed to the Borrower by Holdings pursuant to the Sale and Contribution Agreement) and (B) the Management Services Agreement.

"Collateral Agent" means SG in its capacity as collateral agent under the Loan Documents or any successor collateral agent.

"Collection Account" has the meaning set forth in the Multiparty Agreement.

"Commitment" means, as to any Lender, the sum of its Revolving Loan Commitment and its Term Loan Commitments, if applicable.

"Commitment Availability" means, as of any date, the amount by which the Commitments then outstanding (including amounts then on deposit in the DDTL Escrow Account) exceed the aggregate outstanding principal amount of all Loans as of such date (after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date).

"Compliance Certificate" means a certificate substantially in the form of Exhibit E.

"Consents" means, collectively, (a) a consent from each Distributor party to a Digital Cinema Deployment Agreement, (b) to the extent not included in any Exhibitor Agreement, a consent from each Approved Exhibitor party to an Exhibitor Agreement, and (c) to the extent not included in the Management Services Agreement, a consent from the Administrative Servicer, in each case in form and substance satisfactory to the Administrative Agent.

"Consolidated" means, with respect to any Person, the financial results of such Person and its Subsidiaries consolidated in accordance with GAAP.

"Consolidated Adjusted EBITDA" means, with respect to the Borrower and its Subsidiaries on a Consolidated basis as of any date of determination, (a) Consolidated EBITDA for the most recent trailing twelve-month period multiplied by (b) the Screens in Service Ratio for such period.

"Consolidated Cash Interest Expense" means, with respect to the Borrower and its Subsidiaries on a Consolidated basis for any period, the Consolidated Interest Expense for such period less the sum of, in each case to the extent included in the definition of Consolidated Interest Expense, (a) the amortized amount of debt discount and debt issuance costs, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Consolidated Total Debt, (c) interest payable in issuances of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest expense.

"Consolidated Debt Service" means for any fiscal period, the sum of (i) Consolidated Cash Interest Expense for the most recent trailing twelve-month period multiplied by the Screens in Service Ratio for such period and (ii) scheduled principal payments on the Facilities for the most recently-ended Fiscal Quarter multiplied by four.  For the avoidance of doubt, amounts paid from Excess Cash Flow with respect to the Facilities shall not be included in the determination of Consolidated Debt Service.

"Consolidated EBITDA" means, on any date of determination, with respect to the Borrower and its Subsidiaries on a Consolidated basis, net income determined in accordance with GAAP ("Net Income") for the most recent trailing twelve-month period (after eliminating interest earned, income tax credits, non-cash gains added into the calculation of Net Income and any extraordinary gains and losses, including gains and losses from the sale of assets), plus, only to the extent deducted in determining Net Income and without duplication, the sum of the following for such period: (i) depreciation and amortization allowances, (ii) Consolidated Interest Expense and other fees and other charges paid or accrued on Indebtedness, (iii) Restricted Payments to Holdings solely to the extent permitted by Sections 4.4 or 4.5 of the Multiparty Agreement (other than reimbursement of expenses of Holdings or Cinedigm), (iv) tax expense for taxes measured by net income of the Borrower and its Subsidiaries (whether paid or accrued), and including taxes paid or accrued by direct or indirect equityholders of the Borrower with respect to such net income but only to the extent such tax expense is paid or reimbursed by Borrower via Restricted Payments permitted hereunder, and (v) other non-cash charges (including, but not limited to the portion of the Installation Management Fees paid by the issuance of a subordinated promissory note instead of cash, the accrued portion of the Installation Management Fees and the portion of the accrued Incentive Servicing Fees paid by the issuance of a promissory note instead of cash, and other expenses accrued but not paid in cash, but excluding bad debt write-offs and reserves (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to such extent)), all of the foregoing prepared in accordance with GAAP.

"Consolidated Fixed Charge Coverage Ratio" means, with respect to the Borrower and its Subsidiaries on a Consolidated basis as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA in respect of the trailing twelve-month period most recently ended to (b) Consolidated Fixed Charges in respect of the trailing twelve-month period most recently ended.

"Consolidated Fixed Charges" means, with respect to the Borrower and its Subsidiaries on a Consolidated basis as of any date of determination, the sum of (a) Consolidated Debt Service in respect of the trailing twelve-month period most recently ended, plus (b) Capital Expenditures made by the Borrower and its Subsidiaries (or for which the Borrower made a permitted Restricted Payment to Holdings) during the trailing twelve-month period most recently ended (other than Capital Expenditures permitted under Section 8.16(a) and Section 9.1(t)(i)), plus (c) Consolidated Income Tax Liability in respect of the trailing twelve-month period most recently ended.

"Consolidated Income Tax Liability" means, for any Person for any period and except to the extent deducted from (and not subsequently added back to) Consolidated EBITDA, the total liability for United States federal income taxes and other taxes measured by net income actually paid or, without duplication, payable in cash (including distributions for taxes made by such Person to direct or indirect holders of its equity) of such Person for such period.

"Consolidated Interest Expense" means, with respect to the Borrower and its Subsidiaries on a Consolidated basis for any period, (a) Consolidated total interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP) of the Borrower and its

Subsidiaries for such period and including, in any event, (i) interest capitalized during such period and net recurring costs under Interest Rate Contracts permitted hereunder for such period including the amortized portion of any premium paid for any such Interest Rate Contract containing a premium payment (but excluding, for avoidance of doubt, all payments that would be required to be made and any change in value thereof in respect of any Interest Rate Contract in the event of a termination (including an early termination thereof)) and (ii) all fees, charges, commissions, discounts and other similar obligations (other than reimbursement obligations) with respect to letters of credit, bank guarantees, banker's acceptances, surety bonds and performance bonds (whether or not matured) payable by the Borrower and its Subsidiaries during such period minus without duplication (b) the sum of (i) net recurring amounts received by the Borrower and its Subsidiaries under Interest Rate Contracts permitted hereunder for such period (other than amounts that would be received in respect of any Interest Rate Contract in the event of a termination (including an early termination thereof)) and (ii) Consolidated interest income of the Borrower and its Subsidiaries for such period.

"Consolidated Leverage Ratio" means, with respect to the Borrower and its Subsidiaries on a consolidated basis as of any date of determination, the ratio of (a) Consolidated Total Debt outstanding as of such date to (b) Consolidated Adjusted EBITDA in respect of the trailing twelve-month period most recently ended.

"Consolidated Total Debt" means, on any date with respect to the Borrower and its Subsidiaries on a consolidated basis as of any date of determination, all Indebtedness (other than obligations owing to SG under the SG Advisory Fee Note) of a type described in clause (a), (b), (c)(i), (d) or (f) of the definition thereof outstanding on such date and, without duplication, all Guaranty Obligations with respect to any such Indebtedness less the amount of cash and Cash Equivalents to be applied to the prepayment of the Term Loans pursuant to Section 4.5(k) of the Multiparty Agreement on the next Quarterly Application Date.

"Constituent Documents" means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or articles or certificate of organization or formation of such Person, (b) the bylaws, operating agreement, partnership agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers, managers, managing members or partners of such Person or the designation, amount or relative rights, limitations and preferences of any Stock of such Person.

"Contractual Obligation" means, with respect to any Person, any provision of any Security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject, including without limitation all Exhibitor Agreements, all Supply Agreements, the Management Services Agreement, all Service Agreements, all Digital Cinema Deployment Agreements, all CHG Lease Facility Documents, all CDF2 Loan Documents and all IP Licenses.

"Control Agreement" means, with respect to any lockbox, deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the applicable Deposit Bank or other Person at which such account or contract is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account or contract, effective to grant "control" (as defined under the applicable UCC) or, if required hereunder, exclusive "control" over such account to the Collateral Agent or, in the case of (a) the Distributor Lockbox Account, the collateral agent provided in the Distributor Lockbox Collateral Agency Agreement, (b) the Holdings Operating Account and the Equipment Purchase Account (as defined in the Multiparty Agreement), the Collateral Agent as designee of CHG and the Borrower and (c) the Use Tax Account (as defined in the Multiparty Agreement), the Collateral Agent as designee of the Borrower.

"Copyrights" means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

"Corporate Chart" means a document in form reasonably acceptable to the Administrative Agent and setting forth, as of a date set forth therein, for each Person that is a Loan Party, that is subject to Section 7.10 or that is a Subsidiary or joint venture of any of them, (a) the full legal name of such Person, (b) the jurisdiction of organization and any organizational number and tax identification number of such Person, (c) the location of such Person's chief executive office (or, if applicable, sole place of business) and (d) the number of shares of each class of Stock of such Person authorized, the number outstanding and the number and percentage of such outstanding shares for each such class owned, directly or indirectly, by any Loan Party or any Subsidiary of any of them.

"Customary Permitted Liens" means, with respect to any Person, any of the following:

(a)  Liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law or arising in the ordinary course of business, and, for each of the Liens in clauses (i) and (ii) above for amounts that are not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(b)  Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction;

(c)  pledges or cash deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, leases (other than Capital Leases) sales or other trade contracts (other than for the repayment of borrowed money) or (iii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation);

(d)  judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.1(f) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings;

(e)  Liens (i) arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, rights-of-way, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances on the use of real property or (ii) consisting of leases, licenses or subleases granted by a lessor, licensor or sublessor on its property (in each case other than Capital Leases) otherwise permitted under Section 8.4 that, for each of the Liens in clauses (i) and (ii) above, do not, in the aggregate, materially (x) impair the value or marketability of such real property or (y) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f)  Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP; and

(g)  the title and interest of a lessor or sublessor in and to personal property permitted to be leased or subleased under this Agreement (other than through a Capital Lease), in each case extending only to such personal property.

"DDTL Escrow Account" means the deposit account established and maintained in the name of the Administrative Agent identified as the "DDTL Escrow Account" in Section 2.1(d).

"DDTL Increase Effective Date" has the meaning set forth in Section 2.18(d).

"DDTL Termination Date" means the first anniversary of the Effective Date.

"DDTL Termination Date Funding" has the meaning set forth in Section 2.1(b).

"Debt Service Account" has the meaning set forth in the Multiparty Agreement.

"Debt Service Reserve" means, as of any date of determination, a cash reserve held by the Borrower in an amount equal to the product of (i) $1,400 and (ii) the number of Installed Digital Systems as of the applicable date of determination (giving effect to all dispositions (other than pursuant to the CHG Sale Leaseback) and acquisitions of Digital Systems as of such date).

"Debt Service Reserve Account" has the meaning set forth in the Multiparty Agreement.

"Default" means any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

"Defaulting Lender" means, at any time, a Lender as to which the Administrative Agent has notified the Borrower that (a) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan or other payment obligation (a "funding obligation"), (b) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with a funding obligation hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, (c) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (d) a Lender Insolvency Event has occurred and is continuing with respect to such Lender (other than via an Undisclosed Administration); provided that neither the reallocation of funding obligations provided for in Section 2.17(a)(i) as a result of a Lender's being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender and provided further that a Lender shall not be deemed a Defaulting Lender solely by virtue of the acquisition or maintenance of an ownership interest in such Lender or its Lender Parent Company by a Governmental Authority or an instrumentality thereof.  Any determination that a Lender is a Defaulting Lender under clauses (a) through (d) above will be made by the Administrative Agent in its sole discretion acting in good faith.  The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

"Delayed Draw Term Loan" has the meaning assigned to such term in Section 2.1(b).

"Delayed Draw Term Loan Commitments" means, for any Delayed Draw Term Loan Lender, the amount set opposite such Delayed Draw Term Loan Lender's name on Schedule I as its Delayed Draw Term Loan Commitment, or if such Delayed Draw Term Loan Lender has entered into any Assignment, as set forth for such Delayed Draw Term Loan Lender as its Delayed Draw Term Loan Commitment in the Register maintained by the Administrative Agent pursuant to Section 2.11, as such amount may be reduced, terminated or increased pursuant to Section 2.3, Section 2.18, Article IX or otherwise under this Agreement.  The initial amount of the aggregate Delayed Draw Term Loan Commitments is $50,000,000.

"Delayed Draw Term Loan Facility" means, at any time, the aggregate Delayed Draw Term Loans and unused Delayed Draw Term Loan Commitments of all Delayed Draw Term Loan Lenders at such time.

"Delayed Draw Term Loan Lender" means, at any time, any Lender that has a Delayed Draw Term Loan Commitment or holds a Delayed Draw Term Loan at such time.

"Delayed Draw Term Loan Note" means a promissory note of the Borrower payable to the order of any Delayed Draw Term Loan Lender in an amount not to exceed the Delayed Draw Term Loan Commitment of such Delayed Draw Term Loan Lender, in substantially the form of the attached Exhibit B-3, evidencing indebtedness of the Borrower to such Delayed Draw Term

Loan Lender resulting from Delayed Draw Term Loans owing to such Delayed Draw Term Loan Lender.

"Deposit Bank" means SG or any other financial institution reasonably acceptable to the Administrative Agent.

"Designated Cineplex" means a cineplex owned or operated by (a) Marcus Theatres Corporation or (b) any other Exhibitor mutually agreed between (i) the Borrower and (ii) prior to the Effective Date, the Bookrunners in their sole discretion and thereafter, the Administrative Agent in its sole discretion.

"Designated Installed Digital System" means any Installed Digital System installed, or to be installed, at a Designated Cineplex.

"Digital Cinema Deployment Agreement" means a digital cinema deployment agreement in form and substance reasonably acceptable to the Administrative Agent and related to the Phase 2 Rollout which agreement (a) is between (i) Parent Holdings or Parent Holdings and Cinedigm, with rights assigned to Holdings and then to the Borrower, in each case on terms and conditions and pursuant to documentation acceptable to the Administrative Agent and (ii) a Distributor and (b) defines the terms governing VPFs to be made by such Distributor.

"Digital System" means, collectively, (a) a DLP Cinema 2k or 4k projector, capable of both 2-D and 3-D display, (b) a digital cinema server and (c) a central storage server with management software and other such components required to meet, except as set forth on Schedule 4.20, the DCI Technical Specification Version 1.2 issued March 7, 2008, by Digital Cinema Initiatives, LLC, all amendments issued on or prior to July 28, 2011, all errata issued on or prior to July 28, 2011, and the DCI Stereoscopic Digital Cinema Addendum Version 1.0 released July 11, 2007 and all errata issued and specifications formally approved and adopted by SMPTE technology committees on or prior to July 28, 2011, as well as any security-related SMPTE standards or specifications (e.g. DCP packaging and key authentication and delivery updates) which are formally approved and adopted by SMPTE technology committees after July 28, 2011 that require a software upgrade) or as required by the applicable Digital Cinema Deployment Agreement or such other similar systems as are acceptable to the Administrative Agent, in each case leased by Holdings from CHG pursuant to the CHG Lease Facility Documents or received by Holdings as Previously Deployed Systems pursuant to a Required Exhibitor Contribution.

"Digital Systems Report" means a report in form and substance reasonably satisfactory to the Administrative Agent as of any date setting forth (a) a list of all Installed Digital Systems as of such date and the locations and serial numbers of same and attaching copies of all installation certificates confirming the delivery, installation and operation of such Installed Digital Systems, (b) the total number of, and a list of, all screens being serviced by Installed Digital Systems as of such date, (c) a list which reflects the good faith, reasonable and fair projection of all Digital Systems to be deployed (or redeployed) for installment in the 90 day period following such date, if any, and (d) a report of the locations and status of operation of all other Digital Systems as of such date.

"Digital Systems Servicer" means Barco, Inc., NEC Corporation of America and/or Ballantyne Strong, Inc. or any qualified successor supplier or provider of maintenance and other services with respect to Installed Digital Systems reasonably acceptable to the Administrative Agent.

"Disclosure Documents" means, collectively, (a) all confidential information memoranda and related written materials prepared by or on behalf of (and with the consent or at the direction of) a Loan Party or Cinedigm in connection with the syndication of the Loans and (b) all other documents filed by any Group Member, Holdings, Parent Holdings or Cinedigm with the United States Securities and Exchange Commission.

"Distributor" means (a) Sony Pictures Entertainment, Inc., (b) Warner Bros Pictures, Inc., (c) Walt Disney Company, (d) Paramount Pictures Corporation, (e) Universal Pictures, Inc., (f) Twentieth Century Fox Film Corp., (g) Lions Gate Entertainment or (h) another Person in the business of distributing theatrical feature films or other traditional or non-traditional motion picture content for exhibition in a theater reasonably acceptable to Administrative Agent.

"Distributor Lockbox Account" has the meaning set forth in the Multiparty Agreement.

"Distributor Lockbox Collateral Agency Agreement" means an agreement, in form and substance acceptable to the Administrative Agent, appointing a financial institution acceptable to the Administrative Agent, as collateral agent for the benefit of the parties entitled to receive payments from Parent Holdings, Cinedigm or any Affiliate thereof of amounts due from distributors under digital cinema deployment agreements related to the rollout by Cinedigm and its Subsidiaries of 10,000 digital systems via rollout vehicles (including the Phase 2 Rollout), and providing for the allocation of distribution of such amounts.

"Dollars" and the sign "$" each mean the lawful money of the United States.

"Domestic Person" means any "United States person" under and as defined in Section 770l(a)(30) of the Code.

"E-Fax" means any system used to receive or transmit faxes electronically.

"E-Signature" means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

"E-System" means any electronic system, including Intralinks® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or another reasonably adequate security system.

"Effective Date" means the date on which the conditions specified in Section 3.1 are satisfied (or waived in accordance with Section 11.1).

"Electronic Transmission" means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

"Eligible Assignee" means any commercial bank, institutional investor or other financial institution organized under the laws of the United States or any of the countries parties to the Organization for Economic Cooperation and Development or any political subdivision of any thereof, other than (a) Cinedigm, (b) any Affiliate of Cinedigm, (c) any holder of Stock or Stock Equivalents of Cinedigm or any Affiliate of Cinedigm which Stock constitutes (or, in the case of Stock Equivalents, would constitute if exercised) 5% or more of the Voting Stock of Cinedigm or such Affiliate, (d) CHG, or (e) any Affiliate of CHG.

"Environmental Laws" means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources or hazardous material, transportation, reuse, recycling, potential resale or disposal of the Digital Systems, including CERCLA, the SWDA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), Basel Convention on the control of Transboundary Movements of Hazardous Wastes and their Disposal (BASEL); the Waste Electrical and Electronic Equipment (WEEE), Directive 2002/96/EC of the European Parliament and the Council of 27 January 2003; and any other similar federal, state or local laws relating to the environment, the transportation, disposal, reuse or recycling of the Digital Systems, all regulations promulgated under any of the foregoing, all analogous Requirements of Law and Permits and any environmental transfer of ownership notification or approval statutes, including the Industrial Site Recovery Act (N.J. Stat. Ann. §§ 13:1K-6 et seq.).

"Environmental Liabilities" means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against Holdings or any Group Member as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and (a) arising out of the use, transportation, sale, recycling or disposal of the Digital Systems or (b) resulting from the ownership, lease, sublease or other operation or occupation of property by Holdings or any Group Member, whether on, prior or after the date hereof.

"Equipment Purchase Account" has the meaning set forth in the Multiparty Agreement.

"ERISA" means the United States Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" means, collectively, any Group Member, and any Person under common control, or treated as a single employer, with any Group Member, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

"ERISA Event" means any of the following: (a) a reportable event described in Section 4043 of ERISA (other than those events with respect to which the 30-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041(c) of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 430 of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for a distress or involuntary termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

"Eurodollar Base Rate" means, with respect to any Interest Period for any Eurodollar Rate Loan, the greater of (a) the offered rate per annum for deposits of Dollars for such Interest Period that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day of such Interest Period and (b) 1.25%.  If no such offered rate exists, such rate will be the rate of interest per annum as determined by the Administrative Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day such Interest Period by major financial institutions reasonably satisfactory to the Administrative Agent in the London interbank market for such Interest Period and for an amount equal or comparable to the principal amount of the Loans borrowed, converted or continued as Eurodollar Rate loans on such date of determination.

"Eurodollar Rate" means, with respect to any Interest Period and for any Eurodollar Rate Loan, an interest rate per annum determined as the ratio of (a) the Eurodollar Base Rate with respect to such Interest Period for such Eurodollar Rate Loan to (b) the difference between the number one and the Eurodollar Reserve Requirements with respect to such Interest Period and for such Eurodollar Rate Loan.

"Eurodollar Rate Loan" means any Loan that bears interest based on the Eurodollar Rate.

"Eurodollar Reserve Requirements" means, with respect to any Interest Period and for any Eurodollar Rate Loan, a rate per annum equal to the aggregate, without duplication, of the maximum rates (expressed as a decimal number) of reserve requirements in effect 2 Business Days prior to the first day of such Interest Period (including basic, supplemental, marginal and emergency reserves) under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "eurocurrency liabilities" in Regulation D of the Federal Reserve Board) maintained by a member bank of the United States Federal Reserve System; provided, that if no Lender is a member bank at the time of determination, the Eurodollar Reserve Requirement shall be deemed to be zero.

"Event of Default" has the meaning specified in Section 9.1.

"Excess Cash Flow" has the meaning set forth in the Multiparty Agreement.

"Exhibitor" means (a) an operator of cinema complexes operating Installed Digital Systems as of the Effective Date and (b) each operator subsequently approved by Cinedigm in accordance with its underwriting criteria in effect as of the Effective Date (or as updated in a manner acceptable to the Administrative Agent).

"Exhibitor Agreement" means each master license agreement between Holdings and an Approved Exhibitor with a minimum 10-year term and otherwise in substantially the same form as Exhibit G (or with such modifications thereto as are acceptable to the Administrative Agent or, in the case of modifications to the definitions of "Existing Cineplexes" and "New Build Cineplexes" and fees payable by the Approved Exhibitor, as are acceptable to the Administrative Agent in its sole discretion) providing for the placement of Digital Systems in such Approved Exhibitor's theaters and contributed by Holdings to the Borrower on terms and conditions and pursuant to documentation acceptable to the Administrative Agent.

"Exhibitor Approval Schedule" means, with respect each Exhibitor, a schedule in form and substance satisfactory to the Administrative Agent and, in any case, including (a) its legal name and any dba names under which it conducts business with Holdings or the Borrower, (b) the name and location of its cinema complexes included or to be included in the Phase 2 Rollout, (c) the number of screens per each such cinema complex, identifying any IMAX or similar screens that will not be converted, (d) the number of Previously Deployed Systems operated in each such cinema complex, including the Fully Installed Purchase Price for each system (depreciated cost, plus upgrade costs and Installation Management Fee), (e) its booking commitment, including whether by circuit or complex, (f) the amount of its Required Exhibitor Contributions per each such cinema complex, (g) the amount of Required Vendor Mezzanine Debt per each such cinema complex, (h) the amount of CHG Lease Advance per each such cinema complex, (i) the approved senior debt per each such cinema complex , and (j) such other items reasonably requested by the Administrative Agent.

"Exhibitor Payment" means any payment, other than any Required Exhibitor Contributions, due and payable to Holdings or the Borrower (as assignee of Holdings) under an Exhibitor Agreement whether with respect to Non-Participating Distributors, for exhibition of alternative content, for usage of systems to display advertising, for minimum screen turnover payments or for any other use of Installed Digital Systems generating a payment obligation for which payment has not been received by Holdings or the Borrower from another agreed source.

"Facilities" means, collectively, the Revolving Loan Facility and the Term Loan Facilities.

"FATCA" means Sections 1471 through 1474 of the Code as of the date of this Agreement and any current or future United States Treasury Regulations promulgated under the Code or other published guidance with respect thereto.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by the Administrative Agent in its sole discretion.

"Federal Reserve Board" means the Board of Governors of the United States Federal Reserve System and any successor thereto.

"Fee Letter" means the letter agreement dated June 23, 2011 among Cinedigm, Holdings, the Administrative Agent and certain other parties, as amended prior to the Effective Date.

"Financial Statement" means the Initial Financial Statements and each financial statement delivered pursuant to Sections 6.1(a), (b) or (c).

"Fiscal Quarter" means each three (3) month fiscal period ending on March 31, June 30, September 30 or December 31.

"Fiscal Year" means each twelve month period ending on March 31.

"Foreign Subsidiary" means any Subsidiary that is not a Domestic Person.

"Fully Installed Purchase Price" means, for any Installed Digital System, the total cost of equipment purchase, shipping, taxes (including amounts paid into the Use Tax Account pursuant to the Multiparty Agreement), installation (including Installation Management Fees) and acceptance.

"Funding Date" means, as applicable, (a) the date (including the Initial Funding Date) on which any Loans hereunder are funded by the Lenders and (b) the date on which funds in the DDTL Escrow Account are released by the Administrative Agent to the Borrower.  The funding of any DDTL Termination Date Funding by the Delayed Draw Term Loan Lenders to the DDTL Escrow Account in accordance with Section 2.1(b) shall not constitute a "Funding Date".

"GAAP" means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other Person as may be in general use by significant segments of the accounting profession in the United States that are applicable to the circumstances as of the date of determination.  Subject to Section 1.3, all references to "GAAP" shall be to GAAP applied consistently with the principles used in the preparation of the Initial Financial Statements referred to in clause (b) of the definition of Initial Financial Statements.

"Governmental Authority" means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

"Group Members" means, collectively, the Loan Parties (other than Parent Holdings and Holdings).

"Group Members' Accountants" means Eisner LLP or any nationally-recognized independent registered certified public accountants reasonably acceptable to the Administrative Agent.

"Guarantor" means each Subsidiary of the Borrower and each other Person that enters into any Guaranty Obligation with respect to any Secured Obligation of any Loan Party.

"Guaranty and Security Agreement" means a guaranty and security agreement, in substantially the form of Exhibit F-1, among the Collateral Agent, the Borrower and other Guarantors from time to time party thereto.

"Guaranty Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the "primary obligation") of another Person (the "primary obligor"), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation, (b) the incurrence of reimbursement obligations with respect to any letter of credit or bank guarantee in support of any primary obligation, (c) the existence of any Lien, or any right, contingent or otherwise, to receive a Lien, on the property of such Person securing any part of any primary obligation and (d) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for property or services irrespective of whether such property is received or such services are rendered); provided that, "Guaranty Obligations" shall not include (x)

endorsements for collection or deposit in the ordinary course of business and (y) product warranties given in the ordinary course of business. The outstanding amount of any Guaranty Obligation shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guaranty Obligation.

"Hazardous Material" means (a) any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances or (b) electronic waste and parts or materials derived from the Digital Systems destined for recycling or disposal but not for direct reuse that consists of lead or beryllium containing circuit boards, cathode ray tubes (CRTs), CRT glass (processed and unprocessed), as well as computers, monitors, peripherals and other electronics containing such circuit boards and/or CRTs.

"Hedging Agreement" means any Interest Rate Contract, foreign exchange, swap, option or forward contract, spot, cap, floor or collar transaction, any other derivative instrument and any other similar transaction and any other similar agreement or arrangement designed to provide protection against fluctuations in any interest rate.

"Holdings" means CDF2 Holdings, LLC, a Delaware limited liability company.

"Holdings Operating Account" has the meaning set forth in the Multiparty Agreement.

"Holdings Security Agreement" means a security agreement, in substantially the form of Exhibit F-2, between the Collateral Agent and Holdings.

"Incentive Servicing Fee" has the meaning set forth in the Management Services Agreement.

"Indebtedness" of any Person means, without duplication, any of the following, whether or not matured:  (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and other obligations with respect to (i) letters of credit (whether drawn or undrawn), bank guarantees or bankers' acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the ordinary course of business, (d) all obligations to pay the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business, (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (f) all Capitalized Lease Obligations, (g) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Maturity Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends, (h) all payments that would be required to be made in respect of any Hedging Agreement in the event of a termination (including an early termination) on the date of determination and (i) all Guaranty Obligations for obligations of any other Person constituting Indebtedness of such other Person; provided, however, that the items in each of clauses (a) through (i) above shall constitute "Indebtedness" of such Person solely to the extent, directly or indirectly, (x) such Person is liable for any part of any such item, (y) any such item is secured by a Lien on such Person's property or (z) any other Person has a right, contingent or otherwise, to cause such Person to become liable for any part of any such item or to grant such a Lien.

"Indemnified Matters" has the meaning specified in Section 11.4.

"Indemnitee" has the meaning specified in Section 11.4.

"Initial Advance Term Loan" has the meaning assigned to such term in Section 2.1(a).

"Initial Advance Term Loan Commitments" means, for any Initial Advance Term Loan Lender, the amount set opposite such Initial Advance Term Loan Lender's name on Schedule I as its Initial Advance Term Loan Commitment, as such amount may be reduced or terminated pursuant to Section 2.3 or Article IX or otherwise under this Agreement.  The initial amount of the aggregate Initial Advance Term Loan Commitments is $25,000,000.

"Initial Advance Term Loan Facility" means, at any time, the aggregate Initial Advance Term Loans of all Initial Advance Term Loan Lenders at such time.

"Initial Advance Term Loan Lenders" means, at any time, any Lender that (a) as of the Effective Date, has an Initial Advance Term Loan Commitment or (b) on and after the Effective Date, holds an Initial Advance Term Loan at such time.

"Initial Advance Term Loan Note" means a promissory note of the Borrower payable to the order of any Initial Advance Term Loan Lender in an amount not to exceed the Initial Advance Term Loan Commitment of such Initial Advance Term Loan Lender, in substantially the form of the attached Exhibit B-2, evidencing indebtedness of the Borrower to such Initial Advance Term Loan Lender resulting from Initial Advance Term Loans owing to Initial Advance Term Loan Lender.

"Initial Financial Statements" means (a) the unaudited Consolidated balance sheet of Holdings and its Subsidiaries as of the Effective Date prepared on a pro forma basis after giving effect to the initial amount of the Required Vendor Mezzanine Loans and Required Exhibitor Contributions and the related consolidated statements of income, retained earnings and cash flows of Holdings and its Subsidiaries, (b) the audited Consolidated balance sheet of Cinedigm and its Subsidiaries as at March 31, 2011 and the related audited Consolidated and consolidating statements of income, cash flow, and retained earnings of Cinedigm and its Subsidiaries for the Fiscal Year then ended and (c) when delivered, the pro forma Consolidated financial statements of Holdings delivered pursuant to Section 6.8.

"Initial Funding Date" means the Funding Date on which the Initial Advance Term Loan and, if applicable, the initial Revolving Loans are funded under this Agreement.

"Initial Projections" means a financial forecast for the Group Members prepared by or on behalf of Parent Holdings' management and dated on or around the Effective Date (and otherwise in form and substance satisfactory to the Administrative Agent) demonstrating on a quarterly basis for the first twelve months after the Effective Date, and on an annual basis thereafter through the Maturity Date, compliance with all financial covenants through the one year anniversary of the Maturity Date.

"In-Service Date" means, for each Installed Digital System, the date on which such Installed Digital System earns its first VPF payment (whether or not collected).

"Installation Management Fee" means a $2,000 per screen installation management fee payable to the Administrative Servicer, not less than $1,000 per screen of which will be paid to Cinedigm by Holdings through the issuance of subordinated notes on the same terms as the Required Vendor Mezzanine Loans as and when earned and which notes may be paid to Cinedigm only after payment in full in cash of the Facilities, including any permitted refinancing thereof, pro rata with the Required Vendor Mezzanine Loans, and the remainder of which shall be retained by the Borrower and/or Holdings as needed for working capital through the end of the Availability Period.

"Installed Digital Systems" means installed and fully operational Digital Systems subject to an Exhibitor Agreement and a Service Agreement and in respect of which Holdings has delivered a Certificate of Acceptance.  For purposes hereof, Digital Systems subject to arrangements with an Approved Exhibitor party to an Exhibitor Agreement permitting such Approved Exhibitor to use its internal service technicians to perform installation and maintenance on such Digital Systems shall be deemed to be subject to a Service Agreement for purposes of this definition provided that (a) such internal service technicians are determined by Holdings in good faith to be qualified to perform such services and (b) such Exhibitor Agreement shall (i) detail the material terms and conditions of such arrangements, (ii) permit Holdings to engage a Digital Systems Servicer at such Approved Exhibitor's expense to restore systems in the event of a failure of the Digital Systems serviced by such internal service technicians that is not remedied within 48 hours and (iii) permit Holdings to require the execution of a Service Agreement with a Digital Systems Servicer within 90 days in the event that the Digital Systems serviced by such internal service technicians experience failure at a materially higher rate than Digital Systems maintained with such Approved Exhibitor pursuant to Service Agreements with Digital Systems Servicers, in each case on terms reasonably acceptable to the Administrative Agent.

"Intellectual Property" means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

"Intercompany Agreements" means all agreements among the Borrower, Parent Holdings, Holdings, Hollywood Software, Inc. and/or Cinedigm or any of its Subsidiaries.

"Interest Payment Date" means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; and (b) as to any Base Rate Loan, the Payment Date occurring in each March, June, September and December.

"Interest Period" means, with respect to any Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is made or converted to a Eurodollar Rate Loan or, if such loan is continued, on the last day of the immediately preceding Interest Period therefor and, in each case, ending 1, 2 or 3 months thereafter, as selected by the Borrower pursuant hereto; provided, however, that (v) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (w) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month, (x) the Borrower may not select any Interest Period for Eurodollar Rate Loans ending after the Maturity Date, (y) the Borrower may not select any Interest Period in respect of Term Loans having an aggregate principal amount of less than $1,000,000 and (z) there shall be outstanding at any one time no more than six (6) Interest Periods for Eurodollar Rate Loans.

"Interest Rate Contracts" means any interest rate swap agreement, interest rate cap agreement, agreement for the repurchase of the imbedded Eurodollar floor, interest rate collar agreement and interest rate insurance entered into with a Secured Hedging Counterparty or otherwise acceptable to the Administrative Agent that protects against increases in the Eurodollar Rate or the Base Rate, as the case may be, as such rates would reasonably impact the Term Loans.

"Internet Domain Names" means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to Internet domain names.

"Investment" means, with respect to any Person, directly or indirectly, (a) the ownership, purchase or other acquisition, in each case whether beneficially or otherwise, of any investment in, including any interest in, any Security of any other Person (other than any evidence of any Obligation), (b) the purchase or other acquisition, whether in one transaction or in a series of transactions, of all or a significant part of the property of any other Person or a business conducted by any other Person or all or substantially all of the assets constituting the business of a division, branch, brand or other unit operation of any other Person, (c) to incur, or to remain liable under, any Guaranty Obligation for Indebtedness of any other Person, to assume the Indebtedness of any other Person or to make, hold, purchase or otherwise acquire, in each case directly or indirectly, any deposit, loan, advance, commitment to lend or advance, or other extension of credit (including by deferring or extending the date of, in each case outside the ordinary course of business, the payment of the purchase price for Sales of property or services to any other Person, to the extent such payment obligation constitutes Indebtedness of such other Person), excluding deposits with financial institutions available for withdrawal on demand and prepaid expenses, accounts receivable and similar items created in the ordinary course of business, (d) to make, directly or indirectly, any contribution to the capital of any other Person or (e) to Sell any property for less than fair market value (including a disposition of cash or Cash

Equivalents in exchange for consideration of lesser value); provided, however, that such Investment shall be valued at the difference between the value of the consideration for such Sale and the fair market value of the property Sold.

"IP Ancillary Rights" means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

"IP Escrow Agreement" means the Custom Master Beneficiary Escrow Service Agreement dated effective as of October 18, 2011 among the Collateral Agent for the benefit of the Lenders and SG as collateral agent for CHG and the other CHG Lease Participations, as beneficiaries, Access Digital Media, Inc., Holdings and Hollywood Software, Inc., as depositors, and Iron Mountain Intellectual Property Management, Inc.

"IP License" means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

"IRS" means the Internal Revenue Service of the United States and any successor thereto.

"Lender" means any Revolving Loan Lender or Term Loan Lender.

"Lender Insolvency Event" means that (a) a Lender or its Lender Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Lender Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Lender Parent Company, or such Lender or its Lender Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

"Lender Parent Company" means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

"Liabilities" means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

"Loan" means a Revolving Loan or a Term Loan.

"Loan Documents" means, collectively, this Agreement, any Notes, the Guaranty and Security Agreement, the Holdings Security Agreement, the Distributor Lockbox Collateral Agency Agreement, the Pledge Agreements, the Mortgages, the Control Agreements, the Consents, the Multiparty Agreement, the Fee Letter, the IP Escrow Agreement and, when executed, each document executed by a Loan Party and delivered to the Administrative Agent, the Collateral Agent, any Bookrunner, any Arranger, or any Lender in connection with or pursuant to any of the foregoing or the Obligations (other than any Secured Hedging Document), together with any permitted modification of any term of, or any permitted waiver with respect to, any of the foregoing.  For avoidance of doubt, other than the Multiparty Agreement, no CHG Lease Facility Document or CDF2 Loan Document shall be deemed to be a "Loan Document" for purposes of this Agreement or otherwise.

"Loan Party" means Parent Holdings, Holdings, the Borrower and each Guarantor.

"Management Report" means the management report delivered pursuant to Section 6.1(a).

"Management Services Agreement" means that certain Management Services Agreement dated as of October 18, 2011 among the Administrative Servicer, the Borrower and Holdings in form and substance satisfactory to the Administrative Agent and under which the Administrative Servicer has agreed to provide certain management services and accounting, technical, operational, general and administrative services for Holdings and the Borrower and any replacement agreements thereof in form and substance satisfactory to the Administrative Agent entered into in order to cure a Default under Section 9.1(k) of the Credit Agreement.

"Material Adverse Effect" means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the condition (financial or otherwise), business, performance, prospects (in the reasonable judgment of the Administrative Agent), operations or property of Parent Holdings and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the ability of Holdings to perform its obligations under the CHG Lease Facility Documents, and (d) the validity or enforceability of any Loan Document or the rights and remedies of any Agent, the Lenders or any other Secured Party under any Loan Document.

"Material Digital Cinema Deployment Agreement" means a Digital Cinema Deployment Agreement (a) with a Distributor listed on Schedule 9.1(i) or (b) for which the VPFs paid or, without duplication, payable by the Distributor party thereto to the Group Members during the twelve month period most recently ended equal or exceed 10.00% (on a dollar received basis) of all VPFs paid or, without duplication, payable by all Distributors parties to Digital Cinema Deployment Agreements to the Group Members during such period.

"Material Environmental Liabilities" means Environmental Liabilities exceeding $250,000 in the aggregate.

"Material Exhibitor Agreement" means (a) any Exhibitor Agreement providing for the deployment of more than 175 Installed Digital Systems to an Approved Exhibitor or (ii) Exhibitor Agreements that in the aggregate provide for the deployment of more than 175 Installed Digital Systems to one or more Approved Exhibitors.

"Maturity Date" means October 15, 2017.

"Moody's" means Moody's Investors Service, Inc.

"Monthly Application Date" means the 10th day of each February, March, May, June, August, September, November and December of each calendar year, or if that day is not a Business Day, the next Business Day thereafter.

"Mortgage" means any mortgage, deed of trust or other document executed or required herein to be executed by any Loan Party and granting a security interest over real property in favor of the Collateral Agent as security for the Secured Obligations.

"Mortgage Supporting Documents" means, with respect to any Mortgage for a parcel of real property, each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all documents referred to therein), maps, ALTA (or TLTA, if applicable) as-built surveys (in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Collateral Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Collateral Agent), environmental assessments and reports and evidence regarding recording and payment of fees, insurance premium and taxes) that the Collateral Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid lien on such parcel of real property in favor of the Collateral Agent for the benefit of the Secured Parties, subject only to Permitted Liens.

"Multiemployer Plan" means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

"Multiparty Agreement" means the Multiparty Agreement dated as of October 18, 2011 among the Administrative Agent, the Collateral Agent, CHG, each Approved Vendor, Cinedigm, Parent Holdings, Holdings and the Borrower.

"Natixis" means Natixis, New York Branch.

"Net Cash Proceeds" means proceeds received in cash from (a) any Sale of, or Property Loss Event with respect to, property, any casualty insurance or any business interruption insurance, net of (i) the customary out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations and Indebtedness owing to any Loan Party) secured by the property or (b) any sale or issuance of Stock or incurrence of Indebtedness, in each case net of brokers', advisors' and investment banking fees and other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees and expenses, in each case incurred in connection with such transaction; provided that any such proceeds received by any Subsidiary of the Borrower that is not a Wholly Owned Subsidiary of the Borrower shall constitute "Net Cash Proceeds" only to the extent of the aggregate direct and indirect beneficial ownership interest of the Borrower therein.

"New Build Cineplexes" has the meaning set forth in the Digital Cinema Deployment Agreements.

"Non-Defaulting Lender" means, at any time, a Lender that is not a Defaulting Lender.

"Non-U.S. Lender Party" means each of the Agents, each Lender, each SPV and each participant, in each case that is not a Domestic Person.

"Non-Participating Distributor" means any Distributor that has not signed a Digital Cinema Deployment Agreement.

"Note" means a Revolving Loan Note, an Initial Advance Term Loan Note or a Delayed Draw Term Loan Note, as applicable.

"Notice of Borrowing" has the meaning specified in Section 2.2.

"Notice of Conversion or Continuation" has the meaning specified in Section 2.7.

"Obligations" means, with respect to any Loan Party, (a) all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Loan Party to the Agents, any Arranger, any Bookrunner, any Lender, any other Indemnitee, any participant or any SPV, in each case arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication or limitation, (i) if such Loan Party is the Borrower, all Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Loan Party under any Loan Document, and (b) all Secured Hedging Obligations undertaken in accordance with Section 7.12 hereof owing to a Secured Hedging Counterparty.  For avoidance of doubt, obligations owing to SG under the SG Advisory Fee Note shall be deemed to be "Obligations " for purposes of this Agreement or otherwise.

"Other Taxes" has the meaning specified in Section 2.14(c).

"Parent Holdings" means Access Digital Cinema Phase 2, Corp., a Delaware corporation.

"Patents" means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

"Payment Date" means the 15th day of each calendar month, or if such day is not a Business Day, the immediately succeeding Business Day.

"PBGC" means the United States Pension Benefit Guaranty Corporation and any successor thereto.

"Permit" means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Permitted Back-Up Services Expenses" means, as of the end of the most recent fiscal month, Back-Up Services Expenses in an amount (if positive and without duplication) up to a maximum disbursement for any trailing twelve-month period equal to (a) the maximum amount of Permitted Operating Expenses permitted to be paid or reimbursed after the Availability Period pursuant to Section 4.4(a) or 4.5(a) of the Multiparty Agreement during the twelve month period most recently ended (subject to a maximum disbursement of (i) for the Fiscal Year ending March 31, 2013, the product of (x) $200,000 and (y) a ratio, the numerator of which is the number of days elapsed since the end of the Availability Period and the denominator of which is 365, (ii) for the Fiscal Year ending March 31, 2014, $206,000 (as increased in each Fiscal Year pursuant to clause (iii) below, the "Opex Base Amount") and (iii) for each Fiscal Year thereafter, 103% of the Opex Base Amount for the immediately preceding Fiscal Year, in each case as reduced by any amounts applied to the payment of property taxes pursuant to the following clause (b) for the applicable Fiscal Year) plus (b) Permitted Property Tax Expenses during the twelve month period most recently ended, minus (c) Permitted Operating Expenses actually paid or reimbursed pursuant to Section 4.4(a) or 4.5(a) of the Multiparty Agreement during the twelve month period most recently ended, minus (d) Permitted Property Tax Expenses actually paid or reimbursed pursuant to Section 4.4(a) or 4.5(a) of the Multiparty Agreement during the twelve month period most recently ended minus (e) Permitted Back-Up Services Expenses actually paid or reimbursed pursuant to Section 4.4(a)(D) or 4.5(a)(D) of the Multiparty Agreement during the twelve month period most recently ended.  Calculations of Permitted Back-Up Services Expenses made for any twelve month period ending on or prior to October 31, 2012 shall be annualized for the number of months elapsed in a manner satisfactory to the Administrative Agent.

"Permitted Investment" means any Investment of any Group Member that is permitted by Section 8.3.

"Permitted Lien" means any Lien on or with respect to the property of any Group Member that is permitted by Section 8.2.

"Permitted Operating Expenses" means, with respect to the Borrower and its Subsidiaries and Holdings, (a) all legal and accounting expenses (but not any audit fees, audit expenses and related indemnities incurred under the Exhibitor Agreements other than fees and expenses arising from permitted audits of Exhibitors undertaken with the prior consent of the Specified Senior Agent (as defined in the Multiparty Agreement), (b) all expenses relating to business interruption and general liability insurance policies and (c) expenses under this Agreement and the other Loan Documents payable to the Administrative Agent and under the CHG Lease Facility Documents payable to CHG, in each case, to the extent not otherwise provided for in Section 4.4 or 4.5 of the Multiparty Agreement (including all payments due and payable to the escrow agent under the IP Escrow Agreement).

"Permitted Property Tax Expenses" means, as of the end of the most recent fiscal month, property taxes with respect to Installed Digital Systems, subject to a maximum disbursement of (a) for any Fiscal Year ending on or before March 31, 2014, the product of (i) $170 (as increased in each Fiscal Year pursuant to clause (b) below, the "Property Tax Base Amount") and (ii) the number of Installed Digital Systems and (b) for each Fiscal Year thereafter, the product of (i) 103% of the Property Tax Base Amount for the immediately preceding Fiscal Year and (ii) the number of Installed Digital Systems.

"Permitted Refinancing" means, with respect to any Indebtedness, Indebtedness constituting a refinancing or extension of such Indebtedness that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of such refinanced or extended Indebtedness outstanding at the time of such refinancing or extension, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of such refinanced or extended Indebtedness, (c) is not entered into as part of a Sale and Leaseback transaction, (d) is not secured by any property or any Lien other than those securing such refinanced or extended Indebtedness, if any, and (e) is otherwise on terms no less favorable to the Group Members, taken as a whole, than those of such refinanced or extended Indebtedness; provided that, notwithstanding the foregoing, no Guaranty Obligation for such Indebtedness shall constitute part of such Permitted Refinancing unless similar Guaranty Obligations with respect to such refinanced or extended Indebtedness existed and constituted permitted Indebtedness pursuant to Section 8.1 prior to such refinancing or extension.

"Permitted Reinvestment" means, with respect to the Net Cash Proceeds of any Sale of property (other than Sales of its own Stock, Sales of property permitted under clauses (a), (b), (c)(i) and (d) of Section 8.4, and Sales of Digital Systems by Holdings pursuant to the CHG Sale Leaseback and the Exhibitor Agreements) or Property Loss Event (including Net Cash Proceeds constituting insurance proceeds from any casualty or business interruption insurance policy of Holdings or any Group Member), to acquire (or make Capital Expenditures to finance the acquisition, repair, improvement or construction of), to the extent otherwise permitted hereunder, property substantially similar to the property subject to such Sale or Property Loss Event or, if such Property Loss Event involves loss or damage to property, to repair such loss or damage, with such replaced/repaired property, if the Sold/damaged property constituted Installed Digital Systems, to be subject in each case to Digital Cinema Deployment Agreements, Exhibitor Agreements, the Management Services Agreement, Service Agreements and Supply Agreements in each case substantially similar to those applicable to the replaced/repaired property.

"Person" means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust,

limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

"Phase 2 Rollout" means the rollout by Cinedigm or its Subsidiaries of up to 2,300 Digital Systems financed hereunder during the Availability Period.

"Pipeline Report" means a report in form and substance reasonably acceptable to the Administrative Agent setting forth in reasonable detail for Holdings and the Group Members the estimated number of Digital Systems financed hereunder that are to be installed during the Phase 2 Rollout through the end of the Availability Period.

"Pledge Agreements" means (a) the Pledge Agreement dated as of the date hereof between Holdings and the Collateral Agent and (b) the Pledge Agreement dated as of the date hereof between Parent Holdings and the Collateral Agent.

"Previously Deployed Systems" means Digital Systems owned by an Exhibitor prior to execution of its Exhibitor Agreement, which (a) are conveyed by such Exhibitor to Holdings pursuant to the Phase 2 Rollout and (b) are valued for purposes of this Agreement at the lesser of (i) depreciated book cost and (ii) an average of $60,000 per such Digital System, less Holdings' estimated costs to install, move or upgrade such Digital System.

"Projections" means, collectively, the Initial Projections and any additional forecasts delivered pursuant to Section 6.1(f).

"Property Loss Event" means, with respect to any property of Holdings or any Group Member, any loss of or damage to such property or any taking of such property or condemnation thereof.

"Pro Rata Outstandings" of any Lender at any time means (a) the outstanding principal amount of the Loans owing to such Lender and (b) the unused Commitments (including any amounts on deposit in the DDTL Escrow Account) of such Lender.

"Pro Rata Share" means (a) with respect to any Lender and the making of any Borrowing or the DDTL Termination Date Funding at any time, a fraction, the numerator of which is the amount of the Commitments of such Lender under the applicable Facility at such time and the denominator of which is the aggregate amount of all Lenders' Commitments under such Facility at such time (provided that in the case of a Borrowing constituting a release of funds from the DDTL Escrow Account at any time, the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender under the Delayed Draw Term Loan Facility immediately prior to the termination of such Lender's Delayed Draw Term Loan Commitment on the DDTL Termination Date, giving effect to any subsequent assignments), and (b) with respect to any Lender and any other provision of this Agreement or any other Loan Document at any time, a fraction, the numerator of which is the amount of such Lender's Pro Rata Outstandings under the applicable Facility or Facilities at such time and the denominator of which is the aggregate amount of all Lenders' Pro Rata Outstandings under the applicable Facility or Facilities at such time, giving effect to any subsequent assignments.

"Quarterly Application Date" means the 10th day of each January, April, July and October of each calendar year, or if that day is not a Business Day, the next Business Day thereafter.

"Register" has the meaning specified in Section 2.11(b).

"Reinvestment Prepayment Amount" means, with respect to any Net Cash Proceeds received from any Sale of property (other than Sales of its own Stock, Sales of property permitted under clauses (a), (b), (c)(i) and (d) of Section 8.4, and Sales of Digital Systems by Holdings pursuant to the CHG Sale Leaseback and the Exhibitor Agreements) or Property Loss Event (including Net Cash Proceeds constituting insurance proceeds from any casualty or business interruption insurance policy of Holdings or any Group Member), the amount of such Net Cash Proceeds less (a) Permitted Reinvestments made by Holdings or a Group Member using such Net Cash Proceeds prior to the Reinvestment Prepayment Date relating to such Net Cash Proceeds and (b) Permitted Reinvestments required to be made by Holdings or a Group Member from such Net Cash Proceeds as a result of a Contractual Obligation entered into prior to such Reinvestment Prepayment Date with any Person that is not an Affiliate of any Group Member.

"Reinvestment Prepayment Date" means, with respect to any portion of Net Cash Proceeds of any Sale of property (other than Sales of its own Stock, Sales of property permitted under clauses (a), (b), (c)(i) and (d) of Section 8.4, and Sales of Digital Systems by Holdings pursuant to the CHG Sale Leaseback and the Exhibitor Agreements) or Property Loss Event (including Net Cash Proceeds constituting insurance proceeds from any casualty or business interruption insurance policy of Holdings or any Group Member), the earlier of (a) the 180th day (or, in the case of any Net Cash Proceeds subject to clause (b) of the definition of "Reinvestment Prepayment Amount", the 360th day) after the completion of the portion of such Sale or Property Loss Event corresponding to such Net Cash Proceeds and (b) the date that is five (5) Business Days after the date on which such Net Cash Proceeds cannot be so reinvested or the Borrower shall have notified the Administrative Agent of the Borrower's determination not to make Permitted Reinvestments with such Net Cash Proceeds.

"Related Person" means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 10.4 or any comparable provision of any Loan Document.

"Release" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

"Remedial Action" means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

"Required Exhibitor Contributions" means cash payments required to be paid by an Exhibitor to Holdings pursuant to its Exhibitor Agreement in an amount equal to the sum of (i)(A) the product of (1) $8,800 and (2) the number of Installed Digital Systems that are delivered to all Existing Cineplexes (as defined in such Exhibitor Agreement) under such Exhibitor Agreement plus (B) additional commitments of capital or fees (if any) required to be contributed by such Exhibitor under such Exhibitor Agreement and (ii) the product of (A) $25,000 and (B) the number of Installed Digital Systems that are delivered to New Build Cineplexes under such Exhibitor Agreement.  For avoidance of doubt, Previously Deployed Systems require Required Exhibitor Contributions but the value of the Previously Deployed Systems of any Exhibitor, as determined in accordance with the definition of "Previously Deployed System" shall be credited against the amount of the Required Exhibitor Contributions payable by such Exhibitor.

"Required Hedging Date" means (a) the 30th day following the date on which the aggregate principal amount of all Borrowings of Term Loans equals or exceeds $25,500,000, (b) the 30th day following the date on which the aggregate principal amount of all Borrowings of Term Loans equals or exceeds $51,000,000 and (c) the 30th day following the DDTL Termination Date.

"Required Lenders" means, at any time, (a) Lenders holding in the aggregate at such time in excess of 50% of the aggregate Pro Rata Outstandings and (b) in the event one Lender holds in excess of 50% of the aggregate Pro Rata Outstandings, at least two (2) Lenders holding in the aggregate in excess of 50% of the aggregate Pro Rata Outstandings, in each case, ignoring in such calculations amounts held by any Defaulting Lender.

"Required Vendor Mezzanine Loans" means, with respect to any Approved Vendor, the subordinated loans made (or committed to be made) to, Holdings by such Approved Vendor evidenced by Required Vendor Mezzanine Subordinated Notes which loans are (a) unsecured, (b) not guaranteed by any Person, (c) do not bear cash interest until after the Obligations and obligations under the CHG Lease Facility are paid in full, (d) repayable only upon repayment in full in cash of the Obligations, (e) in an amount equal to (i) in the case of Designated Installed Digital Systems purchased from such Approved Vendor, the product of (A)(x) prior to October 1, 2011, $4,700 and (y) on and after October 1, 2011, $3,318 and (B) the number of such Designated Installed Digital Systems purchased from such Approved Vendor, and (ii) in the case of any other Installed Digital Systems, the product of (A)(x) prior to October 1, 2011, $3,500 and (y) on and after October 1, 2011, $2,118 and (B) the number of such Installed Digital Systems purchased from such Approved Vendor, and (f) otherwise on terms and conditions acceptable to the Administrative Agent.  For the avoidance of doubt, Required Vendor Mezzanine Loans shall not be required with respect to Previously Deployed Systems.

"Required Vendor Mezzanine Subordinated Notes" means, with respect to any Required Vendor Mezzanine Loans made by any Approved Vendor, the subordinated promissory notes by

Holdings, as maker, and such Approved Vendor, as payee, to evidence such Required Vendor Mezzanine Loans which notes shall be (a) reasonably acceptable to the Administrative Agent, (b) in any event, assignable by such Approved Vendor (and its assigns) to (i) any other Approved Vendor, Lender or any Affiliate thereof without the consent of Holdings and (ii) to any other Person with the consent of Holdings so long as no default exists under such Required Vendor Mezzanine Subordinated Notes (which consent shall not be unreasonably withheld, conditioned or delayed), and (c) providing for certain amounts thereof to be assigned to one or more parties to the Phase 2 Rollout financing.

"Requirements of Law" means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Responsible Officer" means, with respect to any Person, any of the president, chief executive officer, treasurer, assistant treasurer, controller, managing member or general partner of such Person but, in any event (a) with respect to financial matters, any such officer that is responsible for preparing the Financial Statements delivered hereunder and (b) with respect to the Corporate Chart, other documents delivered pursuant to Section 6.1(e), documents delivered on the Effective Date and documents delivered pursuant to Section 7.10, the secretary or assistant secretary of such Person or any other officer responsible for maintaining the corporate and similar records of such Person.

"Restricted Payment" means (a) any dividend, return of capital, distribution or any other payment or Sale of property for less than fair market value, whether direct or indirect (including through the use of Hedging Agreements, the making, repayment, cancellation or forgiveness of Indebtedness and similar Contractual Obligations) and whether in cash, Securities or other property, on account of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries, in each case now or hereafter outstanding, including with respect to a claim for rescission of a Sale of such Stock or Stock Equivalent and (b) any redemption, retirement, termination, defeasance, cancellation, purchase or other acquisition for value, whether direct or indirect (including through the use of Hedging Agreements, the making, repayment, cancellation or forgiveness of Indebtedness and similar Contractual Obligations), of any Stock or Stock Equivalent of any Group Member or of any direct or indirect parent entity of the Borrower, now or hereafter outstanding, and any payment or other transfer setting aside funds for any such redemption, retirement, termination, cancellation, purchase or other acquisition, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise.

"Revolving Loan" means any loan by a Revolving Loan Lender to the Borrower as part of a Borrowing of Revolving Loans and refers to a Base Rate Loan or a Eurodollar Rate Loan.

"Revolving Loan Commitment" means, for any Revolving Loan Lender, the amount set opposite such Revolving Loan Lender's name on Schedule I as its Revolving Loan Commitment,

or if such Revolving Loan Lender has entered into any Assignment, as set forth for such Revolving Loan Lender as its Revolving Loan Commitment in the Register maintained by the Administrative Agent pursuant to Section 2.11, as such amount may be reduced or terminated pursuant to Section 2.3 or Article IX or otherwise under this Agreement.  The initial amount of the aggregate Revolving Loan Commitments is $2,500,000.

"Revolving Loan Conversion Date" means the Application Date immediately following the last day of the Availability Period.

"Revolving Loan Facility" means, at any time, the aggregate amount of the Revolving Loan Commitments at such time.

"Revolving Loan Lenders" means Lenders having a Revolving Loan Commitment, or if such Revolving Loan Commitments have been terminated, Lenders that are owed repayments of Revolving Loans.

"Revolving Loan Note" means a promissory note of the Borrower payable to the order of any Revolving Loan Lender in an amount not to exceed the Revolving Loan Commitment of such Revolving Loan Lender, in substantially the form of the attached Exhibit B-1, evidencing indebtedness of the Borrower to such Revolving Loan Lender resulting from Revolving Loans owing to such Revolving Loan Lender.

"S&P" means Standard & Poor's Rating Services.

"Sale and Contribution Agreement" means the Sale and Contribution Agreement dated as of October 18, 2011 among Cinedigm, Parent Holdings, Holdings and the Borrower, including all schedules and exhibits thereto, in each case in form and substance satisfactory to the Administrative Agent, pursuant to which (a) Parent Holdings shall assign to Holdings its rights in each Digital Cinema Deployment Agreement relating to the Phase 2 Rollout (including any VPFs generated by Parent Holdings with respect to Installed Digital Systems and collections, accounts receivable or other amounts owing to Parent Holdings and generated from VPFs or Installed Digital Systems) and (b) Holdings shall sell or contribute such rights, together with its rights in and to each Exhibitor Agreement and each Supply Agreement, to the Borrower.

"Sale and Leaseback Transaction" means, with respect to any Person (the "obligor"), any Contractual Obligation or other arrangement with any other Person (the "counterparty") consisting of a lease by such obligor of any property that, directly or indirectly, has been or is to be Sold by the obligor to such counterparty or to any other Person to whom funds have been advanced by such counterparty based on a Lien on, or an assignment of, such property or any obligations of such obligor under such lease.

"Screens in Service" means, for any date of determination, the number of Installed Digital Systems with an In-Service Date on or prior to such date that are not subject to a "quality failure" (as such term is defined in the Digital Cinema Deployment Agreements applicable to such Installed Digital Systems) on such date.

"Screens in Service Ratio" means, as of any date of determination, the quotient of (a) Screens in Service on such date divided by (b) the Average Screens in Service for the shorter of

(i) the period from the Effective Date to the date of the most recently ended fiscal month and (ii) the most recent trailing twelve-month period.

"Screen Turnover Ratio" means, as of any period of determination, (a)(i) the total number (not dollar amount) of screen turns for which VPFs have been received in such period with respect to Installed Digital Systems multiplied by (ii) a ratio the numerator of which is twelve (12) and the denominator of which is the number of full fiscal months in such period divided by (b) the Average Screens in Service for such period.  For purposes of this definition, any fiscal month in which the Effective Date occurs shall be deemed to be a full fiscal month.

"Second Run Complexes" means "Second-Run Complexes" or "Sub-Run Complexes" as defined in the Digital Cinema Deployment Agreements (or, if a Digital Cinema Deployment Agreement uses another defined term corresponding to a "Second-Run Complex" or "Sub-Run Complex", such defined term).

"Secured Hedging Counterparty" means (a) the Administrative Agent and (b) any other Person reasonably satisfactory to the Administrative Agent that entered into a Hedging Agreement with the Borrower at a time when such Person was a Lender or an Affiliate of a Lender.

"Secured Hedging Documents" means, collectively, any Hedging Agreement that (a) is entered into by the Borrower and any Secured Hedging Counterparty therefor and (b) meets the requirements of Section 7.12.

"Secured Hedging Obligation" means any obligation of the Borrower to make payments to any Secured Hedging Counterparty under any Secured Hedging Documents to which such Secured Hedging Counterparty is a party.

“Secured Obligations” means all Obligations of the Loan Parties (other than obligations owing to SG under the SG Advisory Fee Note).

"Secured Parties" means the Lenders, the Agents, the Secured Hedging Counterparties, each other Indemnitee and any other holder of any Secured Obligation of any Loan Party.

"Security" means all Stock, Stock Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.

"Sell" means, with respect to any property of any Person, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any other Person to acquire any such interest, including, in each case, through a operating lease, Capital Lease, Sale and Leaseback Transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable.  Conjugated forms thereof and the noun "Sale" have correlative meanings.

"Service Agreement" means each service agreement with a minimum 10 year term and otherwise in substantially the form of Exhibit H (or with such modifications thereto as are reasonably acceptable to the Administrative Agent) between an Approved Exhibitor and a Digital Systems Servicer in connection with the installation of Digital Systems in such Approved Exhibitor's theaters pursuant to an Exhibitor Agreement.

"Servicing Fee" has the meaning set forth in the Management Services Agreement.

"SG" has the meaning specified in the preamble hereto.

"SG Advisory Fee Note" has the meaning specified in the Multiparty Agreement.

"Solvent" means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged, as such business is now conducted and is proposed to be conducted following the Effective Date.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Specified Event of Default" means (a) any Event of Default pursuant to Section 9.1(a) or (e) hereof and (b) any Event of Default pursuant to Section 9.1(o) hereof occurring as a result of (i) any payment default or default relating to bankruptcy, insolvency, or similar events (giving effect to any applicable grace or cure period) under the CHG Lease Facility Documents or (ii) any failure by CHG to advance funding or make a payment under the CHG Lease Facility Documents.

"Specified System" means an Installed Digital System with respect to which, as set forth in the Exhibitor Approval Schedule delivered with respect to the applicable Approved Exhibitor, the Administrative Agent has approved a principal amount of funded Term Loans of less than $42,500.

"SPV" means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

"Stock" means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

"Stock Equivalents" means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

"Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is,

directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

"Substitute Lender" has the meaning specified in Section 2.15(a).

"Supply Agreement" means an agreement between Holdings and an Approved Vendor providing for the sale by such Approved Vendor and the purchase by Holdings of Digital Systems, in form and substance satisfactory to the Administrative Agent, but in any event that (a) has a Fully Installed Purchase Price of not more than (i) prior to October 1, 2011, $71,000 per Installed Digital System and (ii) on and after October 1, 2011, $68,973 per Installed Digital System, (b) commits to provide Service Agreements and (c) commits to provide the Required Vendor Mezzanine Loans.

"Systems Financing Notice" has the meaning specified in Section 2.2.

"SWDA" means the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.).

"Target Minimum Cash Amount" means an amount equal to (i) from the Effective Date through the DDTL Termination Date, a cumulative amount equal to $500,000 plus, on each monthly anniversary of the Effective Date during such period, $125,000, and (ii) after the DDTL Termination Date, $2,000,000.

"Tax Affiliate" means, (a) Parent Holdings, (b) Holdings, (c) the Borrower and its Subsidiaries and (d) any Affiliate of the Borrower with which the Borrower files or is eligible to file consolidated, combined or unitary tax returns.

"Tax Return" has the meaning specified in Section 4.8.

"Taxes" has the meaning specified in Section 2.14(a).

"Term Loans" means the collective reference to the Initial Advance Term Loans and the Delayed Draw Term Loans made by the Initial Advance Term Loan Lenders and the Delayed Draw Term Loan Lenders, as the case may be, to the Borrower pursuant to this Agreement.

"Term Loan Commitment" means, with respect to any Term Loan Lender, its Initial Advance Term Loan Commitment and its Delayed Draw Term Loan Commitment.

"Term Loan Facilities" means the Initial Advance Term Loan Facility and the Delayed Draw Term Loan Facility with each being a "Term Loan Facility".

"Term Loan Lender" means a Lender with an Initial Advance Term Loan Commitment or Delayed Draw Term Loan Commitment or with Initial Advance Term Loans or Delayed Draw Term Loans outstanding.

"Title IV Plan" means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

"Trade Secrets" means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

"Trademarks" means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

"Type" of a Loan refers to the determination whether such Loan is a Eurodollar Rate Loan or Base Rate Loan.

"UCC" means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

"Undisclosed Administration" means, in relation to a Lender or its Lender Parent Company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or Lender Parent Company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

"United States" means the United States of America.

"U.S. Lender Party" means each of the Agents, each Lender, each SPV and each participant, in each case that is a Domestic Person.

"VPF" means the virtual print fee payment owing to the Borrower (as successor by contribution from Holdings (as assignee of Parent Holdings)) from (a) a Distributor pursuant to a Digital Cinema Deployment Agreement or (b) a Non-Participating Distributor.

"VPF Rate" means any distinct VPF rate due under any Digital Cinema Deployment Agreement for the booking of content, and which may include (by way of example and not by limitation), the standard VPF rate, the weekly VPF rate, the VPF rate for Second-Run Complexes, the discounted VPF rate for the booking of content after the theatrical break date, or any other distinct VPF rate under any Digital Cinema Deployment Agreement.

"Voting Stock" means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

"Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person, all of the Stock of which (other than nominal holdings and director's qualifying shares) is owned by such Person, either directly or through one or more Wholly Owned Subsidiaries of such Person.

"Withdrawal Liability" means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

Section 1.2  UCC Terms.  The following terms have the meanings given to them in the applicable UCC:  "commodity account," "commodity contract," "commodity intermediary," "deposit account," "entitlement holder," "entitlement order," "equipment," "financial asset," "general intangible," "goods," "instruments," "inventory," "proceeds," "securities account," "securities intermediary" and "security entitlement".

Section 1.3  Accounting Terms and Principles.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.  No change in the accounting principles used in the preparation of any Financial Statement hereafter adopted by the Borrower shall be given effect if such change would affect a calculation that measures compliance with any provision of Article V or VIII unless the Administrative Agent and the Required Lenders agree to modify such provisions to reflect such change in GAAP and, unless such provisions are modified, all Financial Statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.

Section 1.4  Payments.  The Administrative Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Loan Party.  Any such determination or redetermination by the Administrative Agent shall be conclusive and binding for all purposes, absent manifest error.  No determination or redetermination by any Secured Party or Loan Party and no other currency conversion shall change or release any obligation of any Loan Party or of any Secured Party (other than the Administrative Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted.  The Administrative Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

Section 1.5  Interpretation.  (a) Certain Terms.  Except as otherwise expressly set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term "property," which shall be interpreted as broadly as possible, including, in any case, cash, Securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property).  The terms "herein," "hereof" and similar terms refer to this Agreement as a whole.  In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including."  In any other case, the term "including" when used in any Loan Document means "including without limitation."  The term "documents" when used in any Loan Document means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports.  The term "incur" when used in any Loan Document means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms "incurrence" and "incurred" and similar derivatives shall have correlative meanings.  The terms "payment in full" or "paid in full" or "satisfied", in each case, as used with respect to any Obligation means the receipt of immediately available funds equal to the full amount of such Obligation.

(b)  Certain References.  Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of any the Administrative Agent or any Lender required therefor is not obtained, any amendment, restatement, amendment and restatement, supplement or other modification to any term of such agreement, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to New York time.  Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement among the parties hereto.  Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

ARTICLE II
THE FACILITIES

Section 2.1  Commitments for Loans.

(a)  Initial Advance Term Loans. Each Initial Advance Term Loan Lender severally agrees, on the terms and conditions set forth in this Agreement (including without limitation, the conditions set forth in Article III), to make on the Initial Funding Date a single term loan (each, an "Initial Advance Term Loan") to the Borrower in an amount not to exceed such Initial Advance Term Loan Lender's Initial Advance Term Loan Commitment. The Borrower may not reborrow any Initial Advance Term Loans that have been repaid.  Initial Advance Term Loans may be Base Rate Loans and or Eurodollar Rate Loans, as further provided herein.

(b)  Delayed Draw Term Loans. Each Delayed Draw Term Loan Lender severally agrees, on the terms and conditions set forth in this Agreement (including without limitation, the conditions set forth in Article III), to make term loans (each, a "Delayed Draw Term Loan") to the Borrower from time to time on any Business Day (but, in any event, no more than once per calendar month) during the period from the Effective Date until the DDTL Termination Date in an amount not to exceed the lesser of (i) such Delayed Draw Term Loan Lender's ratable share of all Delayed Draw Term Loans requested on such Funding Date and (ii) such Delayed Draw Term Loan Lender's unused Delayed Draw Term Loan Commitment (after giving effect to all Delayed Draw Term Loans made by such Delayed Draw Term Loan Lender prior to such Funding Date).  Notwithstanding anything to the contrary in this clause (b) but subject to the satisfaction of the conditions set forth in Section 3.3 and to the extent any unused Delayed Draw Term Loan

Commitments exist on the DDTL Termination Date, each Delayed Draw Term Loan Lender agrees to make on the DDTL Termination Date a funding to the DDTL Escrow Account in an amount up to the unused portion of its Delayed Draw Term Loan Commitment (the "DDTL Termination Date Funding"), which amount will be made available to the Borrower by the Administrative Agent subject to the terms of Section 2.2, and which funding shall constitute a funding of Delayed Draw Term Loans only upon and to the extent of any subsequent release to the Borrower of funds in the DDTL Escrow Account.  The Borrower may not reborrow any Delayed Draw Term Loans that have been repaid.  Delayed Draw Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided that each Delayed Draw Term Loan made on a Funding Date shall consist of Delayed Draw Term Loans of the same Type and shall be made ratably by the Delayed Draw Term Loan Lenders according to their respective Delayed Draw Term Loan Commitments.

(c)  Revolving Loans.  Each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement (including without limitation, the conditions set forth in Article III), to make Revolving Loans to the Borrower from time to time on any Business Day during the period from the Initial Funding Date until the last day of the Availability Period in an amount for each Revolving Lender not to exceed such Revolving Lender's unused Revolving Loan Commitment.  Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.  Within the limits of each Revolving Lender's Revolving Loan Commitment, and subject to the terms of this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Revolving Loans.  Each Revolving Loan shall consist of Revolving Loans of the same Type made on the same day by the Revolving Lenders ratably according to their respective Revolving Commitments.

(d)  DDTL Escrow Account.  On or prior to the DDTL Termination Date, if the Borrower delivers a Notice of DDTL Termination Date Funding, the Administrative Agent agrees to establish in its name and with SG a non-interest bearing deposit account (the "DDTL Escrow Account").  The Borrower will cause the DDTL Escrow Account to be maintained until all funds therein are disbursed in accordance with Section 2.2.  The proceeds of the DDTL Termination Date Funding shall be held by the Administrative Agent in the DDTL Escrow Account, and no Person other than the Administrative Agent shall have a right of withdrawal from the DDTL Escrow Account or any other right or power with respect to the DDTL Escrow Account, except as expressly set forth in Sections 2.2 and 2.5.  Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, the sole funding obligation of each Delayed Draw Term Loan Lender with respect to fundings from the DDTL Escrow Account shall be satisfied in full upon the funding of its Pro Rata Share of the DDTL Termination Date Funding on the DDTL Termination Date.  Each Loan Party, the Administrative Agent and each Lender hereby acknowledges and agrees that each Delayed Draw Term Loan Lender is funding its Pro Rata Share of the DDTL Termination Date Funding for application in the manner contemplated by Section 2.2.  No Loan Party shall have any right, title or interest in or to the amounts on deposit from time to time in the DDTL Escrow Account or any obligations with respect thereto (except for the obligation to pay fees as provided in Section 2.8(c)) until the funding of amounts therein to the Borrower in accordance with Section 2.2, it being acknowledged and agreed by the parties hereto that the making of any DDTL Termination Date Funding does not constitute any Loan or extension of credit to the Borrower.

Section 2.2  Borrowing Procedures.  (a) Notice of Borrowings from the Borrower.  Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 11:00 a.m. on (i) the first Business Day, in the case of a Borrowing consisting of Base Rate Loans or a release of funds in the DDTL Escrow Account and (ii) the third Business Day, in the case of a Borrowing of Eurodollar Rate Loans, prior to the applicable Funding Date.  Such notice may be made in a writing substantially in the form of Exhibit C (a "Notice of Borrowing") duly completed or by telephone if confirmed promptly, but in any event at least one Business Day prior to such Borrowing, with such a Notice of Borrowing.  All Loans shall be made as Base Rate Loans unless, outside of a suspension period pursuant to Section 2.12, the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans; provided that no Loan shall be made as or converted into a Eurodollar Rate Loan before the date that is ten Business Days after the Effective Date.  Each Borrowing shall be (x) in the case of Term Loans or the release of funds in the DDTL Escrow Account, in a minimum amount of $1,000,000 and (y) in the case of Revolving Loans, in a minimum amount of $250,000; provided that, in the case of the final Delayed Draw Term Loans and final release of funds from the DDTL Escrow Account, the minimums set forth in clause (x) shall not apply so long as such Borrowing is in an amount equal to (A) in the case of the final Delayed Draw Term Loans, the unused Delayed Draw Term Loan Commitments of the Delayed Draw Term Loan Lenders and (B) in the case of a final release of funds from the DDTL Escrow Account,  all funds remaining in the DDTL Escrow Account as of such Funding Date.  Notwithstanding anything to the contrary, (1) the Borrower shall not submit more than one Notice of Borrowing for Delayed Draw Term Loans or release of funds from the DDTL Escrow Account in any calendar month and (2) no Notice of Borrowing shall be effective unless the Borrower shall have given to the Administrative Agent not less than five Business Days prior to the delivery of such Notice of Borrowing a notice, substantially in the form of Exhibit J (such notice, a "Systems Financing Notice"), setting forth (I) the Exhibitor Approval Schedule, (II) the number of Installed Digital Systems to be purchased with the proceeds of the Term Loans requested in such Notice of Borrowing that are Previously Deployed Systems, (III) the aggregate principal amount of all Term Loans requested in such Notice of Borrowing that will be applied to the Fully Installed Purchase Price of such Previously Deployed Systems, (IV) the number of Installed Digital Systems to be purchased with the proceeds of the Term Loans requested in such Notice of Borrowing that are Specified Systems, (V) the aggregate principal amount of all Term Loans requested in such Notice of Borrowing that will be applied to the Fully Installed Purchase Price of such Specified Systems and (VI) if any Specified Systems are included in such Systems Financing Notice, (aa) the identity of each Approved Exhibitor to which such Specified Systems will be delivered, (bb) the number of such Specified Systems that will be delivered to each such Approved Exhibitor and (cc) the aggregate principal amount of all Term Loans requested in such Notice of Borrowing that will be applied to the Fully Installed Purchase Price of the Specified Systems to be delivered to each such Approved Exhibitor.

(b)  Notice of DDTL Termination Date Funding from the Borrower.  The DDTL Termination Date Funding shall be made on notice given by the Borrower to the Administrative Agent not later than 11:00 a.m. on the first Business Day prior to the DDTL Termination Date.  Such notice shall be made in a duly completed writing substantially in the form of Exhibit I (a "Notice of DDTL Termination Date Funding").  The DDTL Termination Date Funding shall be in a minimum amount of $1,000,000.  Notwithstanding anything to the contrary, the Borrower shall not submit more than one Notice of DDTL Termination Date Funding.

(c)  Notice to Each Lender.  The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent's receipt of a Notice of Borrowing or a Notice of DDTL Termination Date Funding, as the case may be, and, if Eurodollar Rate Loans are properly requested in any such Notice of Borrowing, prompt notice of the applicable interest rate.  Each Lender shall, before 11:00 a.m. on the applicable Funding Date or date of the DDTL Termination Date Funding, as the case may be, make available to the Administrative Agent at its address referred to in Section 11.11 (or, in the case of any release from the DDTL Escrow Account, permit the Administrative Agent to withdraw from such account), such Lender's Pro Rata Share of such proposed Borrowing or DDTL Termination Date Funding, as the case may be.  Upon fulfillment or due waiver on or prior to the applicable Funding Date of the conditions set forth in Section 3.2, the Administrative Agent shall make such funds available to the Borrower on the applicable Funding Date.  Upon fulfillment or due waiver on the DDTL Termination Date of the conditions set forth in Section 3.3, the Administrative Agent shall deposit such funds into the DDTL Escrow Account.  Any release of funds from the DDTL Escrow Account to the Borrower shall constitute a funding of Delayed Draw Term Loans by the Delayed Draw Term Loan Lenders subject to fulfillment or due waiver of the conditions set forth in Section 3.2.

(d)  Front Funding.  Unless the Administrative Agent shall have received notice from any Lender prior to the applicable Funding Date or the DDTL Termination Date, as the case may be, that such Lender will not make a payment in the amount of such Lender's Commitment (or any portion thereof) available to the Administrative Agent on such Funding Date or the DDTL Termination Date, as the case may be, the Administrative Agent may assume that such Lender has made such payment available to the Administrative Agent on such Funding Date or the DDTL Termination Date, as the case may be, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such Funding Date (or deposit into the DDTL Escrow Account, as the case may be) a corresponding amount.  The Borrower agrees to repay to the Administrative Agent on demand such deficient amount (until repaid by such Lender) with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable to the Obligations that would have been created when the Administrative Agent made available such amount to the Borrower had such Lender made a corresponding payment available; provided, however, that such payment by the Borrower shall not relieve such Lender of any obligation it may have to the Borrower.  In addition, any Lender that shall not have made available to the Administrative Agent any portion of any payment described above shall be deemed a Defaulting Lender and agrees to pay such amount to the Administrative Agent on demand together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate for the first Business Day and thereafter (x) in the case of a payment in respect of a Loan, at the interest rate applicable at the time to such Loan and (y) otherwise, at the interest rate applicable to Base Rate Loans.  Such repayment shall then constitute the funding of the corresponding Loan (including any Loan deemed to have been made hereunder with such payment) or participation, and promptly paid to the Borrower.  The existence of any Defaulting Lender shall not relieve any other Lender of its obligations under any Loan Document, but no other Lender shall be responsible for the failure of any Defaulting Lender to make any payment required under any Loan Document.

Section 2.3  Termination or Reduction of Commitments; Repayment of Obligation.

(a)  Termination of Commitments.  (i) Optional.  The Borrower may, upon notice to the Administrative Agent, terminate in whole or in part the Commitments or reduce in whole or in part the amounts on deposit in the DDTL Escrow Account, as the case may be; provided that (i) any such notice shall be received by the Administrative Agent not later than 10:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $250,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Commitments or the amounts on deposit in the DDTL Escrow Account, as the case may be, if, after giving effect thereto and to any concurrent prepayments hereunder, the Commitment Availability is less than the projected acquisition and installation costs of Digital Systems to be installed under any Exhibitor Agreements as such costs are reflected in the most recent Pipeline Report.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Commitments or the amounts on deposit in the DDTL Escrow Account, as the case may be, under this Section 2.3(a)(i).  Upon any reduction of the Commitments, the Commitment of each Lender shall be reduced by such Lender's Pro Rata Share of such reduction amount.  Upon any voluntary reduction by the Borrower of amounts on deposit in the DDTL Escrow Account under this clause (a), the Administrative Agent shall return such reduced amount to the Delayed Draw Term Loan Lenders ratably according to the amount funded by each such Delayed Draw Term Loan Lender into the DDTL Escrow Account on the DDTL Termination Date.  All fees accrued until the effective date of any termination or reduction of the Commitments or reduction of amounts on deposit in the DDTL Escrow Account, as the case may be, shall be paid on the effective date of such termination or reduction.

(ii)           Mandatory. Unless previously terminated, (i) each Lender's Initial Advance Term Loan Commitment shall terminate on the Initial Funding Date, (ii) each Lender's Revolving Loan Commitment shall terminate on the last day of the Availability Period and (iii) each Lender's Delayed Draw Term Loan Commitment shall (A) be reduced on each Funding Date by an amount equal to the Delayed Draw Term Loan made by such Lender on such Funding Date and (B) terminate on the DDTL Termination Date (except to the extent that funds on deposit in the DDTL Escrow Account must be released to the Borrower in accordance with Section 2.2).

(b)  Repayment in Full on Maturity Date.  The Borrower promises to pay to the Administrative Agent for the account of the Lenders all outstanding principal amounts of the Loans (together with all accrued but unpaid interest) on the Maturity Date.

(c)  Amortization of Term Loans.  Commencing January 15, 2013 and on each Payment Date thereafter, the Borrower promises to pay to the Administrative Agent for the account of the Term Loan Lenders the outstanding principal amount of the Term Loans in an amount equal to the product of (i) the percentage set forth below corresponding to the period in which such Payment Date occurs and (ii) the aggregate principal amount of the Term Loans outstanding as of the Revolving Loan Conversion Date:

Period	Amount
Fiscal Quarter ending March 31, 2013	1.10%
Fiscal Quarter ending June 30, 2013	1.125%

Fiscal Quarter ending September 30, 2013	1.15%
Fiscal Quarter ending December 31, 2013	1.175%
Fiscal Quarter ending March 31, 2014	1.20%
Fiscal Quarter ending June 30, 2014	1.225%
Fiscal Quarter ending September 30, 2014	1.25%
Fiscal Quarter ending December 31, 2014	1.275%
Fiscal Quarter ending March 31, 2015	1.30%
Fiscal Quarter ending June 30, 2015	1.325%
Fiscal Quarter ending September 30, 2015	1.35%
Fiscal Quarter ending December 31, 2015	1.375%
Fiscal Quarter ending March 31, 2016	1.40%
Fiscal Quarter ending June 30, 2016	1.425%
Fiscal Quarter ending September 30, 2016	1.45%
Fiscal Quarter ending December 31, 2016	1.475%
Fiscal Quarter ending March 31, 2017	1.50%
Fiscal Quarter ending June 30, 2017	1.525%
Fiscal Quarter ending September 30, 2017	1.55%

Section 2.4  Voluntary Prepayments.  The Borrower may prepay the outstanding principal amount of any Revolving Loan or Term Loan in whole or in part at any time without premium or penalty; provided, however, that (a) each partial prepayment of principal shall be in an aggregate amount that is an integral multiple of (i) in the case of Revolving Loans, $50,000 and (ii) in the case of Term Loans, $1,000,000 and (b) in the case of Term Loans, (i) the outstanding principal amount of all Revolving Loans (before and after giving effect to such prepayment) shall equal zero and (ii) the Pipeline Report most recently delivered pursuant to Section 6.1(m) demonstrates that the Borrower will have sufficient cash available (after giving effect to any such prepayment) to service the costs and expenses of the Digital Systems that are estimated in such Pipeline Report to be installed during the Phase 2 Rollout through the end of the Availability Period.  Any prepayments under this Section 2.4 shall be accompanied by (x) any amounts due and payable pursuant to Section 2.13(a) and (y) all accrued and unpaid interest on the amount prepaid.

Section 2.5  Mandatory Prepayments.

(a)  Excess Cash Flow.  Until the Obligations shall have been paid in full in cash and to the extent required by Section 4.5(l) of the Multiparty Agreement, the Borrower shall pay or cause to be paid to the Administrative Agent on the 15th day of each January, April, July and October of each calendar year (or if that day is not a Business Day, the next Business Day thereafter) for the prepayment of the outstanding principal amount of the Term Loans, without premium or penalty, 100% of all Excess Cash Flow; provided that, all such prepayments of

Excess Cash Flow shall be in a principal amount of at least $500,000 or a whole multiple of $250,000 in excess thereof.  To the extent Excess Cash Flow otherwise required to be applied as a pre-payment as of any Quarterly Application Date is less than the thresholds described in the preceding sentence, such Excess Cash Flow shall remain on deposit in the Collection Account until the next Monthly Application Date or Quarterly Application Date.

(b)  Debt Issuances. Until the Obligations shall have been paid in full in cash, within one Business Day of receipt by any Loan Party or any of its Subsidiaries of Net Cash Proceeds arising from the incurrence by Holdings or any Group Member of Indebtedness of the type specified in clause (a) or (b) of the definition thereof (other than any such Indebtedness permitted hereunder in reliance upon any of clauses (a) through (h) of Section 8.1), the Borrower shall pay or cause to be paid to the Administrative Agent a prepayment of the outstanding principal amount of the Term Loans in an amount equal to 100% of such Net Cash Proceeds.

(c)  Asset Sales and Property Loss Events. Until the Obligations shall have been paid in full in cash, within one Business Day of receipt on or after the Effective Date in any Fiscal Year by any Loan Party of Net Cash Proceeds arising from (i) any Sale by Holdings or any Group Member of any of its property (other than Sales of its own Stock, Sales of property permitted under clauses (a), (b), (c)(i) and (d) of Section 8.4, and Sales of Digital Systems by Holdings pursuant to the CHG Sale Leaseback and the Exhibitor Agreements), (ii) any Property Loss Event, or (iii) any business interruption insurance policy, the Borrower shall pay or cause to be paid to the Administrative Agent (including through assignment of lease payments required to be prepaid to CHG under the CHG Lease Facility Documents) a prepayment of the outstanding principal amount of the Term Loans, without premium or penalty, in an amount equal to 100% of such Net Cash Proceeds; provided that within one Business Day of receipt of such Net Cash Proceeds and as long as no Event of Default has occurred and is continuing, any Group Member may deposit and maintain such Net Cash Proceeds in a Cash Collateral Account (other than the Distributor Lockbox Account) and thereafter make Permitted Reinvestments with such Net Cash Proceeds (and the Borrower shall not be required to make or cause such prepayment) so long as (A) such Net Cash Proceeds so deposited are intended to be used to make Permitted Reinvestments, (B) on each Reinvestment Prepayment Date for such Net Cash Proceeds, the Borrower shall pay or cause to be paid to the Administrative Agent (including through assignment of lease payments required to be prepaid to CHG under the CHG Lease Facility Documents) a prepayment of the outstanding principal amount of the Term Loans in an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Prepayment Date and such Net Cash Proceeds and (C) such Net Cash Proceeds used for Permitted Reinvestments under this Section 2.5(c) does not exceed $50,000 in any Fiscal Year without the prior written consent of the Administrative Agent.  Upon the occurrence and during the continuation of an Event of Default, Holdings' and the Group Members' right to make Permitted Reinvestments shall be suspended and all Net Cash Proceeds described above (including existing Permitted Reinvestments held in the Cash Collateral Accounts) shall, at the direction of the Administrative Agent or the Required Lenders (and automatically upon any Event of Default under Section 9.1(e)) be used to prepay the outstanding principal amount of the Term Loans in accordance with Section 2.9 below.

(d)  DDTL Escrow Account.  To the extent a DDTL Termination Date Funding is made, all amounts remaining on deposit in the DDTL Escrow Account and not released to the

Borrower or returned to the Delayed Draw Term Loan Lenders in accordance with Section 2.3(a) shall be returned to each Delayed Draw Term Loan Lender on the last day of the Availability Period, ratably according to the amount funded by each such Delayed Draw Term Loan Lender into the DDTL Escrow Account on the DDTL Termination Date.

Section 2.6  Interest.  (a)  Rate.  All Loans shall bear interest on the unpaid principal amount thereof from the applicable Funding Date until paid in full, except as otherwise provided in clause (c) below, as follows: (i) in the case of Base Rate Loans, at a rate per annum equal to the sum of the Base Rate as in effect from time to time and the Applicable Margin, (ii) in the case of Eurodollar Rate Loans, at a rate per annum equal to the sum of the Eurodollar Rate as in effect for the applicable Interest Period and the Applicable Margin and (iii) in the case of other Obligations that are past due and payable, at a rate per annum equal to the sum of the Base Rate as in effect from time to time and the Applicable Margin for Base Rate Loans.

(b)  Payments.  Interest accrued shall be payable in arrears (i) if accrued on the principal amount of any Loan, (A) at maturity (whether by acceleration or otherwise), (B) upon the payment or prepayment of the principal amount on which such interest has accrued and (C) on each Interest Payment Date commencing with the first such Interest Payment Date occurring after the Effective Date, and (ii) if accrued on any other Obligation, on demand from and after the time such Obligation is due and payable (whether by acceleration or otherwise).

(c)  Default Interest.  Notwithstanding the rates of interest specified in clause (a) above or elsewhere in any Loan Document, effective (i) immediately upon the occurrence of any Specified Event of Default described in clause (a) of the definition thereof, or (ii) upon notice from the Administrative Agent or the Required Lenders after the occurrence of any other Specified Event of Default, and in each case, for as long as such Specified Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) then due and payable shall bear interest at a rate that is two percent (2.00%) per annum in excess of the interest rate applicable to such Obligations from time to time (such interest accrued solely as a result of such excess rate of interest, the "Accrued Default Interest").  Accrued Default Interest shall be payable during the continuance of any Specified Event of Default pursuant to Sections 4.4 and 4.5 of the Multiparty Agreement.

Section 2.7  Conversion and Continuation Options.  (a)  Option.  The Borrower may elect (i) in the case of any Eurodollar Rate Loan, (A) to continue such Eurodollar Rate Loan or any portion thereof for an additional Interest Period on the last day of the Interest Period applicable thereto and (B) to convert such Eurodollar Rate Loan or any portion thereof into a Base Rate Loan at any time on any Business Day, subject to the payment of any breakage costs required by Section 2.13(a), and (ii) in the case of Base Rate Loans, to convert such Base Rate Loans or any portion thereof into Eurodollar Rate Loans at any time on any Business Day occurring at least ten Business Day after the Effective Date, upon three (3) Business Days' prior notice; provided, however, that, (x) for each Interest Period, the aggregate amount of Eurodollar Rate Loans having such Interest Period must be an integral multiple of $1,000,000 and (y) no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans shall be permitted at any time at which (1) a

Specified Event of Default has occurred and is continuing or (2) such continuation or conversion would be made during a suspension imposed by Section 2.12.

(b)  Procedure.  Each such election shall be made by giving the Administrative Agent at least three (3) Business Days' prior notice in substantially the form of Exhibit D (a "Notice of Conversion or Continuation") duly completed.  The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein.  If the Administrative Agent does not receive a timely Notice of Conversion or Continuation from the Borrower containing a permitted election to continue or convert any Eurodollar Rate Loan, then, upon the expiration of the applicable Interest Period, such Loan shall be automatically converted to a Base Rate Loan.  Each partial conversion or continuation shall be allocated ratably among the Lenders in accordance with their Pro Rata Share of the applicable Borrowing.

Section 2.8  Fees.

(a)  The Borrower shall pay all fees described in the Fee Letter in the amount, at the times and to the Persons specified therein.

(b)  The Borrower shall pay to the Administrative Agent for the benefit of each Revolving Loan Lender a fee of 1.00% per annum of the average daily balance of the unused portion of the Revolving Loan Commitments of such Revolving Loan Lender quarterly in arrears for the period from and after the Effective Date to and including the last day of the Availability Period.

(c)  The Borrower shall pay to the Administrative Agent for the benefit of each Delayed Draw Term Loan Lender a fee of 1.00% per annum of the average daily balance of the unused portion of the Delayed Draw Term Loan Commitments of such Delayed Draw Term Loan Lender quarterly in arrears for the period from and after the Effective Date to and including the last day of the Availability Period.  For avoidance of doubt and for purposes of calculating any amounts owing under this Section 2.8(c), each Lender's Delayed Draw Term Loan Commitment shall be deemed to terminate after any DDTL Termination Date Funding on the DDTL Termination Date.

(d)  The Borrower shall pay to the Administrative Agent for the benefit of each Delayed Draw Term Loan Lender an escrow fee of 2.50% per annum plus an amount per annum equal to clause (a) of the definition of Eurodollar Base Rate (which amount shall be determined based on an Interest Period of three months that commenced on the date the proceeds from the DDTL Termination Date Funding were deposited into the DDTL Escrow Account) of such Delayed Draw Term Loan Lender's Pro Rata Share of the average daily balance of any amount on deposit in the DDTL Escrow Account.  Such fee shall be payable on the last day of the Availability Period.  For avoidance of doubt, until such escrowed amounts are released from the DDTL Escrow Account in accordance Section 2.2 , amounts payable under this Section 2.8(d) shall be in lieu of any interest that would have accrued on such escrowed amounts if they were deemed to be "Loans" hereunder.

Section 2.9  Application of Payments.  (a) Application of Voluntary Prepayments.  Subject to the provisions of clause (c) below, (i) all voluntary prepayments of Revolving Loans received by the Administrative Agent from the Borrower pursuant to Section 2.4 shall be applied to the outstanding Revolving Loans and (ii) all voluntary prepayments of the Term Loans received by the Administrative Agent from the Borrower pursuant to Section 2.4 shall be applied ratably among the Term Loan Lenders (A) first, to the scheduled installment of the Term Loans due on the Maturity Date until the non-amortized amount of such installment (taking into account all voluntary and mandatory prepayments applied against such installment) is zero, and (B) second, to reduce ratably the remaining scheduled installments of the Term Loans.

(b)  Application of Mandatory Prepayments.  Subject to the provisions of clause (c) below, any mandatory prepayments of principal made by the Borrower to the Administrative Agent pursuant to Section 2.5 (other than Section 2.5(d)) shall be applied (i) first, to the ratable payment of the outstanding principal amounts of the Term Loans, (ii) second, to the ratable payment of all other Secured Obligations, including all amounts then owing with respect to Secured Hedging Documents, and (iii) to the payment of all other Obligations.  Payments of the Term Loans made pursuant to clause (i) above shall be applied (A) first, to the scheduled installment of the Term Loans due on the Maturity Date until the non-amortized amount of such installment (taking into account all voluntary and mandatory prepayments applied against such installment) is zero, and (B) second, to reduce ratably the remaining scheduled installments of the Term Loans.

(c)  Application of Payments During an Event of Default.  The Borrower hereby irrevocably waives, and agrees to cause each Loan Party and each other Group Member to waive, the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral and agrees that, notwithstanding the provisions of clauses (a) and (b) above, the Administrative Agent may, and, upon either (i) the direction of the Required Lenders or (ii) the acceleration of any Obligations pursuant to Section 9.2, shall, apply or cause the application of all payments in respect of any Obligation, all funds on deposit in any Cash Collateral Account (subject, in the case of the Distributor Lockbox Account, to the terms of the Distributor Lockbox Collateral Agency Agreement, and in the case of the Holdings Operating Account, the terms of the Multiparty Agreement) and all other proceeds of Collateral (A) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Administrative Agent, (B) second, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the other Agents, (C) third, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders, (D) fourth, to pay interest then due and payable in respect of the Loans, (E) fifth, to the ratable payment of the outstanding principal amounts of the Loans and all amounts then owing with respect to Secured Hedging Documents, (F) sixth, to the ratable payment of all other Secured Obligations and (G) seventh, to the payment of all other Obligations.

(d)  Application of Payments Generally.  All repayments of any Loans shall be applied first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.  All repayments of Loans shall be applied to reduce the remaining installments of such outstanding principal amounts of the Loans in the inverse order of their maturities unless otherwise provided in any Loan Document.  If sufficient amounts are not available to repay all outstanding Secured Obligations described in any priority level set forth in this Section 2.9, the available amounts shall be applied, unless otherwise expressly specified herein, to such Secured Obligations ratably based on the proportion of the Secured Parties' interest in such Secured Obligations.  Any priority level set forth in this Section 2.9 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.

Section 2.10  Payments and Computations.  (a)  Procedure.  The Borrower shall make each payment under any Loan Document not later than 12:00 noon on the day when due to the Administrative Agent by wire transfer to such account or by such other means to such other address as the Administrative Agent shall have notified the Borrower in writing within a reasonable time prior to such payment in immediately available Dollars and without setoff or counterclaim.  The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in Section 2.9.  The Lenders shall make any payment under any Loan Document in immediately available Dollars and without setoff (other than as set forth in Section 2.8(d)) or counterclaim.  Payments received by the Administrative Agent after 12:00 noon shall be deemed to be received on the next Business Day.

(b)  Computations of Interest and Fees.  All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days (or, in the case of Base Rate Loans whose interest rate is calculated based on the rate set forth in clause (a) of the definition of "Base Rate", 365/366 days), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable.  Each determination of an interest rate or the amount of a fee hereunder shall be made by the Administrative Agent (including determinations of a Eurodollar Rate or Base Rate in accordance with the definitions of "Eurodollar Rate" and "Base Rate", respectively) and shall be conclusive, binding and final for all purposes, absent manifest error.

(c)  Payment Dates.  Unless otherwise specified herein, whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees; provided, however, that such interest and fees shall continue accruing as a result of such extension of time.

(d)  Advancing Payments.  Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter, at the rate applicable to Base Rate Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

Section 2.11  Evidence of Debt.  (a)  Records of Lenders.  Each Lender shall maintain in accordance with its usual practice accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  In addition, each Lender having sold a participation in any of its Obligations or having identified an SPV as such to the Administrative Agent, acting as agent of the Borrower solely for this purpose and solely for tax purposes, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as such Lender shall notify the Borrower) a record of ownership (the "Synthetic Register"), in which such Lender shall register by book entry (i) the name and address of each such participant and SPV (and each change thereto, whether by assignment or otherwise) and (ii) the rights, interest or obligation of each such participant and SPV in any Obligation, in any Commitment and in any right to receive any payment hereunder.

(b)  Records of Administrative Agent.  The Administrative Agent, acting as agent of the Borrower solely for tax purposes and solely with respect to the actions described in this Section 2.11, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as the Administrative Agent may notify the Borrower) (i) a record of ownership (the "Register") in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Administrative Agent, and each Lender in the Loans, and any assignment of any such interest, obligation or right and (ii) accounts in the Register in accordance with its usual practice in which it shall record (A) the names and addresses of the Lenders (and each change thereto pursuant to Section 2.15 and Section 11.2), (B) the Commitments of each Lender, (C) the amount of each Loan and each funding of any participation described in clause (b)(i) above and for Eurodollar Rate Loans, the Interest Period applicable thereto, (D) the amount of any principal or interest due and payable or paid, and (E) any other payment received by the Administrative Agent from the Borrower and its application to the Obligations.

(c)  Registered Obligations.  Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans) are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register or the Synthetic Register and no assignment thereof shall be effective until recorded therein.  This Section 2.11 and Section 11.2 shall be construed so that the Loans are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(d)  Prima Facie Evidence.  The entries made in the Register and in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or the Administrative Agent to maintain any such account shall affect the obligations of any Loan Party to repay the Loans in accordance with their terms.  In addition, the Loan Parties, the

Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement.  Information contained in the Register with respect to any Lender shall be available for access by the Administrative Agent or such Lender at any reasonable time and from time to time upon reasonable prior notice.  No Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by the Administrative Agent.

(e)  Notes.  Upon any Lender's request, the Borrower shall promptly execute and deliver Notes to such Lender evidencing the Loans of such Lender and substantially in the form of Exhibit B-1, Exhibit B-2 or Exhibit B-3, as applicable; provided, however, that only one Note shall be issued to each Revolving Loan Lender, each Term Loan Lender with an Initial Advance Term Loan Commitment and each Term Loan Lender with a Delayed Draw Term Loan Commitment, except (i) to an existing Lender exchanging existing Notes to reflect changes in the Register relating to such Lender, in which case the new Notes delivered to such Lender shall be dated the date of the original Notes and (ii) in the case of loss, destruction or mutilation of existing Notes and similar circumstances.  Each Note, if issued, shall only be issued as means to evidence the right, title or interest of a Lender or a registered assignee in and to the related Loan, as set forth in the Register, and in no event shall any Note be considered a bearer instrument or obligation.

Section 2.12  Suspension of Eurodollar Rate Option.  Notwithstanding any provision to the contrary in this Article II, the following shall apply:

(a)  Interest Rate Unascertainable, Inadequate or Unfair.  In the event that (A) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate is determined or (B) the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall promptly so notify the Borrower and the Lenders, whereupon the obligation of each Lender to make or to continue Eurodollar Rate Loans shall be suspended as provided in clause (c) below until the Administrative Agent shall notify the Borrower that the Required Lenders have determined that the circumstances causing such suspension no longer exist.  The Administrative Agent and the Lenders shall promptly so notify the Borrower once such circumstances no longer exist; provided that the Administrative Agent shall not be liable for any failure to give such notice.

(b)  Illegality.  If any Lender determines that the introduction of, or any change in or in the interpretation of, any Requirement of Law after the date of this Agreement shall make it unlawful, or any Governmental Authority shall assert that it is unlawful, for any Lender or its applicable lending office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, the obligation of such Lender to make or to continue Eurodollar Rate Loans shall be suspended as provided in clause (c) below until such Lender shall, through the Administrative Agent, notify the Borrower that it has determined that it may lawfully make Eurodollar Rate Loans.  The Administrative Agent and each such Lender shall promptly so notify the Borrower once such circumstances no longer exist; provided that the Administrative Agent shall not be liable for any failure to give such notice.

(c)  Effect of Suspension.  If the obligation of any Lender to make or to continue Eurodollar Rate Loans is suspended, (A) the obligation of such Lender to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, (B) such Lender shall make a Base Rate Loan at any time such Lender would otherwise be obligated to make a Eurodollar Rate Loan, (C) the Borrower may revoke any pending Notice of Borrowing or Notice of Conversion or Continuation to make or continue any Eurodollar Rate Loan or to convert any Base Rate Loan into a Eurodollar Rate Loan and (D) each Eurodollar Rate Loan of such Lender shall automatically and immediately (or, in the case of any suspension pursuant to clause (a) above, on the last day of the current Interest Period thereof) be converted into a Base Rate Loan.

Section 2.13  Breakage Costs; Increased Costs; Capital Requirements.  (a)  Breakage Costs.  The Borrower shall compensate each Lender, upon demand from such Lender to such Borrower (with copy to the Administrative Agent), for all Liabilities (including, in each case, those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to prepare to fund, to fund or to maintain the Eurodollar Rate Loans of such Lender to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may incur (A) to the extent, for any reason other than solely by reason of such Lender being a Defaulting Lender, a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation or in a similar request made by telephone by the Borrower, (B) to the extent any Eurodollar Rate Loan is paid (whether through a scheduled, optional or mandatory prepayment) or converted to a Base Rate Loan (including because of Section 2.12) on a date that is not the last day of the applicable Interest Period or (C) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof.  For purposes of this clause (a), each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it using a matching deposit or other borrowing in the London interbank market.

(b)  Increased Costs.  If at any time any Lender determines that the adoption of, after the date hereof, or any change, after the date hereof, in or in the interpretation, application or administration of any Requirement of Law (other than any imposition or increase of Eurodollar Reserve Requirements) from any Governmental Authority, or compliance with any such adoption of or any change in, or in the interpretation, application or administration of, any such Requirement of Law shall have the effect of (i) increasing the cost to such Lender of making, funding or maintaining any Eurodollar Rate Loan or to agree to do so or of participating, or agreeing to participate, in extensions of credit, (ii) causing any Lender to be subject to any Taxes that are the responsibility of the Borrower under Section 2.14, or (iii) imposing any other cost to such Lender with respect to compliance with its obligations under any Loan Document, then, upon demand by such Lender (with copy to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender amounts sufficient to compensate such Lender for such increased cost.  Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been introduced and enacted after the date hereof, regardless of the actual date of introduction, adoption or issuance.

(c)  Increased Capital Requirements.  If at any time any Lender determines that the adoption of, after the date hereof, or any change, after the date hereof, in or in the interpretation, application or administration of any Requirement of Law (other than any imposition or increase of Eurodollar Reserve Requirements) from any Governmental Authority, or compliance with any such adoption of or any change in, or in the interpretation, application or administration of, any such Requirement of Law, in each case, regarding capital adequacy, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, any Lender or any similar requirement (in each case other than any imposition or increase of Eurodollar Reserve Requirements) shall have the effect of reducing the rate of return on the capital of such Lender as a consequence of its obligations under or with respect to any Loan Document to a level below that which, taking into account the capital adequacy policies of such Lender, such Lender could have achieved but for such adoption or change, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender amounts sufficient to compensate such Lender for such reduction.  Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been introduced and enacted after the date hereof, regardless of the actual date of introduction, adoption or issuance.

(d)  Compensation Certificate.  Each demand for compensation under this Section 2.13 shall be accompanied by a certificate of the Lender claiming such compensation, setting forth the amounts to be paid hereunder and stating that it is seeking such compensation from its borrowers generally, which certificate shall be conclusive, binding and final for all purposes, absent manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 2.14  Taxes.  (a)  Payments Free and Clear of Taxes.  Except as otherwise provided in this Section 2.14, each payment by any Loan Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding the taxes set forth in clauses (i) and (ii) below, the "Taxes") other than for (i) taxes imposed on or measured by net income or profits (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes (other than such taxes arising solely from a connection with the jurisdiction of the Governmental Authority imposing such tax (or any political subdivision or taxing authority thereof or therein) arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document) or (ii) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to clause (f) below or (iii) taxes imposed under FATCA.

(b)  Gross-Up.  If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 2.14), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Loan Party shall make such deductions, (iii) the relevant Loan Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Loan Party shall deliver to the Administrative Agent an original or certified copy of a receipt evidencing or other evidence reasonably satisfactory to the Administrative Agent of such payment; provided, however, that no such increase shall be made with respect to, and no Loan Party shall be required to indemnify any such Secured Party pursuant to clause (d) below for, withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Secured Party became a "Secured Party" under this Agreement in the capacity under which such Secured Party makes a claim under this clause (b), except in each case to the extent such Secured Party is a direct or indirect assignee (other than pursuant to Section 2.15) of any other Secured Party that was entitled, at the time the assignment of such other Secured Party became effective, to receive additional amounts under this clause (b).

(c)  Other Taxes.  In addition, the Borrower agrees to pay, and authorizes the Administrative Agent to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, "Other Taxes").  Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.11, the original or a certified copy of a receipt evidencing or other evidence reasonably satisfactory to the Administrative Agent of payment thereof.

(d)  Indemnification.  The Borrower or any other Loan Party on Borrower's behalf shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Administrative Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  A certificate of the Secured Party (or of the Administrative Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to the Administrative Agent, shall be conclusive, binding and final for all purposes, absent manifest error; provided, that such Secured Party shall reasonably cooperate with the Borrower, at Borrower's expense, in contesting any such Taxes or Other Taxes that the Borrower determines in good faith to have not been correctly or legally asserted.  In determining such amount, the Administrative Agent and such Secured Party may use any reasonable averaging and attribution methods.  Each Lender shall, and does hereby, indemnify the

Administrative Agent, and shall make payment in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Agent) incurred by or asserted against the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to subsection (f) and each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document against any amount due to the Administrative Agent under this sentence (it being understood that such a setoff shall not increase the liability of any Loan Party under this Agreement). The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by the preceding sentence.

(e)  Mitigation.  Any Lender claiming any additional amounts payable pursuant to this Section 2.14 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender or subject such Lender to any unreimbursed cost.

(f)  Tax Forms.  (i)  Each Non-U.S. Lender Party shall (w) on or prior to the date such Non-U.S. Lender Party becomes a "Non-U.S. Lender Party" hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable:  (A) Forms W-8ECI (claiming complete exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming a complete or partial exemption from U.S. withholding tax under an income tax treaty) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Administrative Agent that such Non-U.S. Lender Party is not (1) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (2) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents.  Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to a United States withholding tax, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate, and the relevant Loan

Party shall not be obligated pursuant to clause (b) to gross-up payments to be made to such Non-U.S. Lender Party in respect of income or similar taxes imposed by the United States or pursuant to clause (d) to indemnify such Non-U.S. Lender Party in respect thereto; provided, however, that a Non-U.S. Lender Party shall not be obligated to deliver such forms if after the date it becomes a Non-U.S. Lender Party it no longer legally qualifies for an exemption from or a reduction in Tax; and, provided, further, that the relevant Loan Party will be obligated to gross-up payments to such Non-U.S. Lender Party only if the reason for such Non-U.S. Lender Party's inability to claim an exemption (or a full exemption) from or reduction in Tax results from a change in a Requirement of Law arising after it becomes a Non-U.S. Lender Party.

(ii)  Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a "U.S. Lender Party" hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii)  Each Lender having sold a participation in any of its Obligations or identified an SPV as such to the Administrative Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to the Administrative Agent.

(iv)  If a payment made to a Lender hereunder or under any Loan Document would be subject to United States Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (e.g., because the Revolving Loans or the Term Loans are not treated as grandfathered obligations under FATCA), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv) FATCA shall include any amendments to FATCA made after the date of this Agreement.

(g)  Refunds. If the Administrative Agent or a Lender determines in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or any Loan Party or with respect to which the Borrower or any Loan Party has paid additional amounts pursuant to this Section, it shall pay over to the Borrower (or the appropriate Loan Party) an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or any Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower (or the appropriate Loan Party), upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (or the appropriate Loan Party) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h)  Survival of Section 2.14.  The agreements in this Section 2.14 shall survive the resignation and/or the replacement of the Administrative Agent, and any assignment of its rights by, or the replacement of a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 2.15  Substitution of Lenders.  (a)  Substitution Right.  In the event that any Lender (an "Affected Lender"), (i) makes a claim under clause (b) or (c) of Section 2.13, (ii) notifies the Administrative Agent pursuant to Section 2.12(b) that it becomes illegal for such Lender to continue to fund or make any Eurodollar Rate Loan, (iii) makes a claim for payment pursuant to Section 2.14(b), (iv) becomes a Defaulting Lender or (v) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of other Lenders, the Borrower may either pay in full such Affected Lender with respect to amounts due with the consent of the Administrative Agent or substitute for such Affected Lender any Lender or any Affiliate or Approved Fund of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent (in each case, a "Substitute Lender"); provided that, in the case of a Lender that makes a claim for payment under Section 2.14(b), such substitution will result in a reduction of such compensation.

(b)  Procedure.  To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender, the Borrower shall deliver a notice to the Administrative Agent and such Affected Lender.  The effectiveness of such payment or substitution shall be subject to the delivery to the Administrative Agent by the Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender (including those that will be owed because of such payment and all Obligations that would be owed to such Lender if it was solely a Lender) and (ii) in the case of a substitution, (A) payment of the assignment fee set forth in Section 11.2(c) and (B) an Assignment whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents and assume the Loans of the Affected Lender.

(c)  Effectiveness.  Upon satisfaction of the conditions set forth in clause (b) above, the Administrative Agent shall record such substitution or payment in the Register, whereupon

(i) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations, (ii) the Substitute Lender shall become a "Lender" hereunder holding the outstanding Loans of such Affected Lender and (iii) the Affected Lender shall execute and deliver to the Administrative Agent an Assignment to evidence such substitution and deliver any Note in its possession; provided, however, that the failure of any Affected Lender to execute any such Assignment or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.

Section 2.16  Conversion of Revolving Loans to Delayed Draw Term Loans.  On the Revolving Loan Conversion Date (after giving effect to the application of funds made pursuant to Section 4.4 or 4.5 of the Multiparty Agreement, as applicable), all outstanding Revolving Loans shall be automatically converted to Delayed Draw Term Loans for purposes hereof and subject to the terms and conditions applicable to all other Delayed Draw Term Loans, and all Revolving Loan Lenders holding such Revolving Loans shall be deemed to be Delayed Draw Term Loan Lenders for purposes hereof.  The Borrower agrees to pay any and all costs and expenses of such Revolving Lenders (including amounts required under Section 2.13(a)) as a result of any such conversion.

Section 2.17  Defaulting Lender Adjustments.  (a) Notwithstanding anything to the contrary contained in this Agreement, if any Delayed Draw Term Loan Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)  the unused portion of such Defaulting Lender's Delayed Draw Term Loan Commitment will, subject to the proviso below, automatically be reallocated (effective on the day such Delayed Draw Term Loan Lender becomes a Defaulting Lender) among the Delayed Draw Term Loan Lenders that are Non-Defaulting Lenders (each, a "Non-Defaulting DDTL Lender") pro rata in accordance with their respective Delayed Draw Term Loan Commitments; provided that (A) the sum of each Non-Defaulting DDTL Lender's total amount of Delayed Draw Term Loans outstanding after giving effect thereto may not in any event exceed the Delayed Draw Term Loan Commitment of such Non-Defaulting DDTL Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting DDTL Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent or any other Delayed Draw Term Loan Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii)  no Defaulting Lender shall be entitled to receive any fee payable pursuant to Section 2.8(b) or Section 2.8(c) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); and

(iii)  any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the ratable payment of any amounts owing by such Defaulting Lender to the Agents hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Delayed Draw Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in the DDTL Escrow Account and released pro rata in order to satisfy such Defaulting Lender's potential future funding obligations with respect to Delayed Draw Term Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; sixth, to the Non-Defaulting DDTL Lenders on a pro rata basis as payment for the Delayed Draw Term Loans held by such Non-Defaulting DDTL Lenders to the extent necessary to cause all Delayed Draw Term Loans held by the Delayed Draw Term Loan Lenders to be held by the Delayed Draw Term Loan Lenders pro rata in accordance with the Delayed Draw Term Loan Commitments without giving effect to any reallocations or adjustments pursuant to clause (i) above; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this clause (iii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)  Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing in their discretion that a Delayed Draw Term Loan Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any DDTL Cash Collateral), that Delayed Draw Term Loan Lender will, to the extent applicable, purchase at par that portion of outstanding Delayed Draw Term Loans of the other Delayed Draw Term Loan Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Delayed Draw Term Loans to be held pro rata by the Delayed Draw Term Loan Lenders in accordance with the Delayed Draw Term Loan Commitments (without giving effect to Section 2.17(a)(i)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Delayed Draw Term Loan Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

Section 2.18  Increase in Delayed Draw Term Loan Facility.

(a)  Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Delayed Draw Term  Loan Lenders), the Borrower may on a one-time basis at any time thirty (30) days prior to the DDTL Termination Date, request an increase in the Delayed Draw Term Loan Commitments by an aggregate amount not exceeding $22,500,000 on the same terms and conditions as are then applicable to the Delayed Draw Term Loan Commitments (a "DDTL Increase"); provided that, any such request for a DDTL Increase shall be in a minimum amount of $8,500,000.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Delayed Draw Term Loan Lender is required to respond (which shall in no event be less than thirty days from the date of delivery of such notice to the Delayed Draw Term Loan Lenders).

(b)  Lender Elections to Increase.  Each Delayed Draw Term Loan Lender shall notify the Administrative Agent within the time period set forth in the Borrower's notice for a DDTL Increase whether or not it agrees to increase its Delayed Draw Term Loan Commitment and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Delayed Draw Term Loan Lender's Pro Rata Share in respect of the Delayed Draw Term Loan Facility) of such requested DDTL Increase.  Any Delayed Draw Term Loan Lender not responding within such time period shall be deemed to have declined to increase its Delayed Draw Term Loan Commitment.

(c)  Notification by Administrative Agent; Additional Delayed Draw Term Loan Lenders.  The Administrative Agent shall notify the Borrower and each Delayed Draw Term Loan Lender of the Delayed Draw Term Loan Lenders' responses to each request made hereunder.  To achieve the full amount of a requested DDTL Increase, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may invite additional Eligible Assignees to become Delayed Draw Term Loan Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)  Effective Date and Allocations.  If the Delayed Draw Term Loan Commitments are increased in accordance with this Section 2.18, the Administrative Agent and the Borrower shall determine the effective date, which shall not be later than the DDTL Termination Date (such effective date, the "DDTL Increase Effective Date") and the final allocation of such DDTL Increase.  The Administrative Agent shall promptly notify the Borrower and the Delayed Draw Term Loan Lenders of the final allocation of such DDTL Increase and the DDTL Increase Effective Date.

(e)  Conditions to Effectiveness of Increase.  As a condition precedent to any such DDTL Increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the DDTL Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such DDTL Increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such DDTL Increase, (A) the representations and warranties contained in Article IV and the other Loan Documents are true and correct on and as of the DDTL Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (B) at the time of and after giving effect on a pro forma basis to such DDTL Increase and any borrowings made on the DDTL Increase Effective Date, the Borrower is in compliance with all covenants set forth in Article V as of both the DDTL Increase Effective Date and the end of the most recent Fiscal Quarter for which financial statements of the

Borrower are available and (C) no Default exists or would exist as a result of such DDTL Increase and any borrowings made on the DDTL Increase Effective Date.  The additional Delayed Draw Term Loans shall be made by the Delayed Draw Term Loan Lenders participating therein pursuant to the procedures set forth in Section 2.1(b).

(f)  Conflicting Provisions.  This Section shall supersede any provisions in Section 11.1 to the contrary.  Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonable or necessary to ensure that all Delayed Draw Term Loans made pursuant to any DDTL Increase, when originally made, are included in each Borrowing of outstanding Delayed Draw Term Loans on a pro rata basis.  The Borrower agrees that Section 2.13(a) shall apply to any conversion of Eurodollar Rate Loans to Base Rate Loans reasonably required to effect the foregoing.

Section 2.19  Debt Service Reserve and Debt Service Reserve Account.  On any Interest Payment Date or Payment Date when no Event of Default has occurred and is continuing, the Administrative Agent may cause the Debt Service Reserve Account to be debited for the purpose of paying interest (other than Accrued Default Interest) and principal to the extent amounts then on deposit in the Debt Service Account or otherwise available are insufficient to make such payments that are then due and payable.  During the continuance of an Event of Default, the Administrative Agent may or, at the request of the Required Lenders, shall, cause the Debt Service Reserve Account to be debited for the purpose of paying interest and principal then due and payable to the extent amounts then on deposit in the Debt Service Account or otherwise available are insufficient to pay such amounts.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent, on behalf of the Lenders, shall have recourse to the amounts in the Debt Service Reserve Account, if any, for (a) the payment of the principal of the Loans on the Maturity Date (or such earlier date on which the Loans become due and payable pursuant to Section 9.2 of this Agreement) and (b) the payment in full of all other Obligations on the Maturity Date or during the continuance of an Event of Default.

ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LOANS

Section 3.1  Conditions Precedent to Effectiveness.  The effectiveness of this Agreement and the other Loan Documents are subject to the satisfaction (or due waiver in accordance with Section 11.1) of each of the conditions precedent set forth on Schedule 3.1.  For purposes of determining compliance with the conditions specified in Schedule 3.1, each Lender shall be deemed to be satisfied with each document and each other matter required to be satisfactory to such Lender upon delivery of its executed signature page to this Agreement to the Administrative Agent unless, prior to the Effective Date, the Administrative Agent receives written notice from such Lender specifying such Lender's objections.

Section 3.2  Conditions Precedent to Term Loans.  Except as otherwise provided in Section 3.3 below, the obligations of (a) the Lenders to make Term Loans or (b) the Administrative Agent to release funds in the DDTL Escrow Account on any Funding Date (including the Loans comprising the initial Borrowing on the Initial Funding Date) are subject to the concurrent or prior occurrence of the Effective Date and the satisfaction (or due waiver in accordance with Section 11.1) of the conditions precedent set forth on Schedule 3.2 on or before such Funding Date.  For purposes of determining compliance with the conditions specified in Schedule 3.2, each Lender shall be deemed to be satisfied with each document and each other matter required to be satisfactory to such Lender unless, prior to such Funding Date, the Administrative Agent receives written notice from such Lender specifying such Lender's objections.

Section 3.3  Conditions Precedent to DDTL Termination Date Funding.  The obligations of the Delayed Draw Term Loan Lenders to make the DDTL Termination Date Funding on the DDTL Termination Date are subject to the concurrent or prior occurrence of the Effective Date and the satisfaction (or due waiver in accordance with Section 11.1) on or before the DDTL Termination Date of the conditions precedent set forth on Schedule 3.3.   For purposes of determining compliance with the conditions specified in Schedule 3.3, each Delayed Draw Term Loan Lender shall be deemed to be satisfied with each document and each other matter required to be satisfactory to such Lender unless, prior to the DDTL Termination Date, the Administrative Agent receives written notice from such Lender specifying such Lender's objections.

Section 3.4  Conditions Precedent to Revolving Loans.  The obligations of the Revolving Loan Lenders to make Revolving Loans on any Funding Date are subject to (a) the concurrent or prior occurrence of the Effective Date, (b) the concurrent or prior funding of the Initial Advance Term Loan and (c) the satisfaction (or due waiver in accordance with Section 11.1) on or before such Funding Date of the following conditions precedent:

(i)  Notice of Borrowing.  To the extent required by Article II, the Administrative Agent shall have received a written, timely and duly executed and completed Notice of Borrowing;

(ii)  Representations; No Default Certificate.  The Administrative Agent shall have received a certificate of the President, Chief Executive Officer or Chief Financial Officer of the Borrower certifying that as of the Funding Date and before and after giving effect to the proposed Borrowing: (A) the representations and warranties of the Loan Parties set forth in any Loan Document shall be true and correct on and as of such date, (B) no Default has occurred and is continuing and (C) all conditions precedent to such proposed Borrowing (including availability restrictions) have been satisfied or will be satisfied substantially concurrently with the funding of the proposed Borrowing; and

(iii)  Fees and Expenses.  All fees due and payable with respect to such Borrowing and all reimbursements of costs or expenses, in each case, due and payable under any Loan Document as of such Funding Date and invoiced prior to such Funding Date shall have been paid to the Administrative Agent for the account of the applicable Person (or shall be paid to the Administrative Agent substantially concurrently with the funding of the Revolving Loans made on such Funding Date (including out of the proceeds of such Revolving Loans)) except to the extent, in the case of such costs or expenses owing as of the Initial Funding Date, arrangements satisfactory to the parties entitled to payment thereof shall have been made for payment or reimbursement of any such costs or expenses permitted to be made after the Effective Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Agents to enter into the Loan Documents, the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) represents and warrants to each of them each of the following on and as of (a) the Effective Date, (b) each Funding Date and (c) the date of any DDTL Termination Date Funding:

Section 4.1  Corporate Existence; Compliance with Law.  Each of Parent Holdings, Holdings and each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its property, to lease or sublease any property it operates under lease or sublease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not have a Material Adverse Effect and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of its business, except where the failure to obtain such Permits, make such filings or give such notices would not, in the aggregate, have a Material Adverse Effect.

Section 4.2  Power and Authority; No Conflicts; Due Execution, Delivery and Enforceability.  (a)  Power and Authority; No Conflicts.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated therein (i) are within such Loan Party's corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate or similar action (including, if applicable, consent of holders of its Securities), (ii) do not (A) contravene such Loan Party's Constituent Documents, (B) violate any applicable Requirement of Law, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Loan Party or any of its Subsidiaries (including other Loan Documents) other than those that (1) would not, in the aggregate, have a Material Adverse Effect and (2) are not created or caused by, or a conflict, breach, default or termination or acceleration event under, any Loan Document or (D) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Loan Party or any of its Subsidiaries and (iii) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (A) with respect to the Loan Documents, the filings required to perfect the Liens created by the Loan Documents and (B) those listed on Schedule 4.2 and that have been, or will be prior to the Effective Date, the applicable Funding Date or the date of any DDTL Termination Date Funding, obtained or made, copies of which have been, or will be prior to the Effective Date, the applicable Funding Date or the date of any DDTL Termination Date Funding, delivered to the

Administrative Agent, and each of which on the Effective Date, the applicable Funding Date or the date of any DDTL Termination Date Funding will be in full force and effect.

(b)  Due Execution, Delivery and Enforceability.  From and after its delivery to the Administrative Agent, each Loan Document (i) has been duly executed and delivered to the other parties thereto by each Loan Party party thereto and (ii) is the legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and the effects of general principles of equity.

Section 4.3  Ownership of each Loan Party and Subsidiaries of Group Members.  Set forth on Schedule 4.3 is a complete and accurate list showing for each Loan Party and each Subsidiary of any Group Member and each joint venture of any of them, as of the Effective Date its jurisdiction of organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower and, in the case of the Stock of the Borrower, Holdings and, in the case of the Stock of Holdings, Parent Holdings.  All outstanding Stock of each of them has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned beneficially and of record by a Group Member (or, in the case of the Borrower, by Holdings, or, in the case of Holdings, Parent Holdings) free and clear of all Liens other than the security interests created by the Loan Documents and non-consensual Permitted Liens.  There are no Stock Equivalents with respect to the Stock of any Loan Party or any Subsidiary of any Group Member or any joint venture of any of them as of the Effective Date, except as set forth on Schedule 4.3.  Except as provided in the Constituent Documents delivered to the Administrative Agent on or prior to the Effective Date (as such Constituent Documents are amended in accordance with Section 8.11), there are no Contractual Obligations or other understandings to which Holdings, any Group Member, any Subsidiary of any Group Member or any joint venture of any of them is a party with respect to (including any restriction on) the issuance, voting, Sale or pledge of any Stock or Stock Equivalent of any Group Member or any such Subsidiary or joint venture.

Section 4.4  Financial Statements.  (a)  Each of the Initial Financial Statements (subject, in the case of clause (a) and (c) in the definition thereof, to the absence of footnote disclosure and normal recurring year-end audit adjustments) fairly present in all material respects the Consolidated financial position, results of operations and cash flow of Cinedigm and Holdings, as applicable, as at the date indicated and for the period indicated in accordance with GAAP.

(b)  On the Effective Date, (i) no Loan Party has any material liability or other obligation (including Indebtedness, Guaranty Obligations, contingent liabilities and liabilities for taxes, long-term leases and unusual forward or long-term commitments) that is not reflected in the Initial Financial Statements and not otherwise permitted by this Agreement and (ii) since the date of the Initial Financial Statements, there has been no Sale of any material property of the Group Members or Holdings and no purchase or other acquisition of any material property.

(c)  The Initial Projections have been prepared by Parent Holdings, in consultation with the Administrative Servicer, in light of the operations of the business of the Group Members and reflect projections for the 7 year period beginning on the Effective Date on a quarterly basis for the first year and on a year by year basis thereafter.  As of the Effective Date, the Initial Projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of conditions and facts known to such Persons as of the Effective Date and reflect the good faith, reasonable and fair estimates by such Persons of the future consolidated financial performance of the Group Members and the other information projected therein for the periods set forth therein.

Section 4.5  Material Adverse Effect.  Since March 31, 2011, there have been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect.

Section 4.6  Solvency.  Both before and after giving effect to (a) the Loans made on or prior to the date this representation and warranty is made, (b) the disbursement of the proceeds of such Loans and (c) the payment and accrual of all transaction costs in connection with the foregoing, each of the Loan Parties is Solvent.

Section 4.7  Litigation.  There are no pending (or, to the knowledge of any Group Member, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any Loan Party with, by or before any Governmental Authority other than those that (a) cannot reasonably be expected to affect the Obligations, the Loan Documents, the other transactions contemplated therein, any Digital Cinema Deployment Agreement, any Exhibitor Agreement, any Service Agreement or the Management Services Agreement and (b) would not have, individually or in the aggregate, a Material Adverse Effect.

Section 4.8  Taxes.  All federal and material state, local and foreign income and franchise and other tax returns, reports and statements (collectively, the "Tax Returns") required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof (except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP).  No Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for taxes has been given or made by any Governmental Authority, except such audit, examination or claim as could not, if adversely determined, reasonably be expected to have a Material Adverse Effect.  Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.  No Tax Affiliate has participated in a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).  Except as set forth on Schedule 4.8, no Tax Affiliate has been a member of an affiliated, combined or unitary group other than the group of which Cinedigm is the common parent.  Any Tax Affiliate that was a member of an affiliated, combined or unitary group other than the group of which Cinedigm is the common parent, is not liable for any unpaid taxes of such other group whether pursuant to Treasury Regulation Section 1.1502-6 or similar law, by contract or otherwise.

Section 4.9  Margin Regulations.  None of the Loan Parties is engaged in the business of extending credit for the purpose of, and no proceeds of any Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.10  No Burdensome Obligations; No Defaults.  No Loan Party is a party to any Contractual Obligation, no Loan Party has Constituent Documents containing obligations, and, to the knowledge of any Group Member, there are no applicable Requirements of Law, in each case the compliance with which would have, in the aggregate, a Material Adverse Effect.  No Loan Party (and, to the knowledge of each Group Member, no other party thereto) is in default under or with respect to any Contractual Obligation of any Loan Party, which Contractual Obligation is material to the operation of the Loan Party 's business and which default gives the applicable third party the right to terminate such Contractual Obligation.

Section 4.11  Investment Company Act.  No Loan Party is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940.

Section 4.12  Labor Matters.  There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Group Member, threatened) against or involving any Group Member or Holdings, except for those that would not, in the aggregate, have a Material Adverse Effect.  As of the Effective Date, the applicable Funding Date or the date of any DDTL Termination Date Funding, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Group Member or Holdings, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Group Member or Holdings and (c) no such representative has sought certification or recognition with respect to any employee of any Group Member or Holdings.

Section 4.13  ERISA.  Schedule 4.13 sets forth, as of the Effective Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans.  Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies.  Except for those that would not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Group Member, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Group Member incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur.  On the Effective Date, the applicable Funding Date or the date of any DDTL Termination Date Funding, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.  Except for those that would not, in the aggregate, have a Material Adverse Effect, no ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.  No ERISA Affiliate has incurred any liability under Title IV of ERISA that remains outstanding (other than PBGC premiums due but not delinquent).

Section 4.14  Environmental Matters.  Except as set forth on Schedule 4.14, (a) the operations of each Group Member or Holdings are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of resulting in Material Environmental Liabilities, (b) no Group Member or Holdings is party to, and no Group Member or Holdings and no real property currently (or to the knowledge of any Group Member previously) owned, leased, subleased, operated or otherwise occupied by or for any Group Member or Holdings is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Group Member, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice under or pursuant to any Environmental Law other than those that, in the aggregate, are not reasonably likely to result in Material Environmental Liabilities, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Group Member or Holdings and, to the knowledge of each Group Member, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Group Member or Holdings has caused or suffered to occur a Release of Hazardous Materials at, to or from any real property of any Group Member or Holdings and each such real property is free of contamination by any Hazardous Materials except for such Release or contamination that could not reasonably be expected to result, in the aggregate, in Material Environmental Liabilities, (e) no Group Member or Holdings (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations, or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under CERCLA or other Environmental Laws, that, in the aggregate, would have a reasonable likelihood of resulting in Material Environmental Liabilities and (f) each Group Member or Holdings has made available to the Administrative Agent copies of all existing environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control.

Section 4.15  Intellectual Property.  Each Loan Party owns or licenses all material Intellectual Property that is necessary for the operations of its business.  To the knowledge of each Group Member, (a) the conduct and operation of the business of each Loan Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Loan Party in, or relating to, any Intellectual Property, other than, in each case, as would not, in the aggregate, have a Material Adverse Effect.  In addition, (x) there are no pending (or, to the knowledge of any Group Member, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any Loan Party with respect to, (y) no judgment or order regarding any such claim has been rendered by any competent Governmental Authority, no settlement agreement or similar Contractual Obligation has been entered into by any Loan Party, with respect to and (z) no Group Member knows or has any reason to know of any valid basis for any claim based on, any such infringement, misappropriation, dilution, violation or impairment or contest, other than, in each case, as would not, in the aggregate, have a Material Adverse Effect.

Section 4.16  Title; Real Property.  (a) Each Group Member and Holdings has good and marketable fee simple title to all owned real property and valid leasehold interests in all leased real property, and owns all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such property is subject to any Lien except Permitted Liens.

(b)  Set forth on Schedule 4.16 is, as of the Effective Date, (i) a complete and accurate list of all real property owned in fee simple by any Group Member or Holdings or in which any Group Member or Holdings owns a leasehold interest setting forth, for each such real property, the current street address (including, where applicable, county, state and other relevant jurisdictions), the record owner thereof and, where applicable, each lessee and sublessee thereof, (ii) any lease, sublease, license or sublicense of such real property by any Group Member or Holdings and (iii) for each such real property that the Collateral Agent or the Administrative Agent has requested be subject to a Mortgage or that is otherwise material to the business of any Group Member or Holdings, each Contractual Obligation by any Group Member or Holdings, whether contingent or otherwise, to Sell such real property.

Section 4.17  Full Disclosure.  The written information prepared or furnished by or on behalf of (and with the consent or at the direction of) Cinedigm or any Loan Party in connection with any Loan Document (including the information contained in any Financial Statement or Disclosure Document) or the consummation of any transaction contemplated therein, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not misleading in any material respect; provided, however, that projections contained therein are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in such projections by a material amount.  All projections that are part of such information (including those set forth in any Projections delivered subsequent to the Effective Date) are based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein.  All facts known to Cinedigm or any Loan Party and material to the financial condition, business, property or prospects of Cinedigm and the Loan Parties taken as one enterprise have been disclosed to the Lenders.

Section 4.18  Deposit and Disbursement Accounts.  Other than the Cash Management Accounts and the Holdings Operating Account, no Group Member or Holdings owns or has an interest (whether ownership interest, an interest in deposited funds or otherwise) in any deposit or other bank account (including any securities account or any zero balance, payroll, withholding or other fiduciary account).  Other than the Distributor Lockbox Account, Parent Holdings does not own or have an interest (whether ownership interest, an interest in deposited funds or otherwise) in any deposit or other bank account (including any securities account or any zero balance, payroll, withholding or other fiduciary account) related to the Phase 2 Rollout or Digital Systems financed hereunder.

Section 4.19  Agreements and Other Documents.  As of the Effective Date, each Group Member, Holdings and, to the extent any such agreement or document relates to the Phase 2 Rollout and Digital Systems financed hereunder, Parent Holdings has provided to the Administrative Agent accurate and complete copies of all of the following agreements or documents to which it is subject and each of which is listed on Schedule 4.19: all Exhibitor Agreements, all Supply Agreements, all Service Agreements, all Digital Cinema Deployment Agreements, the Management Services Agreement, all CDF2 Loan Documents, all CHG Lease Facility Documents, all IP Licenses, the Sale and Contribution Agreement, all material licenses and permits held by the Loan Parties; instruments and documents evidencing any Indebtedness of such Loan Party and any Lien granted by such Loan Party with respect thereto; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Loan Party.  As of each Funding Date and the date of any DDTL Termination Date Funding, each Group Member, Holdings and, to the extent any such material contract relates to the Phase 2 Rollout and Digital Systems financed hereunder, Parent Holdings has provided to the Administrative Agent accurate and complete copies of all material contracts to which a Loan Party is a party including (a) all Exhibitor Agreements, Service Agreements, Supply Agreements, CDF2 Loan Documents, CHG Lease Facility Documents, Digital Cinema Deployment Agreements, Management Services Agreements, Sale and Contribution Agreements and IP Licenses entered into after the Effective Date and (b) all amendments, supplements and other modifications to all Exhibitor Agreements, Service Agreements, Supply Agreements, CDF2 Loan Documents, CHG Lease Facility Documents, Digital Cinema Deployment Agreements, Management Services Agreements, Sale and Contribution Agreements and IP Licenses entered into on or after the Effective Date.

Section 4.20  DCI Spec Compliance.  As of the Effective Date and any Funding Date, except as set forth on Schedule 4.20, all Installed Digital Systems comply with the DCI Technical Specification Version 1.2 issued March 7, 2008, by Digital Cinema Initiatives, LLC, all amendments issued on or prior to July 28, 2011, all errata issued on or prior to July 28, 2011, and the DCI Stereoscopic Digital Cinema Addendum Version 1.0 released July 11, 2007 and all errata issued and specifications formally approved and adopted by SMPTE technology committees on or prior to July 28, 2011, as well as any security-related SMPTE standards or specifications (e.g. DCP packaging and key authentication and delivery updates) which are formally approved and adopted by SMPTE technology committees after July 28, 2011 that require a software upgrade, and any requirements of any applicable Digital Cinema Deployment Agreement.

Section 4.21  Material Digital Cinema Deployment Agreements.  Schedule 4.21 sets forth, as of the Effective Date, a complete and accurate list of all Distributors party to a Material Digital Cinema Deployment Agreement.

Section 4.22  Priority of Loans.  The Loans of the Borrower hereunder and the obligations of each Guarantor under its Guarantee of such Loans rank at least pari passu in right of payment with the senior unsubordinated Indebtedness (unsecured or secured) of the Borrower or such Guarantor, as the case may be.

Section 4.23  New Build Cineplexes.  As of any Funding Date and the date of any DDTL Termination Date Funding, not more than 5% of Digital Systems deployed under the Phase 2 Rollout are deployed at New Build Cineplexes.

Section 4.24  Second-Run Complexes.  As of any Funding Date and the date of any DDTL Termination Date Funding, not more than 5% of Digital Systems deployed under the Phase 2 Rollout are deployed at Second-Run Complexes.

Section 4.25  Parent Holdings.  No financing entity that is allocated VPFs from the Distributor Lockbox Account has recourse to the assets of Parent Holdings other than (a) in an amount equal to such allocated and unpaid VPFs, (b) with respect to potential claims against Parent Holdings from operators of cinema complexes that operate digital systems installed pursuant to a master license agreement to which such operator and Parent Holdings are parties for failure to pay such VPFs to the extent received by Parent Holdings, or (c) with respect to the Christie Deferred Payment.  Parent Holdings has not guaranteed any Indebtedness or other obligations owing to any such financing entity, and has not granted any Liens in its assets to any such financing entity other than (i) any Lien on the Stock of the Subsidiary party to such financing entity's financing documentation or (ii) any Lien on the equipment financed under such financing entity's financing documentation and any VPFs derived from such equipment provided that, in no event shall any such Liens encumber any Installed Digital Systems or any revenues and earnings derived from the Installed Digital Systems (including VPFs).

ARTICLE V
FINANCIAL COVENANTS

The Borrower agrees with the Lenders and the Agents to each of the following, as long as any Commitment or Obligation remains outstanding:

Section 5.1  Maximum Average Cost per Screen.  The Borrower shall not at any time permit with respect to Installed Digital Systems, the quotient of (i) the sum of (A) the outstanding principal amount of all Term Loans as of such date, (B) the outstanding amount of all CHG Lease Advances as of such date (less the outstanding principal amount of all Term Loans as of such date), (C) all outstanding Required Vendor Mezzanine Loans of such date and (D) all Required Exhibitor Contributions made as of such date, divided by (ii) the total number of Installed Digital Systems as of such date, to exceed (x) prior to October 1, 2011, $71,000 and (y) on and after October 1, 2011, $68,973.

Section 5.2  Minimum Average Recurring Revenue Per Screen.  Beginning with the Fiscal Quarter ending March 31, 2012 and for each Fiscal Quarter thereafter, the Borrower shall not permit the Average Recurring Revenue Per Screen as of the end of such Fiscal Quarter to be less than the product of (a)(i) for the Fiscal Quarters ending on or before June 30, 2012, $8,800 and (ii) for Fiscal Quarters ending thereafter, $9,600 and (b) the quotient of Average Debt Per Screen divided by $42,500.

Section 5.3  Maximum Consolidated Leverage Ratio.  The Borrower shall not have, as of the last day of any Fiscal Quarter set forth below, a Consolidated Leverage Ratio greater than the maximum ratio set forth opposite such Fiscal Quarter:

Fiscal Quarter(s) Ending	Maximum Consolidated Leverage Ratio
December 31, 2012	4.50 to 1
March 31, 2013	4.25 to 1
June 30, 2013	4.00 to 1
September 30, 2013	3.75 to 1
December 31, 2013	3.50 to 1
March 31, 2014	3.50 to 1
June 30, 2014	3.25 to 1
September 30, 2014	3.00 to 1
December 31, 2014	2.75 to 1
March 31, 2015	2.50 to 1
June 30, 2015	2.25 to 1
September 30, 2015	2.00 to 1
December 31, 2015	2.00 to 1
March 31, 2016	1.75 to 1
June 30, 2016	1.50 to 1
September 30, 2016	1.25 to 1
December 31, 2016	1.00 to 1
March 31, 2017	0.75 to 1
June 30, 2017 and each Fiscal Quarter thereafter	0.50 to 1

Section 5.4  Minimum Consolidated Fixed Charge Coverage Ratio.  Commencing with the Fiscal Quarter ended December 31, 2012, the Borrower shall not have, as of the last day of such Fiscal Quarter or any Fiscal Quarter ended thereafter, a Consolidated Fixed Charge Coverage Ratio of less than 1.10 to 1.00.

ARTICLE VI
REPORTING COVENANTS

The Borrower (and, to the extent set forth in any other Loan Document, each other Group Member) agrees with the Lenders and the Agents to each of the following, as long as any Obligation or Commitment remains outstanding:

Section 6.1  Financial Statements; Other Information.  The Borrower shall deliver, and shall cause Holdings to deliver, each of the following to the Administrative Agent (for further distribution to the Lenders in respect of the items listed in clauses (a) through (i) below):

(a)  Monthly Reports.  As soon as available, and in any event within 30 days after the end of each fiscal month in each Fiscal Quarter, a management report in form and substance acceptable to the Administrative Agent, setting forth in reasonable detail for Holdings and the Group Members, among other things (i) the income, cash flow and selling, general and administrative expense for such fiscal month and that portion of the Fiscal Year ending as of the close of such fiscal month, (ii) in comparative form the figures for (A) the corresponding period in the Budget and (B) the corresponding period in the prior Fiscal Year, (iii) the aggregate amount of cash on hand as of the end of such fiscal month, (iv) the number of Installed Digital Systems installed during such fiscal month and the aggregate number of Installed Digital Systems installed as of the end of such fiscal month and a computation of the Average Screens in Service as of the end of such fiscal month, (v) on an aggregate and per Distributor basis (A) the number of digital titles released pursuant to a Digital Cinema Deployment Agreement and (B) the VPFs and associated accounts receivable, (vi) on an aggregate and per Exhibitor basis (A) the revenue generated from Alternative Content (as defined in the applicable Exhibitor Agreement), (B) the revenue generated from Eligible Digital Titles (as defined in the applicable Exhibitor Agreement) distributed by a Non-Participating Distributor, (C) advertising revenues and (D) the amount of all payments with respect to minimum booking commitment obligations, (vii) the amount of Capital Expenditures (including all Restricted Payments made by the Borrower therefor), (viii) with respect to the Cash Management Accounts not maintained with SG, a copy of the bank statement for each such account as at the end of such fiscal month, (ix) a list of all Digital Systems that are not Installed Digital Systems, the location of same and a list of each such Digital System projected to be redeployed in the following 30-day period, (x) copies of internally prepared reports detailing the utilization of the Installed Digital Systems and amounts billed to contracted parties, each in form and substance reasonably satisfactory to the Administrative Agent, (xi) all federal income taxes paid for such fiscal month and that portion of the Fiscal Year ending as of the close of such fiscal month (including all Restricted Payments made by the Borrower therefor), (xii) the calculations of the Servicing Fees paid for such fiscal month and that portion of the Fiscal Year ending as of the close of such fiscal month, (xiii) the calculations of Permitted Back-Up Services Expenses owing as the close of such fiscal month together with all other Back-Up Services Expenses owing as of the close of such fiscal month, (xiv) a reconciliation with respect to (A) differences between expenses reflected in the Cash Expense Report delivered for such fiscal month, expenses reflected pursuant to clause (i) above and disbursements from the Collection Account pursuant to Sections 4.4 and 4.5 of the Multiparty Agreement, as applicable and (B) equipment activity to billing records, and (xv) beginning with the three month anniversary of the Initial Funding Date, the calculation of the Screens in Service Ratio and the Screen Turnover Ratio.

(b)  Quarterly Reports.  As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year, (i) the Consolidated and consolidating unaudited balance sheet of Holdings and the Group Members as of the close of such Fiscal Quarter and related Consolidated and consolidating statements of income and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and the figures contained in the latest Projections, in each case certified by a Responsible Officer of Holdings as fairly presenting in all material respects the Consolidated and consolidating financial position, results of operations and cash flow of Holdings and the Group Members as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments), (ii) the unaudited Consolidated balance sheet of Holdings and its Subsidiaries as of close of such Fiscal Quarter prepared on a pro forma and lease adjusted basis, which balance sheet (a) reflects on a pro forma consolidated basis the equipment leased by Holdings and its Subsidiaries and the associated debt and (b) is in a form and substance reasonably acceptable to the Administrative Agent, and (iii) a Digital Systems Report updated as of the end of such Fiscal Quarter.

(c)  Annual Reports.  Commencing with the Fiscal Year ended March 31, 2012, as soon as available, and in any event within 90 days after the end of each Fiscal Year, the Consolidated and consolidating balance sheet of Holdings and the Group Members as of the end of such Fiscal Year and related Consolidated and consolidating statements of income, stockholders' equity and cash flow for such Fiscal Year, each prepared in accordance with GAAP, together with a certification by the Group Members' Accountants that (i) such Consolidated and consolidating Financial Statements fairly present in all material respects the Consolidated and consolidating financial position, results of operations and cash flow of Holdings and the Group Members as at the dates indicated and for the periods indicated therein in accordance with GAAP without qualification as to the scope of the audit or as to going concern and without any other similar qualification and (ii) in the course of the regular audit of the businesses of Holdings and the Group Members, which audit was conducted in accordance with the standards of the United States' Public Company Accounting Oversight Board (or any successor entity), such Group Members' Accountants have obtained no knowledge that a Default in respect of any financial covenant contained in Article V has occurred and is continuing or, if in the opinion of the Group Members' Accountants such a Default has occurred and is continuing, a statement as to the nature thereof (which certification with respect to clause (ii) may be limited or omitted to the extent required by accounting rules or guidelines).

(d)  Compliance Certificate.  Together with each delivery of any Financial Statement pursuant to clause (b) or (c) above, a Compliance Certificate duly executed by a Responsible Officer of the Borrower that, among other things, (i) demonstrates compliance with the financial covenants contained in Article V and Section 8.16, (ii) shows in reasonable detail the amount of Capital Expenditures made by Holdings or any Group Member as of the end of such fiscal period and any amounts paid by the Administrative Servicer for Capital Expenditures, (iii) provides a list of all Installed Digital Systems and the location of the same and (iv) states that no Default has occurred and is continuing as of the date of delivery of such Compliance Certificate or, if a Default has occurred and is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto.

(e)  Corporate Chart and Other Collateral Updates.  As part of the Compliance Certificate delivered pursuant to clause (d) above, each in form and substance satisfactory to the Administrative Agent, a certificate by a Responsible Officer of the Borrower that (i) the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (e)) is correct and complete as of the date of such Compliance Certificate, (ii) the Loan Parties have delivered all documents (including updated schedules as to locations of Collateral and acquisition of Intellectual Property or real property) they are required to deliver pursuant to any Loan Document on or prior to the date of delivery of such Compliance Certificate and (iii) complete and correct copies of all documents modifying any term of any Constituent Document of any Loan Party or joint venture thereof on or prior to the date of delivery of such Compliance Certificate have been delivered to the Administrative Agent or are attached to such certificate.

(f)  Additional Projections.  As soon as available and in any event not later than 60 days prior to the end of each Fiscal Year, (i) the annual business plan and the Budget of Holdings and the Group Members for the Fiscal Year next succeeding such Fiscal Year approved by Holdings' Board of Directors and (ii) forecasts prepared by management of Holdings (A) for each month in such next succeeding Fiscal Year and (B) for each other succeeding Fiscal Year through the Fiscal Year containing the Maturity Date, in each case including in such forecasts (x) a projected year-end Consolidated and consolidating balance sheet, income statement and statement of cash flows for Holdings and the Group Members, (y) a statement of all of the material assumptions on which such forecasts are based and (z) substantially the same type of financial information as that contained in the Initial Projections.

(g)  Management Discussion and Analysis.  Together with each delivery of any Compliance Certificate pursuant to clause (d) above, a discussion and analysis of the financial condition and results of operations of Holdings and the Group Members for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year.

(h)  Intercompany Loan Balances.  Together with each delivery of any Compliance Certificate pursuant to clause (d) above, a summary of the outstanding balances of all intercompany Indebtedness among Holdings, the Group Members and their Affiliates as of the last day of the Fiscal Quarter covered by such Financial Statement, certified as complete and correct by a Responsible Officer of Holdings as part of the Compliance Certificate delivered in connection with such Financial Statements.

(i)  Audit Reports, Management Letters, Etc.  Together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (c) above, copies of each management letter, audit report or similar letter or report received by Holdings or any Group Member from any independent registered certified public accountant (including the Group Members' Accountants) in connection with such Financial Statements or any audit thereof, each certified to be complete and correct copies by a Responsible Officer of Holdings as part of the Compliance Certificate delivered in connection with such Financial Statements.

(j)  Insurance Certifications.

(i)  At each policy renewal, but not less than annually, a certification from each insurer or by an authorized representative of each insurer identifying the underwriters, the type of insurance, the limits, deductibles, and term thereof and shall specifically list the provisions delineated in clause (b) of Schedule 7.5;

(ii)  Concurrently with the furnishing of all certificates referred to in clause (i) above, a statement from an independent insurance broker, reasonably acceptable to the Administrative Agent, stating that (A) all premiums then due have been paid and (B) in the opinion of such broker, the insurance then maintained by the Borrower is in accordance with clause (b) of Schedule 7.5;

(iii)  The Borrower shall request, or cause to be requested of, such insurance broker, upon its first knowledge, to advise the Administrative Agent promptly in writing of any default in the payment of any premiums or any other act or omission, on the part of any Person, which might invalidate or render unenforceable, in whole or in part, any insurance provided by Holdings or the Borrower hereunder; and

(iv)  Promptly after becoming available, but in any event within 45 days of the installation of any Digital System on or after the Effective Date, an insurance certificate in form and substance satisfactory to the Collateral Agent demonstrating that the insurance policies required by Section 7.5 in respect of such Digital System are in full force and effect and have all the terms required by Section 7.5.

(k)  Certificate of Acceptance.  (i) Promptly after becoming available, but in any event within 30 days of the installation of any Digital System, which becomes an Installed Digital System on or after the Effective Date, a copy of a certificate (a "Certificate of Acceptance") executed by the Exhibitor party to the applicable Exhibitor Agreement accepting delivery and installation of such Digital System, certifying as to the receipt, installation and operation of such Digital System and confirming the location of such Digital System or (ii) if such Exhibitor fails to issue a certificate within this timeframe, confirmation from the applicable supplier, in a form reasonably acceptable to the Administrative Agent, that such Digital System has been installed and is in good working condition.

(l)  Cash Expense Report.  As soon as available, and in any event at least two (2) Business Days prior to each Monthly Application Date and Quarterly Application Date, a report in form and substance acceptable to the Administrative Agent setting forth in reasonable detail (i) the cash balance of each Cash Management Account as of the fiscal month most recently ended, (ii) actual cash disbursements from the Holdings Operating Account for such fiscal month and (iii) categorizing each such cash disbursement with respect to its placement in the application of funds provisions described in Sections 4.4 or 4.5 of the Multiparty Agreement, as applicable.

(m)  Pipeline Reports.  As soon as available, and in any event within 3 days after the end of each fiscal month during the Availability Period, a Pipeline Report certified by a Responsible Officer of Holdings as reflecting the good faith, reasonable and fair estimates of such Persons in light of the conditions and facts known to such Persons as of the date of such Pipeline Report.

(n)  Other Agreements.  Promptly after the execution thereof, copies of all Digital Cinema Deployment Agreements, Exhibitor Agreements, Service Agreements, Supply Agreements, Management Services Agreements, IP Licenses, Sale and Contribution Agreements, CHG Lease Facility Documents, CDF2 Loan Documents and any Intercompany Agreements not previously delivered to the Administrative Agent in accordance with this Agreement.

Section 6.2  Other Events.  The Borrower shall give, and shall cause Holdings to give, the Administrative Agent notice of each of the following (which notice may be made by telephone if promptly confirmed in writing) promptly (but, in any event, no later than five (5) days) after any Responsible Officer of Holdings or any Group Member knows or has reason to know of it: (a)(i) any Default and (ii) any event that would reasonably be expected to have a Material Adverse Effect, specifying, in each case, the nature and anticipated effect thereof and any action proposed to be taken in connection therewith, (b) any event (other than any event involving loss or damage to property) reasonably expected to result in a mandatory prepayment of the Obligations pursuant to Section 2.5, stating the material terms and conditions of such transaction and estimating the Net Cash Proceeds thereof, (c) the commencement of, or any material developments in, any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting Holdings or any Group Member or any property of Holdings or any Group Member that (i) seeks injunctive or similar relief, (ii) in the reasonable judgment of the Borrower, exposes Holdings or any Group Member to liability in an aggregate amount in excess of $250,000 or (iii) if adversely determined, would reasonably be expected to have a Material Adverse Effect and (d) the acquisition of any material real property or Intellectual Property or the entering into any material lease.

Section 6.3  Copies of Notices and Reports.  The Borrower shall promptly deliver, and shall cause Holdings to promptly deliver, to the Administrative Agent copies of each of the following: (a) all reports that Holdings or the Borrower transmits to its security holders generally, (b) all documents that Holdings or any Group Member files with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any securities exchange or any Governmental Authority exercising similar functions, (c) all press releases not made available directly to the general public and issued by Holdings or any Group Member or, to the extent such press release relates to a Group Member, Cinedigm, (d) all material documents, notices or reports transmitted or delivered or received by any Group Member or Affiliate thereof pursuant to, or in connection with, any Digital Cinema Deployment Agreement, Exhibitor Agreement, Service Agreement, Intercompany Agreement, IP License, the Management Services Agreement, any Supply Agreement, or the CDF2 Loan Documents and all material notices and other documents received with respect to the CHG Lease Facility, and (e) any material document transmitted or received pursuant to, or in connection with, any Contractual Obligation governing Indebtedness of any Group Member or Holdings.

Section 6.4  Taxes.  The Borrower shall give, and shall cause Holdings to give, the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible Officer of Holdings or any Group Member or a Tax Affiliate knows or has reason to know of it:  (a) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any taxes with respect to any Tax Affiliate and (b) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which would reasonably be expected to have a Material Adverse Effect.

Section 6.5  Labor Matters.  The Borrower shall give, and shall cause Holdings to give, the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing), promptly after, and in any event within 30 days after any Responsible Officer of Holdings or any Group Member knows of it: (a) the commencement of any material labor dispute to which Holdings or any Group Member is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person's plants and other facilities and (b) the incurrence by Holdings or any Group Member of liability under the Worker Adjustment and Retraining Notification Act or related or similar liability incurred with respect to the closing of any plant or other facility of any such Person (other than, in the case of this clause (b), those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect).

Section 6.6  ERISA Matters.  The Borrower shall give the Administrative Agent (a) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (b) promptly, and in any event within 10 days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that an ERISA Event has occurred, a notice (which may be made by telephone if promptly confirmed in writing) describing such ERISA Event and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

Section 6.7  Environmental Matters.  (a)  The Borrower shall provide, and shall cause Holdings to provide, the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly (but, in any event, no later than five (5) days) after any Responsible Officer of Holdings or any Group Member knows or has reason to know of it (and, upon reasonable request of the Administrative Agent, documents and information in connection therewith): (i)(A) unpermitted Releases, (B) the receipt by Holdings or any Group Member of any notice of violation of or potential liability or similar notice under, or the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in Environmental Liabilities in excess of $250,000, (ii) the receipt by Holdings or any Group Member of notification that any property of Holdings or any Group Member is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iii) any proposed acquisition or lease of real property if such acquisition or lease would have a reasonable likelihood of resulting in aggregate Environmental Liabilities in excess of $250,000.

(b)  Upon request of the Administrative Agent, the Borrower shall provide, and shall cause Holdings to provide, the Administrative Agent a report containing an update as to the status of any environmental, health or safety compliance, hazard or liability issue identified in any document delivered to any Secured Party pursuant to any Loan Document or as to any condition reasonably believed by the Administrative Agent to have a reasonable likelihood of resulting in Material Environmental Liabilities.

Section 6.8  Lease Adjusted Financials.  Promptly upon becoming available, and in any event within 90 days of the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower shall provide, and shall cause Holdings to provide,  the unaudited Consolidated balance sheet of Holdings and its Subsidiaries as of the Effective Date prepared on a pro forma and lease adjusted basis which balance sheet (a) reflects on a pro forma consolidated basis the equipment leased by Holdings and its Subsidiaries and the associated debt and (b) is in a form and substance reasonably acceptable to the Administrative Agent.

Section 6.9  Other Information.  The Borrower shall provide, and shall cause Holdings to provide, the Administrative Agent with such other documents and information with respect to the business, property, condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of Holdings or any Group Member as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.

ARTICLE VII
AFFIRMATIVE COVENANTS

The Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Agents to each of the following (and agrees to cause Holdings to comply with each of the following to the extent applicable to Holdings), as long as any Obligation or Commitment remains outstanding:

Section 7.1  Maintenance of Corporate Existence.  Each of Holdings and each Group Member shall (a) preserve and maintain its legal existence, except in the consummation of transactions expressly permitted by Section 8.7, and (b) preserve and maintain its rights (charter and statutory), privileges, franchises and Permits necessary or desirable in the conduct of its business, except, in the case of this clause (b), where the failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.2  Compliance with Laws, Etc.  Each Group Member shall comply in all material respects with (i) all applicable Requirements of Law, (ii) all Contractual Obligations and (iii) all Permits.

Section 7.3  Payment of Obligations.  Each Group Member shall pay or discharge before they become delinquent (a) all material claims, taxes, assessments, charges and levies imposed by any Governmental Authority and (b) all other lawful claims that if unpaid would, by the operation of applicable Requirements of Law, become a Lien upon any property of any Group Member, except, in the case of clauses (a) and (b), for those (x) whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP or (y) which encumber property that, individually or in the aggregate, has a value of less than $250,000.

Section 7.4  Maintenance of Property.  Each Group Member shall maintain and preserve (a) in good working order and condition all of its property necessary in the conduct of its business and (b) all rights, permits, licenses, approvals and privileges (including all Permits) necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Government Authorities, except for such failures to maintain and preserve the items set forth in clauses (a) and (b) above that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.5  Maintenance of Insurance.  (a)  The Borrower shall, and shall cause each Group Member and Holdings to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of Holdings and the Group Members and all Installed Digital Systems (including excess liability, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers' compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Loan Parties) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Group Members and Holdings and in any event in form and substance reasonably acceptable to the Collateral Agent; it being agreed that the insurance set forth on Schedule 7.5 is acceptable and (ii) cause all such insurance relating to any property or business of Holdings or any Group Member and the Installed Digital Systems to name the Collateral Agent, on behalf of the Secured Parties, as additional insured or loss payee, as appropriate and with any requested endorsements and to provide that no cancellation in coverage shall be effective until after 30 days (or 10 days in the case of a payment default) notice thereof to the Collateral Agent.

(b)  General.  The Agents shall be entitled, upon reasonable advance notice, to review Holdings' and the Group Members' insurance policies carried and maintained pursuant to this Section 7.5.  Upon request, the Borrower shall furnish the requesting Agent with copies of all such insurance policies, binders, and cover notes or other evidence of such insurance. Notwithstanding anything to the contrary herein, no provision of this Section 7.5 or any provision of this Agreement shall impose on any Agent any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by Holdings and the Group Members, nor shall any Agent be responsible for any representations or warranties made by or on behalf of Holdings or the Group Members to any insurance broker, company or underwriter.  The Collateral Agent, at its sole option, may obtain such insurance if not provided by Holdings or the Borrower and in such event, the Borrower shall reimburse the Collateral Agent upon demand for the cost thereof together with interest.  Holdings and the Group Members shall also carry and maintain, should their risk profile change during the term of this Agreement, any other insurance that the Administrative Agent may reasonably require from time to time.

Section 7.6  Keeping of Books.  Holdings and the Group Members shall keep proper books of record and account, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Requirements of Law of all financial transactions and the assets and business of Holdings and each Group Member.

Section 7.7  Access to Books and Property; Audit Rights.  Each of Holdings and each Group Member shall permit the Agents, the Lenders and any Related Person of any of them, as often as reasonably requested, at any reasonable time during normal business hours and with reasonable advance notice (except that, during the continuance of an Event of Default, no such notice shall be required) to (a) visit and inspect the property of Holdings and each Group Member and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of Holdings and each Group Member, (b)

discuss the affairs, finances and accounts of Holdings and each Group Member with any officer or director of Holdings or any Group Member, (c) communicate directly with any registered certified public accountants (including the Group Members' Accountants) of Holdings or any Group Member and (d) conduct such appraisals, audits, reviews, and investigations of the Collateral and any documents, instruments or agreements relating thereto; provided that, so long as no Event of Default has occurred and is continuing, the Agents, the Lenders and any Related Persons shall not, collectively or individually, exercise the rights granted under this Section 7.7 more often than twice in the aggregate in any Fiscal Year.  Holdings and each Group Member shall authorize their respective registered certified public accountants (including the Group Members' Accountants) to communicate directly with the Agents, the Lenders and their Related Persons and to disclose to the Agents, the Lenders and their Related Persons all financial statements and other documents and information as they might have and any Agent or any Lender reasonably requests with respect to Holdings or any Group Member.

Section 7.8  Environmental.  Each Group Member shall comply with, and maintain its property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority) except for failures to comply that would not, in the aggregate, have a Material Adverse Effect.  Without limiting the foregoing, if an Event of Default has occurred and is continuing or if the Administrative Agent at any time have a reasonable basis to believe that there exist violations of Environmental Laws by any Group Member or that there exist any Environmental Liabilities, in each case, that would reasonably be expected to have, in the aggregate, a Material Adverse Effect, then each Group Member shall, promptly upon receipt of request from the Administrative Agent, cause the performance of, and allow the Administrative Agent and its Related Persons access to such real property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Administrative Agent may from time to time reasonably request.  Such audits, assessments and reports, to the extent not conducted by the Administrative Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Administrative Agent and shall be in form and substance reasonably acceptable to the Administrative Agent.

Section 7.9  Use of Proceeds.  The proceeds of the Term Loans and the proceeds of funds released from the DDTL Escrow Account shall be used to fund the CDF2 Non-Recourse Loans to CHG for use to pay to Holdings a portion (including any deferred portion) of the purchase price for Installed Digital Systems pursuant to the CHG Sale Leaseback.  The proceeds of the Revolving Loans shall be deposited into the Holdings Operating Account and used for the purposes set forth in Section 4.10 of the Multiparty Agreement.  The Borrower shall cause Holdings to deposit the proceeds of purchases of Installed Digital Systems by CHG pursuant to the CHG Sale Leaseback into the Equipment Purchase Account or the Holdings Operating Account, as the case may be, in accordance with Sections 4.9 and 4.10 of the Multiparty Agreement, and to withdraw such proceeds from such account and use such proceeds, in each case, solely to the extent and for the purposes permitted by such applicable section of the Multiparty Agreement.

Section 7.10  Additional Collateral and Guaranties.  To the extent not delivered to the Administrative Agent on or before the Effective Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Group Member after the Effective Date to the extent permitted under Sections 8.7 and 8.17), Holdings and each Group Member shall, promptly, do each of the following, unless otherwise agreed by the Administrative Agent:

(a)  deliver to the Administrative Agent such modifications to the terms of the Loan Documents (or, to the extent applicable as determined by the Administrative Agent or the Collateral Agent, such other documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent and as the Administrative Agent or the Collateral Agent deems necessary or advisable in order to ensure the following:

(i)  (A) each Subsidiary of any Group Member that has entered into Guaranty Obligations with respect to any Indebtedness of the Borrower and (B) each Wholly Owned Subsidiary of any Group Member shall guaranty, as primary obligor and not as surety, the payment of the Secured Obligations of the Borrower; and

(ii)  Parent Holdings, Holdings, and each Group Member (including any Person required to become a Guarantor pursuant to clause (i) above) shall effectively grant to the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in all of the Stock and Stock Equivalents of the Borrower (in the case of Holdings), all of the Stock and Stock Equivalents of Holdings, in the case of Parent Holdings, and all of its property, including all of its Stock and Stock Equivalents and other Securities, (in the case of each Group Member) as security for the Secured Obligations.

(b)  deliver to the Collateral Agent all documents representing all Stock, Stock Equivalents and other Securities pledged pursuant to the documents delivered pursuant to clause (a) above, together with undated powers or endorsements duly executed in blank;

(c)  upon request of the Collateral Agent, deliver to it a Mortgage on any real property owned by any Group Member and on any of its leases, together with all Mortgage Supporting Documents relating thereto (or, if such real property or the real property subject to such lease is located in a jurisdiction outside the United States, similar documents deemed appropriate by the Collateral Agent to obtain the equivalent in such jurisdiction of a first-priority mortgage on such real property or lease);

(d)  to take all other actions necessary or advisable to ensure the validity or continuing validity of any guaranty for any Secured Obligation or any Lien securing any Secured Obligation, to perfect, maintain, evidence or enforce any Lien securing any Secured Obligation or to ensure such Liens have the same priority as that of the Liens on the Collateral set forth in the Loan Documents executed on the Effective Date (or, for Collateral located outside the United States, a similar priority acceptable to the Collateral Agent), including the filing of UCC financing statements in such jurisdictions as may be required by the Loan Documents or applicable Requirements of Law or as the Collateral Agent may otherwise reasonably request; and

(e)  deliver to the Administrative Agent legal opinions, Constituent Documents and other documents relating to the matters described in this Section 7.10, which opinions and other documents shall be as reasonably required by, and in form and substance (and from counsel, with respect to such legal opinions) reasonably satisfactory to, the Administrative Agent.

Section 7.11  Cash Management System.  The Borrower agrees to establish on or prior to the Effective Date and maintain until the payment in full in cash of the Obligations (and agrees to cause Parent Holdings and Holdings to establish on or prior to the Effective Date and maintain until the payment in full in cash of the Obligations) the lockboxes, Dollar deposit accounts and cash management system described in the Multiparty Agreement, in each case, in accordance with the terms thereof; provided that, in the case of the Distributor Lockbox Account, Parent Holdings shall have 30 days from the Effective Date (or such longer period as the Administrative Agent may agree in its sole discretion) to enter into a Control Agreement with the applicable Deposit Bank and the collateral agent under the Distributor Lockbox Collateral Agency Agreement, which shall provide for such collateral agent's exclusive control over all cash collections and deposits received in the Distributor Lockbox Account and allows such collateral agent to require that all collection and deposits (including those relating to the Installed Digital Systems) be transferred in accordance with the Distributor Lockbox Collateral Agency Agreement.

Section 7.12  Required Hedging.  The Borrower shall, on or before each applicable Required Hedging Date (or such later date acceptable to the Administrative Agent (but, in any event, no later than the tenth (10th) Business Day following such Required Hedging Date) but only so long as the Borrower is diligently pursuing a course of action to implement the hedging requirements under this Section 7.12), enter into and thereafter maintain Interest Rate Contracts with a Secured Hedging Counterparty until at least the fourth anniversary of the Effective Date in a notional principal amount as of the date such Interest Rate Contracts are entered that equals at least (i) 100% of the portion of the aggregate principal amount of the Term Loans outstanding on such date equal to $25,500,000 (taking into account scheduled amortization thereof during the applicable period) and (ii) 75% of the portion of the aggregate principal amount of the Term Loans outstanding on such date in excess of $25,500,000 (taking into account scheduled amortization thereof during the applicable period).  Such Interest Rate Contracts shall provide for a fixed rate or a capped per annum eurodollar rate not more than 3.00% and such other terms satisfactory to the Administrative Agent to protect the Borrower against increases in the Eurodollar Rate or the Base Rate, as the case may be, as such rates would reasonably impact the Term Loans.  On the third anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, the Borrower shall extend such Interest Rate Contracts to a minimum average remaining tenor of 18 months.

Section 7.13  Corporate Separateness.  Each Group Member shall take, or refrain from taking, as the case may be, all actions, including, but not limited to the following, that are necessary or advisable to be taken or not to be taken in order to ensure that its existence shall be maintained and respected separate and apart from that of any other Person (other than any other Group Member):

(a)  Each Group Member shall maintain its own deposit, securities or other account or accounts, separate from those of any Affiliate, with commercial banking institutions or broker-

dealers.  Each Group Member shall ensure that its funds will not be diverted to any other Person or for other than corporate uses of such Group Member, as the case may be, and such funds will not be commingled with the funds of any other Person.

(b)  To the extent that it shares the same officers or other employees as any of its Affiliates, each Group Member shall ensure that the salaries of and the expenses related to providing benefits to such officers and other employees shall be fairly allocated among such entities, to the extent practicable, on the basis of such entity's actual share of such costs and to the extent such allocation is not practicable, on a basis reasonably related to such entity's fair share of the salary and benefit costs associated with all such common officers and employees.

(c)  To the extent that it jointly contracts with any of its Affiliates to do business with vendors or service providers or to share overhead expenses, each Group Member shall ensure that the costs incurred in so doing shall be allocated fairly among such entities, to the extent practicable, on the basis of such entities' actual share of such costs and to the extent such allocation is not practicable, on a basis reasonably related to such entities' fair share of such costs.  To the extent that any Group Member contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods or services are provided on the basis of such entities' actual share of such costs and to the extent such allocation is not practicable, on a basis reasonably related to such entities' fair share of such costs.  All material transactions between or among a Group Member and any of its respective Affiliates, whether currently existing or hereafter entered into, shall be only on an arm's-length basis.

(d)  Each Group Member shall maintain a principal executive office at a separate address from the address of each of its Affiliates (other than any Group Member or its respective Subsidiaries); provided that reasonably segregated offices in the same building shall constitute separate addresses for purposes of this clause (d) so long as such office space is leased or subleased to any Group Member under a separate written agreement between such Group Member and such Affiliate on arm's-length terms.  To the extent that any Group Member or any of its Affiliates have offices in the same location, there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses.

(e)  Each Group Member shall maintain and issue financial statements separate from those of any Affiliate (other than any other Group Member and other than Consolidated and consolidating financial statements with Holdings to the extent including footnote disclosures describing the actual separateness between the Group Members and Holdings in a manner satisfactory to the Administrative Agent) and prepared not less frequently than annually and in accordance with GAAP.

(f)  Each Group Member shall conduct its affairs in its own name and strictly in accordance with its Constituent Documents and observe all necessary, appropriate and customary corporate formalities, including, but not limited to, holding all regular and special officers' and directors' meetings appropriate to authorize all corporate action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.

(g)  None of the Group Members shall, nor shall they permit any of their respective Subsidiaries to, assume or guarantee any of the liabilities of any Affiliate except as expressly permitted herein.

(h)  Each Group Member shall have stationery and other business forms separate and distinct from that of any other Person.

(i)  Each Group Member shall cause its assets to be maintained in a manner that facilitates their identification and segregation from those of any other Person.

(j)  At all times thereafter, the board of directors of the Borrower shall have at least one director who is not an officer, director, employee, material shareholder or material supplier of any Affiliate of the Borrower (other than any other Group Member) and whose vote is required in order for the Borrower to file a voluntary petition for bankruptcy or to commence any other event that would constitute an Event of Default under Section 9.1(e).

Section 7.14  Digital Cinema Deployment Agreements.  No Group Member shall, on or after the Effective Date, enter into, or permit any other Loan Party to enter into, any Digital Cinema Deployment Agreement or any Consent with a Distributor other than such Digital Cinema Deployment Agreements and Consents that are in form and substance acceptable to the Administrative Agent.  The Borrower shall cause each Distributor party to a Digital Cinema Deployment Agreement entered into on or after the Effective Date to (a) consent to the assignment of Parent Holdings' rights under such Digital Cinema Deployment Agreement in favor of Holdings and the inclusion of such assigned rights in the assets contributed by Holdings to the Borrower pursuant to the Sale and Contribution Agreement, (b) confirm that the Lenders are acceptable financing sources and (c) acknowledge the security interests granted in such assigned rights by the Group Members to the Collateral Agent and the Lenders.

Section 7.15  Exhibitor Agreements.  No Group Member shall, after the Effective Date, enter into, or permit any other Group Member or Holdings to enter into, any Exhibitor Agreement or, to the extent not included in an Exhibitor Agreement, Consents with Approved Exhibitors, other than such Exhibitor Agreements or Consents that are in form and substance, and with Approved Exhibitors and for such locations in each case that are, unless otherwise indicated in the definition thereof, satisfactory to the Administrative Agent.

Section 7.16  DCI Spec Compliance.  The Group Members shall deploy or redeploy, and shall cause each other Loan Party to deploy or redeploy, only Digital Systems that are compliant with the DCI Technical Specification Version 1.2 issued March 7, 2008, by Digital Cinema Initiatives, LLC, all amendments issued on or prior to July 28, 2011, all errata issued on or prior to July 28, 2011, and the DCI Stereoscopic Digital Cinema Addendum Version 1.0 released July 11, 2007 and all errata issued and specifications formally approved and adopted by SMPTE technology committees on or prior to July 28, 2011, as well as any security-related SMPTE standards or specifications (e.g. DCP packaging and key authentication and delivery updates) which are formally approved and adopted by SMPTE technology committees after July

28, 2011 that require a software upgrade), or any updated specifications required by any Digital Cinema Deployment Agreement, in each case, unless such compliance has been waived in writing by a Distributor and such waiver has been provided to the Administrative Agent or is otherwise referenced on Schedule 4.20 hereof.

Section 7.17  Certificates of Insurance.  To the extent not previously delivered to the Collateral Agent, the Borrower shall deliver, or cause to be delivered by the applicable Approved Exhibitor, on or before 30 days after the Effective Date (or such later date as the Administrative Agent may agree in writing so long as such later date is not more than 60 days after the Effective Date) certificates of insurance in respect of any Digital System installed prior to or after the Effective Date, in each case, in form and substance satisfactory to the Collateral Agent, demonstrating that the insurance policies required by Section 7.5 in respect of such Digital System are in full force and effect and have all the terms required by Section 7.5.

Section 7.18  Management Services Agreement.  The Borrower acknowledges and agrees that pursuant to the Management Services Agreement it has appointed the Administrative Agent and the Collateral Agent each to serve as its representatives and agents to, subject to the terms thereof, take actions, make decisions, and grant consents or approvals thereunder on behalf of the Borrower.  The Borrower shall cooperate with the Administrative Agent and the Collateral Agent with respect to any exercise by either of them of any such right or power, and shall not impede or obstruct the Administrative Agent or the Collateral Agent (or any sub-agent of either of them) in the event any such right or power is exercised.  Except as may otherwise be agreed by the Administrative Agent and the Collateral Agent, the Borrower shall obtain the consent or approval of the Administrative Agent and the Collateral Agent prior to making or Holdings' making any election or taking or Holdings' taking any action under the Management Services Agreement which requires the agreement, approval, or consent of the Administrative Agent and the Collateral Agent.

Section 7.19  Cineplex Conversion.  If the Phase 2 Rollout results in any screen within a cineplex of an Approved Exhibitor being serviced by an Installed Digital System on or before the end of the Availability Period, the Borrower shall cause all screens within such cineplex to be serviced by an Installed Digital System on or before the end of the end of the Availability Period.

ARTICLE VIII
NEGATIVE COVENANTS

The Borrower (and, to the extent set forth in any other Loan Document, each other Group Member) agrees with the Lenders and the Agents to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 8.1  Indebtedness.  No Group Member shall, directly or indirectly, incur or otherwise remain liable with respect to or responsible for, any Indebtedness except for the following:

(a)  the Obligations;

(b)  Indebtedness existing on the date hereof and set forth on Schedule 8.1, together with any Permitted Refinancing thereof;

(c)  Indebtedness consisting of Capitalized Lease Obligations (other than with respect to a lease entered into as part of a Sale and Leaseback Transaction) and purchase money Indebtedness, in each case incurred by any Group Member to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Group Member, together with any Permitted Refinancing thereof; provided, however, that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed $250,000 at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed, whether directly or through a Permitted Refinancing, with such Indebtedness (each measured at the time such acquisition, repair, improvement or construction is made);

(d)  intercompany loans made by a Group Member to any other Group Member so long as such loans constitute Permitted Investments of such Group Member;

(e)  Guaranty Obligations of any Group Member with respect to Indebtedness of any other Group Member expressly permitted by this Section 8.1 (other than Indebtedness permitted hereunder in reliance upon clause (b) above, for which Guaranty Obligations may be permitted to the extent set forth in such clause);

(f)  to the extent constituting Indebtedness, endorsements for collection or deposit;

(g)  Indebtedness in respect of Hedging Agreements (other than Hedging Agreements entered into with CHG or any Affiliate of CHG) incurred in the ordinary course of business in accordance with Section 7.12 hereof and not for speculative purposes; and

(h)  unsecured Indebtedness not otherwise permitted hereby in an aggregate principal amount not to exceed $250,000 at any time outstanding and which has no cash pay interest.

Section 8.2  Liens.  No Group Member shall incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for the following:

(a)  Liens created pursuant to any Loan Document;

(b)  With respect to each Group Member, Customary Permitted Liens;

(c)  Liens existing on the date hereof and set forth on Schedule 8.2;

(d)  Liens on the property of any Group Member securing Indebtedness (whether directly or through a Permitted Refinancing) permitted under Section 8.1(c); provided, however, that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneously with, or within 90 days after, the acquisition, repair, improvement or construction of, such property financed by such Indebtedness (whether directly or through a Permitted Refinancing) and (ii) such Liens do not extend to any property of any Group Member other than the property (and proceeds thereof) acquired or built, or the improvements or repairs, financed by such Indebtedness (whether directly or through a Permitted Refinancing); and

(e)  Liens arising by operation of applicable Requirements of Law as a result of the non-payment of lawful claims; provided, that such Liens do not encumber property that, individually or in the aggregate, has a value greater than or equal to $250,000.

Section 8.3  Investments.  No Group Member shall make or maintain, directly or indirectly, any Investment except for the following:

(a)  Investments existing on the date hereof and set forth on Schedule 8.3;

(b)  Investments in cash and Cash Equivalents maintained in Cash Collateral Accounts;

(c)  (i) endorsements for collection or deposit in the ordinary course of business consistent with past practice, (ii) extensions of trade credit (other than to Affiliates of the Borrower) arising or acquired in the ordinary course of business and (iii) Investments received in settlements in the ordinary course of business of past due receivables;

(d)  Investments by any Group Member in any other Group Member; and

(e)  Investments consisting of CDF2 Non-Recourse Loans made pursuant to the CDF2 Loan Documents.

Section 8.4  Asset Sales; Stock Issuances.  No Group Member shall Sell any of its property (other than cash) or issue any shares of its own Stock, except for the following:

(a)  In each case to the extent entered into in the ordinary course of business and made to a Person that is not an Affiliate of the Borrower, (i) Sales of Cash Equivalents, inventory or property that has become obsolete or worn out and (ii) non-exclusive licenses of Intellectual Property;

(b)  a true lease or sublease of real property not constituting Indebtedness and not entered into as part of a Sale and Leaseback Transaction;

(c)  (i) any Sale of any property (other than their own Stock or Stock Equivalents) by any Group Member to any other Group Member to the extent any resulting Investment constitutes a Permitted Investment and (ii) any Restricted Payment by any Group Member permitted pursuant to Section 8.5;

(d)  (i) any Sale or issuance by the Borrower of its own Stock to Holdings, provided, that it shall be a condition to the Sale or issuance of such Stock that such Stock be pledged to the Collateral Agent, for the benefit of the Secured Parties, to secure the Secured Obligations and (ii) any Sale or issuance by any Subsidiary of the Borrower of its own Stock to any Group Member, provided, however, that the proportion of such Stock and of each class of such Stock (both on an outstanding and fully-diluted basis) held by the Loan Parties, taken as a whole, does not change as a result of such Sale or issuance; and

(e)  any Sale of Installed Digital Systems to an Approved Exhibitor in connection with the exercise by such Approved Exhibitor of its buyout option under the applicable Exhibitor

Agreement; provided, however, that the aggregate number of Installed Digital Systems sold pursuant to this clause (e) shall not exceed 10% of the aggregate number of Installed Digital Systems as of the date of such Sale.

Section 8.5  Restricted Payments.  No Group Member shall directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

(a)  Restricted Payments by any Group Member to any other Group Member;

(b)  dividends and distributions declared and paid on the common Stock of any Group Member ratably to the holders of such common Stock and payable only in common Stock of such Group Member;

(c)  Restricted Payments by any Group Member to holders of such Group Member's equity for the sole purpose of funding the payment of net income taxes attributable to income of such Group Member but in an amount not to exceed the actual liability that would be incurred by such Group Member on a standalone basis if it was a tax paying entity; provided that, no payments shall be allowed for any taxes or tax obligations (including interest and penalties) owing by a Group Member to a Governmental Authority arising from or related to an audit of the Borrower's equity structure; and

(d)  To the extent expressly permitted by Sections 4.4 and 4.5 of the Multiparty Agreement, Restricted Payments made during the Availability Period to Holdings from amounts on deposit in the Collection Account.

Section 8.6  Prepayment of Indebtedness.  No Group Member shall (a) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness, (b) set apart any property for such purpose, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise, or (c) make any payment in violation of any subordination terms of any Indebtedness; provided, however, that each Group Member may, in accordance with and to the extent permitted by the Loan Documents, do each of the following:

(i)  (A) prepay the Obligations or (B) consummate a Permitted Refinancing;

(ii)  so long as no Event of Default has occurred and is continuing, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof (or set apart any property for such purpose) any Indebtedness permitted under Section 8.1(d) and owing to any other Group Member; and

(iii)  make regularly scheduled or otherwise required repayments or redemptions of Indebtedness (other than Indebtedness owing to any Affiliate of the Borrower).

Section 8.7  Fundamental Changes.  No Group Member shall (a) merge, consolidate or amalgamate with any other Person, (b) acquire all or substantially all of the Stock or Stock Equivalents of any other Person or (c) acquire all or substantially all of the assets of any other

Person or all or substantially all of the assets constituting any line of business, division, branch, operating division or other unit operation of any other Person, in each case except for the following:  (i) the merger, consolidation or amalgamation of any Group Member (other than the Borrower) into any other Group Member and (ii) the merger, consolidation or amalgamation of any Group Member for the sole purpose, and with the sole material effect, of changing its State of organization within the United States; provided, however, that (A) in the case of any merger, consolidation or amalgamation involving the Borrower, the Borrower shall be the surviving Person, (B) in the case of any merger, consolidation or amalgamation involving any Group Member (other than the Borrower), a Group Member shall be the surviving Person and (C) prior to or contemporaneously with the consummation of any action permitted under this Section 8.7, all actions required to maintain the perfection of the Liens of the Collateral Agent on the Stock or property of such Group Member shall have been made.

Section 8.8  Change in Nature of Business.  No Group Member shall carry on any business, operations or activities (whether directly, through a joint venture, or otherwise) substantially different from those carried on by the Group Members at the date hereof and business, operations and activities reasonably related thereto.

Section 8.9  Transactions with Affiliates.  No Group Member shall, except as otherwise expressly permitted herein, enter into any other transaction directly or indirectly with, or for the benefit of, any Affiliate (including Guaranty Obligations with respect to any obligation of any such Affiliate), except for (a) transactions between or among the Group Members, (b) transactions in the ordinary course of business on a basis no less favorable to such Group Member as would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Group Member, (c) Restricted Payments permitted under Section 8.5, (d) transactions evidenced by the Management Services Agreement (including the payment of any Servicing Fees to the extent permitted under the Multiparty Agreement (but excluding payment of any Incentive Servicing Fees and Installation Management Fees to the extent not permitted to be paid under the Multiparty Agreement)) and (e) reasonable director compensation to directors of any Group Member to the extent such compensation is reflected in the Budget most recently delivered to the Administrative Agent.

Section 8.10  Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments.  No Group Member shall incur or otherwise suffer to exist or become effective or remain liable on or be responsible for any Contractual Obligation limiting the ability of (a) any Group Member (other than the Borrower) to make Restricted Payments to, or Investments in, or repay Indebtedness or otherwise Sell property to, any other Group Member or (b) any Group Member to incur or suffer to exist any Lien upon its property, whether now owned or hereafter acquired, securing any of its Secured Obligations (including any "equal and ratable" clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except, for each of clauses (a) and (b) above, (x) pursuant to the Loan Documents and (y) limitations on Liens (other than those securing any Secured Obligation) on any property whose acquisition, repair, improvement or construction is financed by purchase money Indebtedness, Capitalized Lease Obligations or Permitted Refinancings permitted under Section 8.1(c) set forth in the Contractual Obligations governing such Indebtedness, Capitalized Lease Obligations or Permitted Refinancing or Guaranty Obligations with respect thereto.

Section 8.11  Modification of Certain Documents.

(a)  No Group Member shall waive or otherwise modify any term (or permit or consent to the waiver or modification of any term) of, or otherwise consent to any departure from any requirement of any CDF2 Loan Document, or any Contractual Obligation constituting collateral therefor (other than any CHG Lease Facility Document), any Digital Cinema Deployment Agreement, any Exhibitor Agreement, any Intercompany Agreement, any Supply Agreement, any Service Agreement, any IP License, the Sale and Contribution Agreement, the Management Services Agreement or its Constituent Documents without not less than five (5) Business Days notice to the Administrative Agent (or such shorter notice period acceptable to the Administrative Agent in its sole discretion).

(b)  No Group Member shall waive or otherwise modify in any material respect any term (or permit or consent to the material waiver or modification of any term) of, or otherwise consent to any departure in any material respect from any requirement of any CDF2 Loan Document, any Contractual Obligation constituting collateral therefor (other than any CHG Lease Facility Document), any Digital Cinema Deployment Agreement, any Exhibitor Agreement, any Intercompany Agreement, any Supply Agreement, any Service Agreement, any IP License, the Sale and Contribution Agreement, the Management Services Agreement or its Constituent Documents, in each case, without the prior written consent of the Administrative Agent; provided that, in no event, shall any Group Member waive any default under any CDF2 Loan Document without the prior written consent of the Administrative Agent.

(c)  The CDF2 Loan Documents and CHG's obligations thereunder may not be refinanced without the consent of the Required Lenders in their sole discretion.

(d)  Notwithstanding the above, this Section 8.11 shall not apply to consents, waivers, amendments, supplements, restatements or other modifications automatically made to any CDF2 Loan Document in accordance with Section 7.3(d) of the Multiparty Agreement.

Section 8.12  Accounting Changes; Fiscal Year.  No Group Member shall change its (a) accounting treatment or reporting practices, except as required by GAAP or any Requirement of Law, or (b) its fiscal year or its method for determining fiscal quarters or fiscal months.

Section 8.13  Margin Regulations.  No Group Member shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.14  Compliance with ERISA.  No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect.  No Group Member shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

Section 8.15  Hazardous Materials.  Other than such violations, Environmental Liabilities and effects that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, no Group Member shall cause or suffer to exist (a) the disposal, transportation, sale, reuse, recycle or Release of any Hazardous Materials from Digital Systems in violation of Environmental Laws or (b) the Release of any Hazardous Material at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Group Member that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Group Member).

Section 8.16  Capital Expenditures.  No Group Member shall incur, or permit to be incurred, or make any distributions to Holdings (other than Restricted Payments made in accordance with clause a of Sections 4.4 and 4.5 of the Multiparty Agreement) to enable Holdings to incur, (a) prior to the end of the Availability Period, any Capital Expenditures (to the extent not the responsibility of Cinedigm under the Management Services Agreement) in excess of $163,300,000 in the aggregate and (b) thereafter, Capital Expenditures (to the extent not the responsibility of Cinedigm under the Management Services Agreement) in excess of $100,000 in the aggregate in any Fiscal Year (the "Fiscal Year Allowance"); provided that if any amount of the Fiscal Year Allowance is not used in a Fiscal Year, the Fiscal Year Allowance for the Fiscal Year immediately following such Fiscal Year (but not for any subsequent Fiscal Year) shall be increased by such unused amount.

Section 8.17  No Foreign Subsidiaries.  No Group Member shall create or have any Foreign Subsidiaries or any interest in any foreign joint ventures.

Section 8.18  Bank Accounts.  Other than the Cash Management Accounts, no Group Member shall create, own or otherwise have an interest (whether ownership interest, an interest in deposited funds or otherwise) in any deposit or other bank account (including any securities account or any zero balance, payroll, withholding or other fiduciary account).

ARTICLE IX
EVENTS OF DEFAULT

Section 9.1  Events of Default.  Each of the following shall be an Event of Default:

(a)  any Group Member shall fail to pay (i) any principal of any Loan when the same becomes due and payable, (ii) any interest on any Loan and such non-payment continues for a period of three Business Days after the due date therefor or (iii) any fee under any Loan Document or any other Obligation (other than those set forth in clauses (i) and (ii) above) and such non-payment continues for a period of five Business Days after the due date therefor; or

(b)  any representation, warranty or certification made or deemed made by or on behalf of any Loan Party in any Loan Document or by or on behalf of any Loan Party (or any Responsible Officer thereof) in connection with any Loan Document (including in any document delivered in connection with any Loan Document) shall prove to have been incorrect in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed made; or

(c)  any Loan Party or any Affiliate of a Loan Party shall fail to comply with (i) any provision of Article V, Sections 6.2(a)(i), 6.8, 7.1, 7.9 through 7.13, 7.16 or 7.18, Article VIII, any provision of Section 3.4 or Section  4 of the Multiparty Agreement or (ii) any other provision of any Loan Document if, in the case of this clause (ii), such failure shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders, provided, that, with respect to non-compliance with Section 6.1, the Borrower shall only be allowed one 30-day grace period in any 12-month period and four 30-day grace periods during the term of this Agreement; or

(d)  (i) any Group Member shall fail to make any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness of any Group Member (other than the Obligations) and, in each case, such failure relates to Indebtedness having a principal amount of $250,000 or more, (ii) any other event shall occur or condition shall exist under any Contractual Obligation relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled payment or required prepayment), prior to the stated maturity thereof; or

(e)  (i) any Loan Party or CHG shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Loan Party or CHG seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) any Loan Party or CHG, either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) any Loan Party or CHG shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above; or

(f)  one or more judgments, orders or decrees (or other similar process) shall be rendered against any Group Member (i)(A) in the case of money judgments, orders and decrees, involving an aggregate amount (excluding amounts adequately covered by insurance payable to any Group Member, to the extent the relevant insurer has not denied coverage therefor) in excess of $250,000 or (B) otherwise, that would reasonably be expected to have, in the aggregate, a Material Adverse Effect and (ii)(A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (B) such judgment, order or decree shall not have been vacated or discharged for a period of 30 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof; or

(g)  except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Administrative Agent or the Collateral Agent, as applicable, or as otherwise expressly permitted under any Loan Document, (i) any provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, any Loan Party party thereto or, in the case of the Multiparty Agreement, CHG, any Approved Vendor or Cinedigm or (ii) any Loan Document purporting to grant a Lien to secure any Secured Obligation shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document, or any Group Member (or in the case of (y) the Distributor Lockbox Collateral Agency Agreement or related Loan Documents, Parent Holdings or any other party of such agreement or (z) the Control Agreement with respect to the Holdings Operating Account, or related Loan Documents, Holdings) shall state in writing that any of the events described in clause (i) or (ii) above shall have occurred; or

(h)  there shall occur any Change of Control; or

(i)  (i) any Material Digital Cinema Deployment Agreement shall cease to be valid, binding or enforceable in accordance with its terms (other than pursuant to a merger or acquisition of a Distributor party to such Material Digital Cinema Deployment Agreement with or by another Distributor party to a Material Digital Cinema Deployment Agreement) and within 90 days thereafter, the Borrower shall not have delivered to the Administrative Agent written evidence of the reinstatement of such Material Digital Cinema Deployment Agreement as a valid, binding and enforceable agreement, (ii) any of Parent Holdings, Holdings or any Group Member or its assignor shall be in breach of any Material Digital Cinema Deployment Agreement and the effect of such breach is to permit the termination of such Material Digital Cinema Deployment Agreement and within 90 days of such breach the Borrower has not delivered to the Administrative Agent written evidence of cure or waiver of such breach by the applicable Distributor, or (iii) any Distributor shall be in breach of a Material Digital Cinema Deployment Agreement, and within 90 days of such breach, the Borrower has not delivered to the Administrative Agent written evidence of the cure of such breach by such Distributor; provided that each 90-day period described above shall be extended for up to an additional 90 days (or such longer period solely to the extent that resolution of the applicable event or breach described in clauses (i), (ii) or (iii) above is stayed due to ongoing litigation or similar proceedings) if (x) such applicable event or breach is reasonably capable of cure and (y) the Administrative Servicer is diligently pursuing such cure; or

(j)  (i) any Material Exhibitor Agreement shall cease to be valid, binding or enforceable in accordance with its terms (other than pursuant to a merger or acquisition of an Exhibitor party to such Material Exhibitor Agreement with or by another Exhibitor party to an Exhibitor Agreement) or shall be terminated and, within 90 days thereafter, the Borrower shall not have delivered to the Administrative Agent written evidence of either (A) the reinstatement of such Material Exhibitor Agreement as a valid, binding and enforceable agreement or (B) the redeployment of the Installed Digital Systems covered by such Material Exhibitor Agreement with Approved Exhibitors, (ii) Holdings or its assignee shall be in breach of any Material Exhibitor Agreement and the effect of such breach is to permit the termination of such Material Exhibitor Agreement, and within 90 days of such breach, the Borrower has not delivered to the

Administrative Agent written evidence of cure of such breach by Holdings or waiver of such breach by the applicable Exhibitor, or (iii) any Exhibitor shall be in breach of a Material Exhibitor Agreement, and within 90 days of such breach, the Borrower has not delivered to the Administrative Agent written evidence of either (A) cure of such breach by such Exhibitor or (B) the redeployment of the Installed Digital Systems covered by such Material Exhibitor Agreement with Approved Exhibitors; provided that each 90-day period described above shall be extended for up to an additional 90 days (or such longer period solely to the extent that resolution of the applicable event or breach described in clauses (i), (ii) or (iii) above is stayed due to ongoing litigation or similar proceedings) if (x) such applicable event or breach is reasonably capable of cure and (y) the Administrative Servicer is diligently pursuing such cure; or

(k)   (i) the Management Services Agreement shall cease to be valid, binding or enforceable in accordance with its terms and within 90 days thereafter, (A) the Borrower shall not have delivered to the Administrative Agent written evidence of the reinstatement of the Management Services Agreement as a valid, binding and enforceable agreement or (B) the Management Services Agreements is not replaced with a new management services agreement satisfactory to the Administrative Agent, (ii) any of Holdings or any Group Member or its assignor shall be in breach of the Management Services Agreement and the effect of such breach is to permit the termination of the Management Services Agreement and within 90 days of such breach (A) the Borrower has not delivered to the Administrative Agent written evidence of cure or waiver of such breach by the Administrative Servicer or (B) in the case of termination, the Management Services Agreements is not replaced with a new management services agreement satisfactory to the Administrative Agent, or (iii) the Administrative Servicer shall be in breach of the Management Services Agreement and within 90 days of such breach the Borrower has not delivered to the Administrative Agent written evidence of the cure of such breach; or

(l)  (i)  any Intercompany Agreement set forth on Schedule 9.1(l) shall cease to be valid, binding or enforceable in accordance with its terms and within 90 days thereafter such agreement is not replaced with a new agreement satisfactory to the Administrative Agent or (ii) any Group Member shall be in breach of any of the same and the effect of such breach is to permit the termination of such agreement, and within 90 days thereafter such breach is not cured; or

(m)  the occurrence of an ERISA Event that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to subject a Group Member to liability in excess of $250,000; or

(n)  (i) any CDF2 Loan Document shall cease to be valid, binding or enforceable in accordance with its terms, (ii) the occurrence of an "Event of Default" as defined in the CDF2 Loan Documents, (iii) the proceeds of the CDF2 Non-Recourse Loans shall not be used as required by Section 7.9 hereof or Section 6.7 of the CDF2 Loan Agreement, or (iv) the Borrower shall be in breach of any CDF2 Loan Document; or

(o)  (i) any CHG Lease Facility Document shall cease to be valid, binding or enforceable in accordance with its terms, (ii) the occurrence of an "Event of Default" as defined in the CHG Lease Facility Documents, (iii) CHG shall be in breach in any material respect of any CHG Lease Facility Document and such breach is not cured within the applicable grace or cure period provided therein, (iv) any schedule to the CHG Lease Agreement shall have a remaining term of less than 90 days, or (v) any CHG Lease Facility Document shall be refinanced, amended or otherwise modified in a manner not permitted by the Multiparty Agreement; or

(p)  (i)  any Supply Agreement shall cease to be valid, binding or enforceable in accordance with its terms and within 90 days thereafter such agreement is not replaced with a new agreement satisfactory to the Administrative Agent, or (ii) Parent Holdings, Holdings or any Group Member or any of their Affiliates or assignor thereof shall be in breach of any of the same and the effect of such breach is to permit the termination of such agreement, and within 90 days thereafter such breach is not cured; or

(q)  (i)  any Service Agreement shall cease to be valid, binding or enforceable in accordance with its terms and within 90 days thereafter, (A) the Borrower shall not have delivered to the Administrative Agent written evidence of the reinstatement of such Service Agreement as a valid, binding and enforceable agreement or (B) such Service Agreement is not replaced with a new agreement satisfactory to the Administrative Agent, (ii) any Exhibitor shall be in breach of any of the same and the effect of such breach is to permit the termination of such agreement, and within 90 days thereafter (A) such breach is not cured or (B) in the case of termination, such Service Agreement is not replaced with a new agreement satisfactory to the Administrative Agent, (iii) with respect to any Exhibitor Agreement permitting the relevant Exhibitor to use an internal service technician in lieu of a Digital Systems Servicer in accordance with the definition of "Installed Digital Systems", any failure to replace such internal service technician with a Digital Systems Servicer satisfactory to and pursuant to a Service Agreement satisfactory to the Administrative Agent within 90 days after the date required by such definition, or (iv) any Service Agreement shall be amended or otherwise modified (or any term thereof shall be waived) in any material respect without the prior written consent of the Administrative Agent; or

(r)  no later than one Business Day prior to the Application Date immediately following the last day of the Availability Period, Holdings shall fail to make a cash common equity contribution into the Collection Account for the benefit of the Borrower in an amount equal to the difference of (a) all cash on hand of Holdings as of as of such date minus (b) the amount necessary to fund or replenish the Target Minimum Cash Amount on such date; or

(s)  (i) the Required Vendor Mezzanine Subordinated Notes or (ii) any documents governing (A) the Required Exhibitor Contributions or (B) the Installation Management Fees or Incentive Servicing Fees consisting of subordinated debt shall be amended or otherwise modified in a manner not permitted by the Multiparty Agreement; or

(t)  Holdings and/or the Group Members incurs, in the aggregate, Capital Expenditures (to the extent not the responsibility of Cinedigm under the Management Services Agreement) in excess of (i) $163,300,000 at any time prior to the end of the Availability Period or (ii) thereafter, the Fiscal Year Allowance in any Fiscal Year.

Section 9.2  Remedies.  (a) General.  During the continuance of any Event of Default, (i) the Administrative Agent may, and, at the request of the Required Lenders, shall, in each case by notice to the Borrower, (A) declare all or any portion of the Commitments terminated, whereupon the Commitments shall immediately be reduced by such portion, or in the case of a termination in whole, shall terminate together with any obligation any Lender may have hereunder to make any Loan, or (B) declare immediately due and payable all or part of any Obligation (including the Loans and any accrued but unpaid interest thereon), whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower (and, to the extent provided in any other Loan Document, other Loan Parties), or (C) require the return of all amounts on deposit in the DDTL Escrow Account, pro rata to each Delayed Draw Term Loan Lender according to the amount funded by such Delayed Draw Term Loan Lender into the DDTL Escrow Account on the DDTL Termination Date, and (ii) the Administrative Agent and the Collateral Agent, as applicable, may and, at the request of the Required Lenders, shall, exercise any other right or remedy provided under any Loan Document or by any applicable Requirement of Law (including requiring and obtaining audits with respect to the Borrower's compliance with any Digital Cinema Deployment Agreement); provided, however, that, effective immediately upon the occurrence of the Events of Default specified in Section 9.1(e), (x) the Commitments of each Lender to make Loans shall automatically be terminated, (y) all Obligations (including in each case all Loans and all accrued but unpaid interest thereon) shall automatically become and be due and payable, without presentment, demand, protest or further notice or other requirement of any kind, all of which are hereby expressly waived by the Borrower (and, to the extent provided in any other Loan Document, any other Loan Party), and (z) all amounts on deposit in the DDTL Escrow Account shall be returned to each Delayed Draw Term Loan Lender, pro rata to each Delayed Draw Term Loan Lender according to the amount funded by such Delayed Draw Term Loan Lender into the DDTL Escrow Account on the DDTL Termination Date.

(b)  Actions with respect to Management Services Agreement.  During the continuance of any Event of Default, the Collateral Agent may, and, at the request of the Required Lenders, shall exercise any and all rights of the Borrower under the Management Services Agreement including the right to replace the "Manager" defined therein or terminate the Management Services Agreement or take any other action under the Management Services Agreement that would otherwise be able to be taken by the Borrower or Holdings thereunder.

Section 9.3  CHG Right to Cure.  Notwithstanding anything to the contrary contained in Section 9.1,

(a)  after the occurrence and during the continuance of any Event of Default described in Section 9.1(a) and to the extent provided in Section 7.8 of the Multiparty Agreement, CHG shall have the right to cure such default on behalf of the Borrower, and if such right is exercised, the applicable Event of Default that would have otherwise occurred but for the exercise of CHG's cure right shall be deemed not to have occurred for the purposes of the Loan Documents;

(b)  in the event that the Borrower fails to comply with the requirements of Section 5.3 at the end of any Fiscal Quarter, at any time until the 15th day after the date on which a Compliance Certificate is required to be delivered with respect to the such Fiscal Quarter hereunder, CHG shall have the right to the extent provided in Section 7.8 of the Multiparty Agreement to prepay Term Loans on behalf of the Borrower, and if such right is exercised, such prepayment shall be deemed to have occurred prior to the end of such Fiscal Quarter for purposes of determining compliance with such Section 5.3.  If, after giving effect to the foregoing recalculation, the Borrower shall then be in compliance with the requirements of such Section 5.3, the Borrower shall be deemed to have satisfied the requirements of such Section 5.3 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such Section 5.3 that would have otherwise occurred but for such prepayment of the Term Loans shall be deemed not to have occurred for the purposes of the Loan Documents; and

(c)  in the event that the Borrower fails to comply with the requirements of Section 5.4 at the end of any Fiscal Quarter, at any time until the 15th day after the date on which a Compliance Certificate is required to be delivered with respect to the such Fiscal Quarter hereunder, CHG shall have the right to the extent provided in Section 7.8 of the Multiparty Agreement to prepay Term Loans on behalf of the Borrower, and if such right is exercised, such prepayment shall be deemed to have occurred prior to the end of such Fiscal Quarter and to have constituted a scheduled principal payment during such Fiscal Quarter for purposes of determining compliance with such Section 5.4.  If, after giving effect to the foregoing recalculation, the Borrower shall then be in compliance with the requirements of Section 5.4, the Borrower shall be deemed to have satisfied the requirements of Section 5.4 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 5.4 that would have otherwise occurred but for such prepayment of the Term Loans shall be deemed not to have occurred for the purposes of the Loan Documents.

The parties hereto hereby acknowledge that Section 9.3(b) and Section 9.3(c) above may not be relied on for purposes of calculating the Consolidated Leverage Ratio or the Consolidated Fixed Charge Coverage Ratio other than as applicable to Sections 5.3 and 5.4, respectively, of this Agreement.

ARTICLE X
AGENTS

Section 10.1  Appointment and Authorization of the Agents.  (a)  Appointment of Administrative Agent.  Each Lender hereby irrevocably appoints SG (together with any successor Administrative Agent pursuant to Section 10.10) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.  The Borrower and each Lender hereby acknowledges and agrees that the Administrative Agent may make available to CHG any reports, notices and other information provided by the Borrower, Cinedigm, Holdings or any other Loan Party pursuant to the terms of the Loan Documents.

(b)  Appointment and Duties of Collateral Agent.  Each Lender hereby irrevocably appoints SG (together with any successor Collateral Agent pursuant to Section 10.9) as the Collateral Agent hereunder and authorizes the Collateral Agent to (i) execute and deliver the Loan Documents to which it is a party and accept delivery thereof on its behalf from any Loan Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Collateral Agent under such Loan Documents, (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Collateral Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise (vii) execute any amendment, consent or waiver under the Loan Documents to which the Collateral Agent is a party on behalf of any Lender that has consented in writing to such amendment, consent or waiver, and (viii) exercise such powers as are reasonably incidental thereto; provided, however, that the Collateral Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Collateral Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Collateral Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)  Limited Duties.  Under the Loan Documents, the Agents (i) are acting solely on behalf of the Lenders (except to the limited extent provided in Section 2.11(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term "Administrative Agent", "Collateral Agent" or the terms "agent", "administrative agent", and "collateral agent" and similar terms in any Loan Document to refer to the Administrative Agent or the Collateral Agent, which terms are used for title purposes only, (ii) are not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against any Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.  None of the Persons identified on the facing page of this Agreement as an Arranger, "syndication agent" or "documentation agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Persons that are also Lenders, those obligations applicable to Lenders.   Except as otherwise provided herein, none of the Persons identified on the facing page of this Agreement as a Bookrunner shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Persons that are also Lenders, those obligations applicable to Lenders.

Section 10.2  Binding Effect.  Each Lender agrees that (i) any action taken by any Agent or the Required Lenders (or, if expressly required hereby, such lesser or greater proportion of the

Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by such Agent in reliance upon the instructions of Required Lenders (or, where so required, such lesser or greater proportion) and (iii) the exercise by such Agent or the Required Lenders (or, where so required, such lesser or greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Section 10.3  Use of Discretion.  (a)  No Action without Instructions.  No Agent shall be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater or lesser proportion of the Lenders).

(b)  Right Not to Follow Certain Instructions.  Notwithstanding clause (a) above, no Agent shall be required to take, or to omit to take, any action (i) unless, upon demand, such Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to such Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against such Agent or any Related Person thereof or (ii) that is, in the opinion of such Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

Section 10.4  Delegation of Rights and Duties.  Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party).  Any such Person shall benefit from this Article X to the extent provided by such Agent.

Section 10.5  Reliance and Liability.  (a)  Each Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.2(e), (ii) rely on the Register to the extent set forth in Section 2.11, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)  None of the Agents or any of their Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and the Borrower hereby waive and shall not assert (and the Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of such Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.  Without limiting the foregoing, no Agent:

(i)  shall be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders (or, where expressly required by the terms of this Agreement, a greater or lesser proportion of the Lenders) or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of such Agent, when acting on behalf of such Agent);

(ii)  shall be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)  makes any warranty or representation, or shall be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or any Loan Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by such Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by such Agent in connection with the Loan Documents; and

(iv)  shall have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default or shall be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower or any Lender describing such Default or Event of Default clearly labeled "notice of default" (in which case such Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and the Borrower hereby waives and agrees not to assert (and the Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action it might have against such Agent based thereon.

Section 10.6  Agents Individually.  Each Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting as such Agent and may receive separate fees and other payments therefor.  To the extent an Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms "Lender" and "Required Lender" and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, such Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders, respectively.

Section 10.7  Lender Credit Decision.  Each Lender acknowledges that it shall, independently and without reliance upon any Agent or any Lender or any of their Related Persons or upon any document (including the Disclosure Documents) solely or in part because such document was transmitted by such Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Loan Document to be transmitted by a specific Agent to the Lenders, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of such Agent or any of its Related Persons.

Section 10.8  Expenses; Indemnities.  (a)  Each Lender agrees to reimburse each Agent and each of their respective Related Persons (to the extent not reimbursed by any Loan Party) promptly upon demand for such Lender's Pro Rata Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by such Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document or CDF2 Loan Document.

(b)  Each Lender further agrees to indemnify each Agent and each of their respective Related Persons (to the extent not reimbursed by any Loan Party), from and against such Lender's aggregate Pro Rata Share of the Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against such Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, CDF2 Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by such Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to such Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

Section 10.9  Resignation of Collateral Agent.  (a)  The Collateral Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date that is 30 days after such notice is given.  If the Collateral Agent delivers any such notice, (i) if SG is a Lender or an Agent at the time of such notice of resignation, SG may choose, in its sole discretion, to be the Collateral Agent or (ii) if SG is not a Lender or Agent at such time or chooses not to be the Collateral Agent, then the Required Lenders shall have the right to appoint a successor Collateral Agent.  If, within 30 days after the retiring Collateral Agent having given notice of resignation, no successor Collateral Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent from among the Lenders.  Each appointment under this clause (a) shall be subject to the prior written consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of a Default.

(b)  Effective immediately upon its resignation and the assignment of Liens in favor of the successor Collateral Agent or otherwise for the benefit of the Secured Parties, (i) the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the rights and duties of the Collateral Agent until a successor Collateral Agent shall have accepted a valid appointment hereunder, (iii) the retiring Collateral Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Collateral Agent was, or because such Collateral Agent had been, validly acting as Collateral Agent under the Loan Documents and (iv) subject to its rights under Section 10.3, the retiring Collateral Agent shall take such action as may be reasonably necessary to assign to the successor Collateral Agent its rights and Liens as Collateral Agent under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as Collateral Agent and the assignment of Liens from the retiring Collateral Agent, a successor Collateral Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Collateral Agent under the Loan Documents.

Section 10.10  Resignation of Administrative Agent.  (a)  The Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date that is 30 days after such notice is given.  If the Administrative Agent delivers any such notice, then the Required Lenders shall have the right to appoint a successor Administrative Agent.  If, within 30 days after the retiring Administrative Agent having given notice of resignation, no successor Administrative Agent has been, if applicable, appointed by the Required Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders.  Each appointment under this clause (a) shall be subject to the prior written consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of a Default.

(b)  Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) if a successor Administrative Agent has not been appointed, the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 10.3, and if applicable under clause (a) above, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents.

Section 10.11  Release of Collateral or Guarantors.  Each Lender hereby consents to the release and hereby directs the Collateral Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)  any Subsidiary of the Borrower from its guaranty of any Secured Obligation of any Loan Party if all of the Securities of such Subsidiary owned by any Group Member are Sold in a Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Sale, such Subsidiary would not be required to guaranty any Secured Obligations pursuant to Section 7.10;

(b)  any Lien held by the Collateral Agent for the benefit of the Secured Parties against (i) any Collateral that is Sold by a Loan Party in a Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 7.10 after giving effect to such Sale have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon Section 8.2(d) or (e) and (iii) all of the Collateral and all Loan Parties, upon (A) termination of the Commitments and payment and satisfaction in full in cash of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable, (B) deposit of cash collateral with respect to all contingent Secured Obligations (including Secured Hedging Obligations), in amounts and on terms and conditions and with parties satisfactory to the Administrative Agent and each Indemnitee that is owed such Obligations and (C) to the extent requested by the Administrative Agent, receipt by the Secured Parties of liability releases from the Loan Parties each in form and substance acceptable to the Administrative Agent; and

(c)  any Liens granted by Holdings on Digital Systems to secure the Revolving Loans upon (i) if no Revolving Loans are outstanding as of the end of the Availability Period, the last day of the Availability Period or (ii) if Revolving Loans are outstanding as of the end of the Availability Period, the date occurring on or after the Revolving Loan Conversion Date on which there has been a corresponding true-up of Rent (as defined in the CHG Lease Agreement) payable under the applicable schedules to the CHG Lease Agreement.

For the avoidance of doubt, that application of funds from the Collection Account in accordance with Section 4.4 or 4.5 of the Multiparty Agreement and, upon consent of the Administrative Agent, use of the Debt Service Reserve Account in accordance with the Multiparty Agreement to make payments of principal and interest do not constitute a release of Collateral and no Lender consent shall be required therefor.

Each Lender hereby directs the Administrative Agent and the Collateral Agent, and each such Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 10.11.

Section 10.12  Additional Secured Parties.  The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Collateral Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Collateral Agent, shall confirm such agreement in a writing in form and substance acceptable to the Collateral Agent) this Article X, Section 11.8, Section 11.9 and Section 11.20 and the decisions and actions of the Collateral Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater or lesser proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 10.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept and (b) except as set forth herein specifically for such Secured Party, (i) each of the Collateral Agent and the Lenders shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Secured Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Secured Obligation and (ii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

Section 10.13  Removal of Agents.  Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that a Person serving as an Agent is (without taking into account any provision in the definition of "Defaulting Lender" requiring notice from the Administrative Agent or any other party) a Defaulting Lender, the Required Lenders (determined after giving effect to Section 11.1(c)) may by notice to the Borrower and such Person remove such Person as such Agent (subject to any cure effected in accordance with Section 2.2(d)) and appoint an applicable replacement Agent hereunder.  Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Agent is appointed and (ii) the date 30 days after the giving of such notice by the Required Lenders (regardless of whether a replacement Agent has been appointed).  Each appointment under this Section 10.13 shall be subject to the prior written consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of a Default.

ARTICLE XI
MISCELLANEOUS

Section 11.1  Amendments, Waivers, Etc.  (a)  No amendment or waiver of any provision of any Loan Document (other than the Fee Letter and the Control Agreements) and no consent to any departure by any Loan Party therefrom shall be effective unless the same shall be in writing and signed (i) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency, by the Administrative Agent, the Borrower and any other Loan Party which is a party to the Loan Document in question, (ii) in the case of granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, by the Collateral Agent, the Borrower and any other Loan Party which is a party to the Loan Document in question, and (iii) in the case of any other amendment, consent or waiver, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders), the Borrower and any other Loan Party which is a party to the Loan Document in question;

provided, however, that no amendment, consent or waiver described in clauses (i), (ii), or (iii) above shall, unless in writing and signed by each Lender directly affected thereby (or by the Administrative Agent with the consent of such Lender), in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, do any of the following:

(i)  waive any condition specified in Section 3.1 or Section 3.2, except any condition referring to any other provision of any Loan Document;

(ii)  increase the Commitment of such Lender or subject such Lender to any additional obligation;

(iii)  reduce (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of the Borrower to repay (whether or not on a fixed date), any outstanding Loan owing to such Lender or (B) any fee or accrued interest payable to such Lender; provided, however, that this clause (iii) does not apply to any change to any provision increasing any interest rate or fee during the continuance of an Event of Default or to any payment of any such increase;

(iv)  waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on any Loan or fee owing to such Lender or for the reduction of such Lender's Commitment; provided, however, that this clause (iv) does not apply to any change to mandatory prepayments set forth in Sections 2.5(a), 2.5(b) or 2.5(c) or to the application of any payment set forth in Section 2.9(b).

(v)  except as provided in Section 10.11, release all or substantially all of the Collateral, Holdings or Parent Holdings from its respective Pledge Agreement or any Guarantor from its guaranty of any Secured Obligation of the Borrower;

(vi)  reduce or increase the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the terms "Required Lenders," "Pro Rata Share" or "Pro Rata Outstandings";

(vii)  amend Section 2.9(c), Section 2.9(d), Section 10.11, Section 11.9 or this Section 11.1;

and provided, further, that (x) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, any Agent (or otherwise modify any provision of Article X or the application thereof) or any SPV that has been granted an option pursuant to Section 11.2(f) unless in writing and signed by such Agent or, as the case may be, such SPV in addition to any signature otherwise required and (y) the consent of the Borrower shall not be required to change any order of priority set forth in Section 2.9(c).

(b)  Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Loan Party shall entitle any Loan Party to any notice or demand in the same, similar or other circumstances.  No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(c)  Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments, consents and waivers hereunder and the outstanding Loans and/or Commitments of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment, consent or waiver (and the definition of "Required Lenders" will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment, consent or waiver that would increase or extend the term of such Loans or Commitments of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

(d)  No amendment, waiver or consent with respect to this Agreement or any other Loan Document shall require the consent of a Secured Hedging Counterparty.

(e)  The Fee Letter and the Control Agreements may be amended, waived or otherwise modified in accordance with the terms thereof.

Section 11.2  Assignments and Participations; Binding Effect.  (a)  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it.  Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrower (except for Article X), each Agent and each Lender and, to the extent provided in Section 10.12, each other Indemnitee and Secured Party and, in each case, their respective successors and permitted assigns.  Except as expressly provided in any Loan Document (including in 10.9 and 10.10), none of the Loan Parties, the Lenders or the Agents shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)  Right to Assign.  Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and any amounts on deposit in the DDTL Escrow Account) to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any Eligible Assignee consented to in writing by the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld or delayed, and the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof) unless an Event of Default has occurred and is continuing, in which case, the Borrower's consent is not required; provided, however, that (x) such Sales must be ratable among the obligations owing to and owed by such Lender and (y) the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans and

Commitments and amounts on deposit in the DDTL Escrow Account subject to any such Sale shall not be less than (1) in the case of the Initial Advance Term Loan Facility, $1,000,000 and (2) in the case of the Delayed Draw Term Loan Facility, the Revolving Facility and the amounts on deposit in the DDTL Escrow Account, $2,500,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor's (together with its Affiliates' and Approved Funds') entire interest in the Loans and Commitments or is made with the prior written consent of the Borrower and the Administrative Agent.

(c)  Procedure.  The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Administrative Agent (which shall keep a copy thereof) an Assignment, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Administrative Agent), any tax forms required to be delivered pursuant to Section 2.14(f) and payment by the assignee of an assignment fee in the amount of $3,500; provided that, (i) no assignment fee shall be due and payable with respect to assignments between Lenders and their respective Affiliates or Approved Funds, (ii) no assignment fee shall be due and payable with respect to assignments made by or to an Agent and (iii) in the case of multiple assignments occurring on the same Business Day to any permitted assignee referenced in clause (b) above and its respective Affiliates or Approved Funds, only one assignment fee shall be due and payable.  Upon receipt of all the foregoing, and conditioned upon such receipt, from and after the effective date specified in such Assignment, the Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)  Effectiveness.  Effective upon the entry of such record in the Register or an electronic settlement system designated by the Administrative Agent in accordance with clause (g) below, (i) such assignee shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender's rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article X, Section 11.8 and Section 11.9 to the extent provided in Section 10.12).

(e)  Grant of Security Interests.  In addition to the other rights provided in this Section 11.2, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans and any amounts on deposit in the DDTL Escrow Account), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board) or other central banking authority with jurisdiction over such Lender, without notice to or the consent of the Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender's Securities by notice (but without the consent of) to the Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.  Notice to or the consent of the Borrower shall not be required with respect to any grant or assignment made pursuant to this clause (e).

(f)  Participants and SPVs.  In addition to the other rights provided in this Section 11.2, each Lender may, (x) with notice to the Administrative Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Administrative Agent or the Borrower, sell participations to one or more Eligible Assignees in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Loans); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender's rights and obligations, and the rights and obligations of the Loan Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Sections 2.12 and 2.13, but only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to Section 2.14(f) and such Lender complies with the requirements of Section 2.11(a) then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Administrative Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender's ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (iii) and (iv) of Section 11.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 11.1(a)(v) (or amendments, consents and waivers with respect to Section 10.11 to release all or substantially all of the Collateral).  No party hereto shall institute (and the Borrower shall cause each other Loan Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability).  The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

(g)  Electronic Execution of Assignments.  The words "execution," "signed," "signature," and words of like import in any Assignment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.3  Costs and Expenses.  Any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of such Loan Party, and no Secured Party shall be required under any Loan Document to reimburse any Loan Party or Group Member therefor except as expressly provided therein.  In addition, the Borrower agrees to pay or reimburse upon demand (a) the Agents for all reasonable out-of-pocket costs and expenses incurred by any of them or any of their Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any CDF2 Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable fees, charges and disbursements of legal counsel to the Administrative Agent or such Related Persons, fees, costs and expenses incurred in connection with Intralinks® or any other E-System and allocated to the Facilities by the Administrative Agent in its sole discretion and, in the case of any such fees, costs, charges, and disbursements for which arrangements satisfactory to the parties entitled to payment thereof shall have been made for payment or reimbursement after the Effective Date, the Borrower agrees to pay or reimburse such amounts as provided in such arrangements, (b) the Administrative Agent and Collateral Agent for all reasonable costs and expenses incurred by any of them or any of their Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Administrative Agent or the Collateral Agent for its examiners) and (c) each of the Agents, their Related Persons, and each Lender for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out," (ii) the enforcement or preservation of any right or remedy under any Loan Document, any CDF2 Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Loan Party, Loan Document, any CDF2 Loan Document or Obligation (or the response to and preparation for any subpoena or request for document production relating thereto), including fees and disbursements of counsel (including allocated costs of internal counsel).

Section 11.4  Indemnities.  (a)  The Borrower agrees to indemnify, hold harmless and defend each Agent, each Lender, each Person (other than the Borrower) party to a Secured Hedging Document and each of their respective Related Persons (each such Person being an "Indemnitee") from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any CDF2 Loan Document, any Disclosure Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Loan or any securities filing of, or with respect to, any Loan Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Loan Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions and this Agreement or the transactions contemplated hereby, (iii) any actual or prospective investigation, litigation or other proceeding relating to any of the matters described in clause (i) or (ii) of this Section 11.4(a), whether or not brought by any such Indemnitee or any of its Related Persons, any holders of Securities or creditors (and including reasonable attorneys' fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the "Indemnified Matters"); provided, however, that the Borrower shall not have any liability under this Section 11.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter (to the extent such Indemnitee would otherwise be liable) other than, to the extent such liability has resulted solely from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  Furthermore, the Borrower waives and agrees not to assert against any Indemnitee, and shall cause each other Loan Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

(b)  Without limiting the foregoing, "Indemnified Matters" includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Related Person or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Related Person, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Related Person or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by any Secured Party or following any Secured Party having become the successor-in-interest to any Loan Party and (ii) are attributable solely to acts of such Indemnitee.

Section 11.5  Survival.  Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document (including pursuant to Section 2.13, Section 2.14, Article X, Section 11.3, Section 11.4 or this Section 11.5) and all representations and warranties made in any Loan Document shall (A) survive the termination of the Commitments and the payment in full of the Obligations and (B) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

Section 11.6  Limitation of Liability for Certain Damages.  In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  The Borrower hereby waives, releases and agrees (and shall cause each other Loan Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.7  Lender-Creditor Relationship.  The relationship between the Lenders and the Agents, on the one hand, and the Loan Parties, on the other hand, is solely that of lender and creditor.  No Secured Party has any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Loan Parties by virtue of, any Loan Document or any transaction contemplated therein.

Section 11.8  Right of Setoff.  Each of the Administrative Agent, the Collateral Agent, each Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by the Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Administrative Agent, the Collateral Agent, such Lender or any of their respective Affiliates to or for the credit or the account of the Borrower against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent  and the Delayed Draw Term Loan Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each of the Administrative Agent, the Collateral Agent and each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights under this Section 11.8 are in addition to any other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and the Lenders and their Affiliates and other Secured Parties may have.

Section 11.9  Sharing of Payments, Etc.  If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any

Collateral or "proceeds" (as defined under the applicable UCC) of Collateral) other than pursuant to Sections 2.13, 2.14, 2.15 and 11.2 and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Administrative Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Lender to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by the Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 11.10  Marshaling; Payments Set Aside.  No Secured Party shall be under any obligation to marshal any property in favor of any Loan Party or any other party or against or in payment of any Obligation.  To the extent that any Secured Party receives a payment from the Borrower, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 11.11  Notices.  (a)  Addresses.  All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to, with respect to any party, the Persons and addresses specified under such party's name on Schedule II or on the signature page of any applicable Assignment, (ii) except as provided in Section 11.11(b), posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Administrative Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Administrative Agent prior to such posting, (iii) except as provided in Section 11.11(b), posted to any other E-System set up by or at the direction of the Administrative Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower and the Administrative Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower and the Administrative Agent.  Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

(b)  Effectiveness.  All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile, including E-Fax (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender's receipt of confirmation of proper transmission, and (iv) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to the Administrative Agent pursuant to Article II or Article X shall be effective until received by the Administrative Agent and no notice, demand, request, direction or other communication to any Loan Party pursuant to Section 9.1 shall be effective unless given in accordance with the methods described in clauses (i) through (iv) (other than by E-Fax) of this Section 11.11(b).

Section 11.12  Electronic Transmissions.  (a)  Authorization.  Subject to the provisions of Section 11.11, each of the Administrative Agent, the Borrower, the Lenders and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein.  The Borrower and each Secured Party hereby acknowledges and agrees, and the Borrower shall cause each other Loan Party to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)  Signatures.  Subject to the provisions of Section 11.11, (i) (A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a "signature" and (C) each such posting shall be deemed sufficient to satisfy any requirement for a "writing," in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Secured Party and Loan Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party's or beneficiary's right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)  Separate Agreements.  All uses of an E-System shall be governed by and subject to, in addition to Section 11.11 and this Section 11.12, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by the Secured Parties and the Loan Parties in connection with the use of such E-System.

(d)  LIMITATION OF LIABILITY.  ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED "AS IS" AND "AS AVAILABLE".  NONE OF AGENTS, ANY LOAN PARTY OR ANY OF THEIR RESPECTIVE RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION, AND EACH DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN.  NO WARRANTY OF ANY KIND IS MADE BY THE AGENTS, ANY LOAN PARTY OR ANY OF THEIR RESPECTIVE RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS.  The Borrower and each Secured Party agrees (and the Borrower shall cause each other Loan Party to agree) that neither the Agents nor any Loan Party has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

Section 11.13  Governing Law.  This Agreement, each other Loan Document that does not expressly set forth its applicable law, and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 11.14  Jurisdiction.  (a)  Submission to Jurisdiction.  Any legal action or proceeding with respect to any Loan Document may be brought in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States for the Southern District of New York and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereto (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(b)  Service of Process.  Each party hereto (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of each party hereto specified in Section 11.11 (and shall be effective when such mailing shall be effective, as provided therein).  Each party hereto (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)  Non-Exclusive Jurisdiction.  Nothing contained in this Section 11.14 shall affect the right of the Agents, any Lender or any Loan Party to serve process in any other manner permitted by applicable Requirements of Law or the right of any party hereto to commence legal proceedings or otherwise proceed against any party hereto, any Loan Party or any of the Collateral in any other jurisdiction.

Section 11.15  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREIN OR RELATED THERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

Section 11.16  Severability.  Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.

Section 11.17  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 11.18  Entire Agreement.  The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving any Loan Party and any of the Agents or any Lender or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect.  In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern (unless such terms of such other Loan Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).

Section 11.19  Use of Name.  The Borrower agrees, and shall cause each other Loan Party to agree, that it shall not, and none of its Affiliates shall, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of the Securities of any Loan Party) using the name, logo or otherwise referring to (a) any Agent, any Arranger, any Bookrunner, any "syndication agent" or any "documentation agent" or of any of their respective Affiliates, (b) the Loan Documents or (c) any transaction contemplated therein to which the Secured Parties are party without at least 2 Business Days' prior notice to such Person and without the prior consent of such Person except to the extent required to do so under applicable Requirements of Law and then, only after consulting with such Person prior thereto.

Section 11.20  Non-Public Information; Confidentiality.  (a)  Each Lender acknowledges and agrees that it may receive material non-public information hereunder concerning the Loan Parties and their Affiliates and Securities and agrees to use such information in compliance with all relevant policies, procedures and Contractual Obligations and applicable Requirements of Laws (including United States federal and state security laws and regulations).

(b)  Each Lender and each Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Loan Party as confidential, except that such information may be disclosed (i) with the Borrower's prior written consent, (ii) to Related Persons of such Lender or Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes available to such Lender or Agent, as the case may be, on a non-confidential basis from a source other than any Loan Party, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (provided that disclosure in any tombstone or other advertising materials shall be limited to matters previously disclosed in any press release made by or on behalf of a Loan Party or Cinedigm or otherwise consented to in writing by the Borrower), (vi) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify the Borrower or any other Loan Party, (vii) to current or prospective assignees, any Eligible Assignee invited to be a Lender pursuant to Section 2.18, SPVs grantees of any option described in Section 11.2(f) or participants, direct or contractual counterparties to any Secured Hedging Document or any Hedging Agreement permitted hereunder and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 11.20, (viii) to CHG and (ix) in connection with the exercise of any remedy under any Loan Document.  In the event of any conflict between the terms of this Section 11.20 and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section 11.20 shall govern.

Section 11.21  USA Patriot Act; OFAC.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, each other Loan Party and each shareholder of the Borrower holding 10% or more of the outstanding common shares, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. In addition, Borrower agrees to (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower or any Subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of

Foreign Assets Control of the United States Treasury Department ("OFAC"), the Department of the Treasury or included in any Executive Order of the President of the United States, (b) not to use or permit the use of proceeds of the Obligations to violate any of the foreign asset control regulations of the OFAC or any enabling statute or Executive Order of the President of the United States relating thereto, and (c) comply, or cause its Subsidiaries to comply, with the applicable laws.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CINEDIGM DIGITAL FUNDING 2, LLC, as Borrower
By:	/s/ Gary S. Loffredo
Name:	Gary S. Loffredo
Title:	General Counsel and Secretary

Signature Page to Credit Agreement

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH, as Administrative Agent, Collateral Agent and Lender
By:	/s/ Richard O. Knowlton
Name:	Richard O. Knowlton
Title:	Managing Director

Signature Page to Credit Agreement

NATIXIS NEW YORK BRANCH, as Lender
By:	/s/ Gerardo Canet
Name:	Gerardo Canet
Title:	Director

By:	/s/ Frank H. Madden, Jr.
Name:	Frank H. Madden, Jr.
Title:	Managing Director

Signature Page to Credit Agreement

ING CAPITAL LLC, as Lender
By:	/s/ Stephen Nettler
Name:	Stephen Nettler
Title:	Managing Director

Signature Page to Credit Agreement

TD BANK, N.A., as Lender
By:	/s/ Michael J. Ferrara
Name:	Michael J. Ferrara
Title:	Vice President

Signature Page to Credit Agreement

SCHEDULE I

COMMITMENTS

Revolving Loan Lender	Revolving Loan Commitment
Société Générale, New York Branch	$2,500,000
Total:	$2,500,000

Term Loan Lender	Initial Advance Term Loan Commitment
Société Générale, New York Branch	$10,500,000
Natixis New York Branch	$9,500,000
ING Capital LLC	$5,000,000
Total:	$25,000,000

Term Loan Lender	Delayed Draw Term Loan Commitment
Société Générale, New York Branch	$13,000,000
Natixis New York Branch	$10,500,000
ING Capital LLC	$13,500,000
TD Bank, N.A.	$13,000,000
Total:	$50,000,000

Schedule I

SCHEDULE II

ADDRESSES FOR NOTICES

Lender                                                                                         Address for Notice

Société Générale, New York Branch                                                  1221 Avenue of the Americas
New York, NY
Attention: Justine Dupont-Nivet
Facsimile: 212-278-6136
Telephone: 212.278.5915
Email: justine.dupont-nivet@sgcib.com

Natixis New York Branch                                                                    9 West 57th Street, 35th Floor
New York, NY 10019
Attention: Gerardo Canet
Facsimile:  212-891-6119
Telephone:  212-872-5136

Borrower                                                                                Address for Notice

Cinedigm Digital Funding 2, LLC                                                      55 Madison Avenue, Suite 300
Morristown, New Jersey 07960
Attention: General Counsel
Facsimile: 973-290-0081
Telephone: 973-290-0027

Schedule II

SCHEDULE 3.1

Conditions Precedent to Effectiveness

(a)  Certain Documents.  The Administrative Agent shall have received on or prior to the Effective Date each of the following, each dated the Effective Date (or such other date as may be indicated below) unless otherwise agreed by the Administrative Agent, in form and substance satisfactory to the Administrative Agent, and each Lender:

(i)  this Agreement duly executed by the Borrower and, for the account of each Lender requesting the same by notice to the Administrative Agent and the Borrower received by each at least three (3) Business Days prior to the Effective Date (or such later date as may be agreed by the Borrower), Notes conforming to the requirements set forth in Section 2.11(e);

(ii)  the Guaranty and Security Agreement, duly executed by the Borrower and each Guarantor, and the Pledge Agreements, duly executed by Holdings and Parent Holdings, as applicable, together with (A) copies of UCC, tax, judgment lien, Intellectual Property and other appropriate search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings and other documents with respect to the priority of the security interest of the Collateral Agent in the Collateral, in each case, as may be reasonably requested by the Administrative Agent or the Collateral Agent, (B) proper financing statements (including Intellectual Property financing statements), duly prepared for filing under the Uniform Commercial Code or other applicable law of all jurisdictions that the Collateral Agent may reasonably deem necessary or desirable in order to perfect the liens and security interests created under the Loan Documents covering the Collateral described in the Loan Documents, (C) all certificates representing all Securities being pledged pursuant to such Guaranty and Security Agreement and the Pledge Agreements and related undated powers or endorsements duly executed in blank, and (D) all Control Agreements in favor of the Collateral Agent that, in the reasonable judgment of the Administrative Agent, are required for the Loan Parties to comply with the Loan Documents as of the Effective Date (including without limitation with respect to the Holdings Operating Account), each duly executed by, in addition to the applicable Loan Party, the applicable Deposit Bank;

(iii)  duly executed opinions of counsel to the Loan Parties, each addressed to the Administrative Agent, the Collateral Agent and the Lenders and addressing such matters as the Administrative Agent or Lenders may reasonably request (including, without limitation, non-consolidation, true sale/contribution, true lease and corporate separateness opinions);

(iv)  a copy of each Constituent Document of each Loan Party that is on file with any Governmental Authority in any jurisdiction, and certified as of a recent date by such Governmental Authority, together with, if applicable, certificates attesting to the good standing of such Loan Party in its jurisdiction of organization and each other jurisdiction where such Loan Party is qualified to do business as a foreign entity or where such qualification is necessary (and, if appropriate in any such jurisdiction, related tax certificates);

Schedule 3.1

(v)  a certificate of the secretary or other officer of each Loan Party in charge of maintaining books and records of such Loan Party certifying as to (A) the names and signatures of each officer of such Loan Party authorized to execute and deliver any Loan Document, (B) the Constituent Documents of such Loan Party attached to such certificate are complete and correct copies of such Constituent Documents as in effect on the date of such certification and (C) the resolutions of such Loan Party's board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which such Loan Party is a party;

(vi)  a certificate of the President, Chief Executive Officer or Chief Financial Officer of the Borrower certifying that as of the Effective Date (A) the representations and warranties of the Loan Parties set forth in any Loan Document shall be true and correct on and as of such date, (B) no Default has occurred and is continuing, (C) all conditions precedent to such proposed Borrowing (including availability restrictions) have been satisfied or will be satisfied substantially concurrently with the funding of the proposed Borrowing and (D) no default or event of default (or any event which with the giving of notice or lapse of time or both will be a default or event of default) shall occur as a result of, and after giving effect to, the Effective Date or the transactions contemplated by the Loan Documents under any Loan Party's Indebtedness or material Contractual Obligations;

(vii)  insurance certificates and endorsements in form and substance satisfactory to the Collateral Agent demonstrating that the insurance policies required by Section 7.5 (other than any insurance policies in respect of equipment subject to an Exhibitor Agreement which policies are maintained by the applicable Approved Exhibitor in accordance with the terms of such Exhibitor Agreement) are in full force and effect and have all terms required by Section 7.5;

(viii)  the Consents, duly executed by the respective Distributors and Approved Exhibitors, as applicable;

(ix)  the Multiparty Agreement duly executed by the parties thereto; and

(x)  consents, waivers, acknowledgements and other agreements from any Loan Party or third parties which the Administrative Agent or the Collateral Agent may reasonably deem necessary in order to permit, protect or perfect the Collateral Agent's security interests in and Liens upon the Collateral and to effectuate the provisions of this Agreement and the other Loan Documents, including, without limitation, mortgagee or landlord waivers, estoppel certificates, bailee letters, consignment notices and other similar agreements.

(b)  Capital Structure.  The Lenders shall be satisfied with the management, corporate and capital structure of Holdings and its Subsidiaries, and all legal and tax (including pass-through treatment) aspects relating thereto. Without limitation of the foregoing, the Lenders shall be satisfied that, as of the Effective Date, Parent Holdings directly owns and controls 100% of the Voting Stock of Holdings.

(c)  Mezzanine and Lease Financing Structure.  The Administrative Agent shall have received evidence satisfactory to it that (i) Cinedigm has made a cash capital contribution of at least $2,000,000 to Parent Holdings in the form of common Stock and that all of such cash

Schedule 3.1

capital has been contributed as common equity by Parent Holdings to Holdings and then by Holdings to the Borrower, in each case, in accordance with Section 4.2(iii) of the Multiparty Agreement, (ii) the Approved Vendors have committed to advance to Holdings the Required Vendor Mezzanine Loans, (iii) the CHG Lease Facility Documents provide an aggregate commitment by CHG to fund not less than $23,050,000 to Holdings (without giving effect to advances funded with the proceeds of the CDF2 Non-Recourse Loans), and (iv) all conditions precedent to the effectiveness of the CHG Lease Facility Documents shall have been satisfied or be satisfied concurrently with the effectiveness of this Agreement and the CHG Lease Facility Documents shall be in full force and effect concurrently with the effectiveness of this Agreement.  In connection with the foregoing, the Borrower shall have delivered the following to the Administrative Agent: (x) the fully executed CHG Lease Facility Documents, (y) the fully executed CDF2 Loan Documents and (z) the fully executed documentation evidencing the Required Vendor Mezzanine Loans.

(d)  Installation Management Fees.  The Administrative Agent shall have received evidence satisfactory to it that Cinedigm will be paid not less than $1,000 per screen of the Installation Management Fee by Holdings in the form of subordinated debt pursuant to documentation in form and substantive satisfactory to the Administrative Agent.

(e)  Material Contracts.  All material contracts of the Group Members (including the Management Services Agreement, the CDF2 Loan Documents, and the Sale and Contribution Agreement) shall be in full force and effect concurrently with the effectiveness of this Agreement.  All material contracts of Parent Holdings and Holdings (including, without limitation, (i) all Exhibitor Agreements, including shortfall support, (ii) all Service Agreements, (iii) all Digital Cinema Deployment Agreements, (iv) the Management Services Agreement, (v) all Supply Agreements, (vi) the CHG Lease Facility Documents, (vii) the IP Licenses shall be in full force and effect and all applicable rights of Parent Holdings and Holdings, as applicable, thereunder have been assigned to the Borrower on terms and conditions and pursuant to documentation acceptable to the Lenders.

(f)  Minimum Screens.  Holdings shall have entered into Exhibitor Agreements in respect of no fewer than 800 screens at such locations as are satisfactory to the Bookrunners.

(g)  Evidence of Ability to Monitor.  The Administrative Agent shall have received evidence satisfactory to it of Cinedigm's ability to monitor use of each Installed Digital System and reconcile such use to billing records in a manner that clearly identifies exhibition of content on each Installed Digital System for which a VPF is or may be billed, including sample account allocation reports demonstrating Cinedigm's ability to allocate collections under each Digital Cinema Deployment Agreement, (i) on a screen by screen basis or a complex by complex basis, as required pursuant to the terms of each Digital Cinema Deployment Agreement, and (ii) by VPF Rate, in each case, to the Administrative Agent's satisfaction

(h)  Absence of Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any Governmental Authority that has or could reasonably be expected to have a material adverse effect on Cinedigm, Parent Holdings, Holdings, Borrower or its Subsidiaries, the Facilities or any of the transactions contemplated hereby.

Schedule 3.1

(i)  Receipt of Pro Forma Financial Statements, Business Plan and Budget.  The Lenders shall have received and be satisfied with (i) the Initial Financial Statements described in clause (a) of the definition thereof, (ii) the Borrower's business plan which shall include the Initial Projections and (iii) a Budget for the period following the Effective Date through December 31, 2012.

(j)  Outstanding Debts and Liens.  The instruments governing Indebtedness, material contracts and Constituent Documents of the Loan Parties shall be acceptable to the Administrative Agent.

(k)  Evidence of Solvency.  The Administrative Agent shall have received a certificate of the Chief Financial Officer of each of Holdings and the Borrower certifying that as of the Effective Date each Loan Party is Solvent after giving effect to the funding of the Loans contemplated by this Agreement, the application of the proceeds thereof in accordance with Section 7.9 and the payment of all estimated legal, accounting and other fees and expenses related hereto.

(l)  Cash Management.  The Administrative Agent shall be satisfied that the Borrower shall have established a cash management system consistent with Section 7.11.

(m)  No Material Adverse Effect.  Since March 31, 2011, there shall not have occurred or become known to the Administrative Agent any event, development or circumstance that has caused or could reasonably be expected to cause a Material Adverse Effect.

(n)  Digital Systems Report.  The Borrower shall have delivered to the Administrative Agent and the Bookrunners a Digital Systems Report, accurate as of the Effective Date.

(o)  Pledge of Borrower's rights under CDF2 Loan Documents.  On or prior to the Effective Date, (i) all of Borrower's rights in and to the CDF2 Non-Recourse Loans and the CDF2 Loan Documents, including all collateral therefor (including the CHG Lease Facility Documents), shall have been assigned as Collateral and all payments under the CHG Lease Facility Documents shall have been irrevocably assigned to the Borrower for payment of the CDF2 Non-Recourse Loans (and to the Collateral Agent for the benefit of the Secured Parties), in each case, pursuant to documentation in form and substance satisfactory to the Administrative Agent and each Lender and (ii) the Administrative Agent shall be satisfied that (A) all filings (including UCC financing statements) necessary to provide the Borrower with a perfected security interest in the collateral securing the CDF2 Non-Recourse Loans (including CHG's rights and interests in the CHG Lease Facility Documents) have been made and (B) it and the Lenders are either addressees of, or specifically authorized to rely on, all opinions of counsel delivered in connection with the CDF2 Loan Documents and the CHG Lease Facility Documents, which opinions shall be in form and substance acceptable to the Administrative Agent.

(p)  Copies and Consummation of Sale and Contribution Agreement.  The Administrative Agent shall have received fully executed copies of the Sale and Contribution Agreement and all documents executed in connection therewith (including all documents providing for the assignment by Parent Holdings to Holdings and the sale or contribution by

Schedule 3.1

Holdings to the Borrower of all rights and agreements relating to the Digital Systems to which Parent Holdings and/or Holdings is a party and all other agreements that are purported to be conveyed to the Borrower pursuant to the Sale and Contribution Agreement) and such documents shall not have been altered, amended or otherwise modified or supplemented without the prior written consent of the Administrative Agent.  The Administrative Agent shall have received written evidence satisfactory to it and its counsel that substantially concurrently with the Effective Date the transactions contemplated by the Sale and Contribution Agreement shall have been consummated in accordance with terms thereof.

(q)  Assignment of Digital Cinema Deployment Agreements  The Administrative Agent shall have received evidence reasonably satisfactory to it that all Digital Cinema Deployment Agreements shall have been assigned to Holdings in so far as each relates to Installed Digital Systems, in each case, pursuant to documents in form and substance acceptable to the Administrative Agent.

(r)  IP Escrow; Licenses.  The Administrative Agent and the Lenders shall be satisfied that the escrow arrangements contemplated in Section 6 of the Management Services Agreement with respect to Intellectual Property necessary to properly support the Digital Systems and otherwise perform the Services (as defined therein) shall have been consummated.  The Collateral Agent shall have received license agreements, in form and substance acceptable to the Administrative Agent, with respect to the software subject to such escrow.  The Administrative Agent shall have received a duly executed copy of the IP Escrow Agreement, the IP Licenses and officer's certificates and board resolutions from each of Hollywood Software and Access Digital Media, Inc., each in form and substance satisfactory to the Administrative Agent.

(s)  Fees and Expenses.  There shall have been paid in full in cash to the Administrative Agent, for the account of the applicable Person, all fees and all reimbursements of costs or expenses, in each case due and payable under any Loan Document on or before the Effective Date and invoiced prior to the Effective Date, except to the extent arrangements satisfactory to the parties entitled to payment thereof shall have been made for payment or reimbursement of any costs or expenses permitted to be made after the Effective Date.

(t)  New Information and Additional Matters.  There shall not have occurred or become known to the Administrative Agent since March 31, 2011 any information or other matter affecting any Loan Party or any of its Affiliates or the transactions contemplated by the Loan Documents that, in the Administrative Agent's judgment, is inconsistent in a material and adverse manner with any such information or other matter disclosed to the Administrative Agent prior to such date.  The Administrative Agent shall have received such additional documents and information as any Lender, through the Administrative Agent, may reasonably request.

Schedule 3.1

SCHEDULE 3.2

Conditions Precedent to Loans
and Release of Funds in the DDTL Escrow Account

(a)  Notice of Borrowing.  The Administrative Agent shall have received a written, timely and duly executed and completed Notice of Borrowing.

(b)  Representations; No Default Certificate.  The Administrative Agent shall have received a certificate of the President, Chief Executive Officer or Chief Financial Officer of the Borrower certifying that as of the Funding Date and before and after giving effect to the proposed Borrowing: (A) the representations and warranties of the Loan Parties set forth in any Loan Document shall be true and correct on and as of such date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties were true and correct as of such specified earlier date, (B) no Default has occurred and is continuing and (C) all conditions precedent to such proposed Borrowing (including availability restrictions) have been satisfied or will be satisfied substantially concurrent with the funding of the proposed Borrowing.

(c)  Receipt of Pro Forma Financial Statements, Business Plan and Budget.  The Lenders shall have received and be satisfied with the Initial Financial Statements described in clause (b) and, if applicable, (c) of the definition thereof.

(d)  Required Exhibitor Contributions.  The Administrative Agent shall have received evidence satisfactory to it that Holdings shall have received all Required Exhibitor Contributions due and payable by the Exhibitors under the Exhibitor Agreements with respect to Installed Digital Systems previously financed and to be financed with the proceeds of such Borrowing.  With respect to Previously Deployed Systems that will create a credit against any Required Exhibitor Contributions, the Administrative Agent shall have received all lien searches, lien releases, bills of sale, payoff letters and other documentation required by it to confirm that the transfer of such Previously Deployed Systems has been made by the applicable Exhibitor to Holdings free and clear of all Liens and not subject to any Indebtedness.

(e)  Required Vendor Mezzanine Loans.  The Administrative Agent shall have received evidence satisfactory to it that Holdings shall have received all Required Vendor Mezzanine Loans owing from the Approved Vendors with respect to Installed Digital Systems (other than Previously Deployed Systems) previously financed and to be financed with the proceeds of such Borrowing.

(f)  CHG Lease Facility.

(i)  All sale and leaseback agreements and schedules (and updates to schedules) delivered under the CHG Lease Agreement with respect to the Installed Digital Systems to be financed with the proceeds of such Borrowing shall be on terms and conditions satisfactory to the Administrative Agent in its sole discretion.

Schedule 3.2

(ii)  The Administrative Agent shall be satisfied that (i) all CHG Lease Advances shall have been, or shall simultaneously with the Borrowing to be made on such Funding Date be, made to Holdings under the CHG Lease Facility such that after giving effect to such proposed Borrowing, the conditions precedent set forth in clause (l) below have been satisfied and (ii) the CHG Sale Leaseback and the CHG Lease Facility Documents shall be in full force and effect and the Administrative Agent shall have a perfected first priority Lien in and to the Borrower's rights therein, including assignments of proceeds acknowledged by each lessee or paying party for any lessee.

(g)  Installation Management Fee.  The Administrative Agent shall be satisfied that at least $1,000 per screen of the Installation Management Fee for each Installed Digital System has been paid to Cinedigm by Holdings in the form of subordinated debt pursuant to documentation in form and substantive satisfactory to the Administrative Agent.

(h)  Liquidity.  The Approved Vendors shall have agreed to extended payment terms, and/or Cinedigm shall have agreed to a deferral of payment of the Installation Management Fee, as is necessary to create sufficient liquidity at the Borrower (as determined by the Administrative Agent) and such agreements shall be in effect.

(i)  Debt Service Reserve.  The Administrative Agent shall be satisfied that (i) the Debt Service Reserve shall be fully funded or (ii) the Borrower shall simultaneously fund (with a portion of the proceeds from the Borrowing or from such other amounts available to the Borrower) the Debt Service Reserve Account so that the Debt Service Reserve is fully funded, in each case, after giving effect to the proposed Borrowing.

(j)  Material Contracts.  The Administrative Agent shall be satisfied, in its sole discretion and after giving effect to any amendments and modifications deemed necessary by the Administrative Agent in its sole discretion, (i) with the terms and conditions of the Borrower's and Holdings' material contracts entered into after the Effective Date including all Exhibitor Agreements, Service Agreements and Digital Cinema Deployment Agreements entered into after the Effective Date, and (ii) that all applicable rights of Holdings under its material contracts have been assigned to the Borrower on terms and conditions and pursuant to documentation acceptable to Administrative Agent.

(k)  Updated Digital Systems Report.  The Borrower shall have delivered to the Administrative Agent a Digital Systems Report, updated as of such Funding Date.

(l)  Maximum Term Loan Amount Per Screen.  The Administrative Agent shall have received evidence satisfactory to it demonstrating that, after giving effect to the proposed Borrowing:

(i)  the quotient of (a) the aggregate principal amount of all Term Loans outstanding as of such Funding Date, divided by (b) the total number of screens being serviced by Installed Digital Systems as of such Funding Date does not exceed the lesser of (x) the product of (i) 65% and (ii) the aggregate Fully Installed Purchase Price of Installed Digital Systems paid or payable by Holdings as of such Funding Date and (y) $42,500;

Schedule 3.2

(ii)  with respect to the aggregate principal amount of all Term Loans included in such Borrowing that the Borrower has indicated in the related Systems Financing Notice will be applied to the Fully Installed Purchase Price of Installed Digital Systems that are not Specified Systems or Previously Deployed Systems, the quotient of (a) the aggregate principal amount of such Term Loans, divided by (b) the total number of screens being serviced by such Installed Digital Systems does not exceed $42,500;

(iii)  with respect to the aggregate principal amount of all Term Loans included in such Borrowing that the Borrower has indicated in the related Systems Financing Notice will be applied to the Fully Installed Purchase Price of Installed Digital Systems (i) that are not Specified Systems and (ii) that are Previously Deployed Systems, the quotient of (a) the aggregate principal amount of such Term Loans, divided by (b) the total number of screens being serviced by such Previously Deployed Systems does not exceed the least of (x) the product of (i) 65% and (ii) the aggregate Fully Installed Purchase Price of such Previously Deployed Systems, (y) the aggregate Fully Installed Purchase Price of such Previously Deployed Systems less the aggregate Required Exhibitor Contributions required to be made by all Approved Exhibitors in connection with such Previously Deployed Systems (not taking into account any credits associated with such Previously Deployed Systems), and (z) $42,500;

(iv)  with respect to the aggregate principal amount of all Term Loans included in such Borrowing that the Borrower has indicated in the related Systems Financing Notice will be applied to the Fully Installed Purchase Price of Installed Digital Systems (i) that will be delivered to a particular Approved Exhibitor identified in such Systems Financing Notice, (ii) that are Specified Systems and (iii) that are not Previously Deployed Systems, the quotient of (a) the aggregate principal amount of such Term Loans, divided by (b) the total number of screens being serviced by such Specified Systems does not exceed that amount set forth in the Exhibitor Agreement applicable to such Specified Systems; and

(v)  with respect to the aggregate principal amount of all Term Loans included in such Borrowing that the Borrower has indicated in the related Systems Financing Notice will be applied to the Fully Installed Purchase Price of Installed Digital Systems (i) that will be delivered to a particular Approved Exhibitor identified in such Systems Financing Notice, (ii) that are Specified Systems and (iii) that are Previously Deployed Systems, the quotient of (a) the aggregate principal amount of such Term Loans, divided by (b) the total number of screens being serviced by such Installed Digital Systems does not exceed the least of (x) the product of (i) 65% and (ii) the aggregate Fully Installed Purchase Price of such Installed Digital Systems, (y) the aggregate Fully Installed Purchase Price of such Installed Digital Systems less the aggregate Required Exhibitor Contributions required to be made by such Exhibitor in connection with such Installed Digital Systems (not taking into account any credits associated with such Exhibitor's Previously Deployed Systems), and (z) that amount set forth in the Exhibitor Agreement applicable to such Installed Digital Systems.

(m)  Maximum CHG Lease Advances Per Screen.  The Administrative Agent shall have received evidence satisfactory to it demonstrating that, after giving effect to the CHG Lease Advance corresponding to the proposed Borrowing, (i) in the case of Designated Installed Digital

Schedule 3.2

Systems, the quotient of (a) the aggregate amount of CHG Lease Advances outstanding as of such Funding Date, to the extent applied to the Fully Installed Purchase Price of Installed Digital Systems installed at Designated Cineplexes, divided by (b) the total number of screens being serviced by Designated Installed Digital Systems as of such Funding Date, does not exceed (x) prior to October 1, 2011, $58,500 and (y) on and after October 1, 2011, $57,882, and (ii) in the case of any other Installed Digital Systems, the quotient of (a) the aggregate amount of CHG Lease Advances outstanding as of such Funding Date, other than CHG Lease Advances described in clause (i)(a) above, divided by (b) the total number of screens being serviced by such Installed Digital Systems as of such Funding Date, does not exceed (x) prior to October 1, 2011, $53,500 and (y) on and after October 1, 2011, $52,882.

(n)  Minimum Installed Digital Systems.  The Administrative Agent shall have received evidence satisfactory to it demonstrating that the Loan Parties shall have installed not less than 600 Installed Digital Systems as of such Funding Date, at least 500 of which have been supplied by Approved Vendors.

(o)  Fees and Expenses.  All fees due and payable with respect to such Borrowing and all reimbursements of costs or expenses, in each case, due and payable under any Loan Document as of such Funding Date and invoiced prior to such Funding Date shall have been paid in full in cash to the Administrative Agent for the account of the applicable Person (or shall be paid to the Administrative Agent substantially concurrent with the funding of such Borrowing (including out of the proceeds of any Revolving Loans made or to be made on such Funding Date)) except to the extent, in the case of such costs or expenses owing as of the Initial Funding Date, arrangements satisfactory to the parties entitled to payment thereof shall have been made for payment or reimbursement of any such costs or expenses permitted to be made after the Effective Date.

(p)  CDF2 Non-Recourse Loan Collateral.  On or prior to the Funding Date, the Collateral Agent shall be satisfied that all of Borrower's rights in and to the CDF2 Non-Recourse Loans, the CDF2 Loan Agreement and the other CDF2 Loan Documents, including all collateral therefor (including all Digital Systems, the master lease, all lease schedules, the purchase and sale agreement and other CHG Lease Facility Documents), shall have been assigned as Collateral and all payments under the CHG Lease Facility Documents shall have been irrevocably assigned to the Borrower for payment of the CDF2 Non-Recourse Loans (and to the Collateral Agent for the benefit of the Secured Parties), in each case, pursuant to documentation in form and substance satisfactory to the Collateral Agent, and (ii) the Collateral Agent shall be satisfied that all filings (including UCC financing statements) necessary to provide the Borrower with a perfected security interest in the collateral securing the CDF2 Non-Recourse Loans (including all of CHG's rights and interests in the CHG Lease Facility Documents) have been made.

(q)  Certificates of Acceptance.  The Borrower shall deliver to the Administrative Agent a Certificate of Acceptance from each exhibitor party to an Exhibitor Agreement certifying as to the receipt, installation and operation of the Installed Digital Systems to be financed with the proceeds of such Borrowing or confirmation from the applicable supplier, in a form reasonably acceptable to the Administrative Agent, that such Installed Digital Systems have been installed and are in good working condition.

Schedule 3.2

(r)  Use of Proceeds.  The Administrative Agent shall be satisfied that the proceeds of such Borrowing shall be used in accordance with Section 7.9 and, in the case of a release of funds from the DDTL Escrow Account, shall have received documentation acceptable to it evidencing commencement of deployment of the applicable Installed Digital System prior to the DDTL Termination Date.

(s)  New Build Cineplexes.  The Administrative Agent shall have received evidence satisfactory to it that not more than 5% of Digital Systems deployed under the Phase 2 Rollout are deployed at New Build Cineplexes.

(t)  Second Run Complexes.  The Administrative Agent shall have received evidence satisfactory to it that not more than 5% of Digital Systems deployed under the Phase 2 Rollout are deployed at Second-Run Complexes.

(u)  Release of Certain Purchase Money Liens.  With respect to the Loans made on the Initial Funding Date, the Administrative Agent shall have received on or prior to such Initial Funding Date all lien releases, bills of sale, payoff and/or termination letters and other documentation required by it to confirm that the purchase money Liens and other security arrangements in favor of Ballantyne Strong, Inc. with respect to the Digital Systems purchased from Ballantyne Strong, Inc. prior to the Initial Funding Date will be released prior to or concurrently with the funding of such Loans.

(v)  Miscellaneous.  The Administrative Agent shall have received such other approvals, opinions, or documents reasonably deemed necessary or desirable by the Administrative Agent as a result of circumstances occurring after the date of this Agreement.

Schedule 3.2

SCHEDULE 3.3

Conditions Precedent to DDTL Termination Date Funding

(a)  Notice of Borrowing.  The Administrative Agent shall have received a written, timely and duly executed and completed Notice of DDTL Termination Date Funding.

(b)  Representations; No Default Certificate.  The Administrative Agent shall have received a certificate of the President, Chief Executive Officer or Chief Financial Officer of the Borrower certifying that as of the DDTL Termination Date and before and after giving effect to the proposed DDTL Termination Date Funding: (A) the representations and warranties of the Loan Parties set forth in any Loan Document shall be true and correct on and as of such date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties were true and correct as of such specified earlier date, (B) no Default has occurred and is continuing and (C) all conditions precedent to such proposed DDTL Termination Date Funding (including availability restrictions) have been satisfied or will be satisfied substantially concurrently with the proposed DDTL Termination Date Funding.

(c)  Material Contracts.  The Administrative Agent shall be satisfied, in its sole discretion and after giving effect to any amendments and modifications deemed necessary by the Administrative Agent in its sole discretion, (i) with the terms and conditions of the Borrower's and Holdings' material contracts entered into after the Effective Date including all Exhibitor Agreements, Service Agreements and Digital Cinema Deployment Agreements entered into after the Effective Date, and (ii) that all applicable rights of Holdings under its material contracts have been assigned to the Borrower on terms and conditions and pursuant to documentation acceptable to Administrative Agent.

(d)  Updated Digital Systems Report.  The Borrower shall have delivered to the Administrative Agent a Digital Systems Report, updated as of the DDTL Termination Date.

(e)  Fees and Expenses.  All fees due and payable with respect to such DDTL Termination Date Funding and all reimbursements of invoiced costs or expenses, in each case, due and payable under any Loan Document as of the DDTL Termination Date and invoiced prior to such DDTL Termination Date shall have been paid in full in cash to the Administrative Agent for the account of the applicable Person (or shall be paid to the Administrative Agent substantially concurrently with the DDTL Termination Date (including out of the proceeds of any Revolving Loans made or to be made on the DDTL Termination Date)).

(f)  CDF2 Non-Recourse Loan Collateral.  On or prior to the DDTL Termination Date, the Collateral Agent shall be satisfied that all of Borrower's rights in and to the CDF2 Non-Recourse Loans, the CDF2 Loan Agreement and the other CDF2 Loan Documents, including all collateral therefor (including all Digital Systems, the master lease, all lease schedules, the purchase and sale agreement and other CHG Lease Facility Documents), shall have been assigned as Collateral and all payments under the CHG Lease Facility Documents shall have been irrevocably assigned to the Borrower for payment of the CDF2 Non-Recourse Loans (and to the Collateral Agent for the benefit of the Secured Parties), in each case, pursuant to

Schedule 3.3

documentation in form and substance satisfactory to the Collateral Agent, and (ii) the Collateral Agent shall be satisfied that all filings (including UCC financing statements) necessary to provide the Borrower with a perfected security interest in the collateral securing the CDF2 Non-Recourse Loans (including all of CHG's rights and interests in the CHG Lease Facility Documents) have been made.

(g)  Miscellaneous.  The Administrative Agent shall have received such other approvals, opinions, or documents reasonably deemed necessary or desirable by the Administrative Agent as a result of circumstances occurring after the date of this Agreement.

Schedule 3.3

SCHEDULE 4.2

GOVERNMENTAL PERMITS

None

Schedule 4.2

SCHEDULE 4.3

OWNERSHIP OF EACH LOAN PARTY AND SUBSIDIARIES OF GROUP MEMBERS

1.  Access Digital Cinema Phase 2, Corp., (“Parent Holdings”) is a Delaware corporation authorized to issue one thousand shares of common stock. Parent Holding is wholly-owned by Cinedigm Digital Cinema Corp. (f/k/a Access Integrated Technologies, Inc.).

2.  CDF2 Holdings, LLC, (“Holdings”) is a Delaware limited liability company. Parent Holdings is the sole member of Holdings.

3.  Cinedigm Digital Funding 2, LLC, (“Borrower”) is a Delaware limited liability company. Holdings is the sole member of Borrower.  Borrower has no subsidiaries.

Schedule 4.3

SCHEDULE 4.8

TAX AFFILIATE

None

Schedule 4.8

SCHEDULE 4.13

ERISA

None

Schedule 4.13

SCHEDULE 4.14

ENVIRONMENTAL MATTERS

None

Schedule 4.14

SCHEDULE 4.16

REAL PROPERTY

None

Schedule 4.16

SCHEDULE 4.19

AGREEMENTS AND OTHER DOCUMENTS

Exhibitor Agreements

1.  Master License Agreement dated as of August 10, 2011, between CDF2 Holdings, LLC and Storyteller Theatres Corporation.

2.  Master License Agreement dated as of July 5, 2011, between CDF2 Holdings, LLC and Marcus Theatres Corporation.

3.  Master License Agreement dated as of August 17, 2011, between CDF2 Holdings, LLC and Dickinson Theatres, Inc., as amended and restated by Amended and Restated Master License Agreement between CDF2 Holdings, LLC and Dickinson Theatres, Inc. dated as of September 28, 2011.

4.  Master License Agreement dated as of July 11, 2011, between CDF2 Holdings, LLC and Meadville Cinema LP.

5.  Master License Agreement dated as of October 7, 2011, between CDF2 Holdings, LLC and Muller Family Theatres, LLC.

Supply Agreement

The Digital System Supply Agreement, dated as of August 16, 2011, between CDF2 Holdings, LLC and Ballantyne Strong, Inc., as amended by Amendment to Digital System Supply Agreement, dated as of October 14, 2011.

Service Agreement

Basic Service Agreement dated as of September 26, 2011, between Marcus Theatres Corporation and Strong Technical Services, Inc.

Digital Cinema Deployment Agreements

1.  Digital Cinema Deployment Agreement, dated as of March 7, 2008, by and among Twentieth Century Fox Film Corporation, Cinedigm Digital Cinema Corp. (f/k/a Access Integrated Technologies, Inc.) and Access Digital Cinema Phase 2, Corp., as amended by Amendment No. 1 to Digital Cinema Deployment Agreement dated February 25, 2009, as further amended by Amendment No. 2 to Digital Cinema Deployment Agreement dated June 17, 2010.

2.  Digital Cinema Deployment Agreement, dated as of March 10, 2008, by and between Paramount Pictures Corporation and Access Digital Cinema Phase 2, Corp., as amended by Amendment No. 1 to Digital Cinema Deployment Agreement dated July 8, 2010.

Schedule 4.19

3.  Digital Cinema Deployment Agreement, dated as of February 16, 2009, by and among Columbia Pictures Industries, Inc., Sony Pictures Releasing Corporation, Cinedigm Digital Cinema Corp. (f/k/a Access Integrated Technologies, Inc.) and Access Digital Cinema Phase 2, Corp., as amended and restated by First Amended and Restated Digital Cinema Deployment Agreement dated as of July 28, 2011, by and among Columbia Pictures Industries, Inc., Sony Pictures Releasing Corporation, Cinedigm Digital Cinema Corp. (f/k/a Access Integrated Technologies, Inc.) and Access Digital Cinema Phase 2, Corp.

4.  Digital Cinema Deployment Agreement, dated as of October 23, 2009, by and between Warner Bros. Entertainment Inc. and Access Digital Cinema Phase 2, Corp.

5.  Digital Cinema Screen Management Agreement, dated as of March 10, 2008, by and between Universal Film Exchanges LLLP and Access Digital Cinema Phase 2, Corp., as amended by Amendment No. 1 to Digital Cinema Screen Management Agreement dated February 12, 2009, and as further amended by Amendment No. 2 to Digital Cinema Screen Management Agreement dated August 30, 2010, and as further amended by Amendment No. 3 to Digital Cinema Screen Management Agreement dated April 15, 2011.

6.  Digital Cinema Domestic Deployment Agreement, dated as of March 10, 2008, among Walt Disney Studios Motion Pictures, Access Digital Cinema Phase 2, Corp. and Cinedigm Digital Cinema Corp. (f/k/a Access Integrated Technologies, Inc.), as amended by Amendment  No. 1 to Digital Cinema Domestic Deployment Agreement dated as of January 30, 2009, as further amended by Amendment  No. 2 to Digital Cinema Domestic Deployment Agreement dated as of May 21, 2010, as further amended by Amendment No. 3 to Digital Cinema Domestic Deployment Agreement dated as of September 14, 2010.

7.  Digital Cinema Deployment Agreement, dated as of October 13, 2008, by and between Lion’s Gate Films Inc. and Access Digital Cinema Phase 2, Corp.

8.  Digital Cinema Deployment Agreement, dated as of October 23, 2009, by and between Overture Films, LLC and Access Digital Cinema Phase 2, Corp.

Management Services Agreement

Management Services Agreement, dated  October 18, 2011, by and among Cinedigm Digital Cinema Corp., Cinedigm Digital Funding 2, LLC and CDF2 Holdings, LLC.

CDF2 Loan Documents

1.  Non-Recourse Loan Agreement dated as of October 18, 2011, between Cinedigm Digital Funding 2, LLC, as Lender and CHG-MERIDIAN U.S. Finance, LTD.

2.  The Security Agreement, dated as of October 18, between Cinedigm Digital Funding 2, LLC and CHG-MERIDIAN U.S. Finance, Ltd.

3.  The Multiparty Agreement dated as of October 18, 2011, by and among Cinedigm Digital Funding 2, LLC, Access Digital Cinema Phase 2, Corp., CDF2 Holdings, LLC, Cinedigm Digital

Schedule 4.19

Cinema Corp., CHG-MERIDIAN U.S. Finance, Ltd., Societe Generale, New York Branch and Ballantyne Strong, Inc.

CHG Lease Facility Documents

1.  Master Equipment Lease No. 8463, dated as of October 18, 2011 between CDF2 Holdings, LLC and CHG-MERIDIAN U.S. Finance, Ltd., and the Equipment Lease Schedule, dated as of October 18, 2011 related thereto.

2.  Master Equipment Lease No. 8465, dated as of October 18, 2011 between CDF2 Holdings, LLC and CHG-MERIDIAN U.S. Finance, Ltd., and the Equipment Lease Schedule, dated as of October 18, 2011, related thereto.

3.  Sale and Leaseback Agreement dated as of October 18, 2011, by and between CDF2 Holdings, LLC and CHG-MERIDIAN U.S. Finance, Ltd.

4.  The Supplemental Terms Rider, dated as of October 18, 2011, between CDF2 Holdings, LLC and CHG-MERIDIAN U.S. Finance, Ltd.

5.  The Security Agreement, dated as of October 18, 2011, between CDF2 Holdings, LLC and CHG-MERIDIAN U.S. Finance, Ltd.

6.  The CHG-MERIDIAN U.S. Finance, Ltd. Commitment Letter to Cinedigm Digital Cinema Corp. and Access Digital Cinema Phase 2, Corp. dated as of June 17, 2011, as amended by letter agreement dated as of September 9, 2011, as further amended by letter dated September 29, 2011, and as further amended by letter dated October 3, 2011.

7.  The Multiparty Agreement dated as of  October 18, 2011, by and among Cinedigm Digital Funding 2, LLC, Access Digital Cinema Phase 2, Corp., CDF2 Holdings, LLC, Cinedigm Digital Cinema Corp., CHG-MERIDIAN U.S. Finance, Ltd., Societe Generale, New York Branch and Ballantyne Strong, Inc.

Material Licenses and Permits

1.  Software License Agreement dated as of October 18, 2011, among Access Digital Media, Inc., Cinedigm Digital Funding 2, LLC, and CDF2 Holdings, LLC.

2.  Software License Agreement dated as of  October 18, 2011, by and between Hollywood  Software, Inc., Cinedigm Digital Funding 2, LLC, and CDF2 Holdings, LLC.

Sale and Contribution Agreement

Sale and Contribution Agreement, dated as of October 18, 2011, between Access Digital Cinema Phase 2, Corp., Cinedigm Digital Funding 2, LLC and CDF2 Holdings, LLC.

Miscellaneous

Schedule 4.19

Custom Master Beneficiary Escrow Service Agreement dated effective as of  October 18, 2011, among Societe Generale, New York Branch, as Collateral Agent for the Lenders and Societe Generale, New York Branch, as collateral agent for CHG-MERIDIAN U.S. Finance, Ltd and the other lease parties, as beneficiaries, Access Digital Media, Inc., and Hollywood Software, Inc., as depositors, and Iron Mountain Intellectual Property Management, Inc.

Instruments/documents evidencing Indebtedness of Loan Parties and Liens granted with respect thereto (other than those listed above)

1.  SG Advisory Fee Note dated as of October 18, 2011, executed by Cinedigm Digital Funding 2, LLC in favor of Societe Generale, New York Branch.

2.  Cinedigm Installation Note dated as of October 18, 2011, executed by CDF2 Holdings, LLC in favor of Cinedigm Digital Cinema Corp.

3.  Vendor Note dated as of October 18, 2011, executed by CDF2 Holdings, LLC in favor of Cinedigm Ballantyne Strong, Inc.

4.  Delayed Draw Term Loan Note dated as of  October 18, 2011, executed by Cinedigm Digital Funding 2, LLC in favor of TD Bank, N.A.

Instruments/documents evidencing issuance of any equity securities, warrants, rights or options to purchase equity securities (other than those listed above)

None.

Schedule 4.19

SCHEDULE 4.20

DCI SPEC COMPLIANCE

N/A

Schedule 4.20

SCHEDULE 4.21

DISTRIBUTORS- MATERIAL DIGITAL CINEMA DEPLOYMENT AGREEMENTS

1.  Twentieth Century Fox Film Corporation

2.  Paramount Pictures Corporation

3.  Sony Pictures Releasing Corporation and Columbia Pictures Industries, Inc.

4.  Warner Bros. Entertainment Inc.

5.  Universal Film Exchanges LLC, successor-in-interest to Universal Film Exchanges LLLP

6.  Walt Disney Studios Motion Pictures

7.  Lion’s Gate Films Inc.

Schedule 4.21

SCHEDULE 7.5

INSURANCE

(a)  Coverage.  Each Group Member shall (and shall cause Holdings to), during the term of this Agreement, carry and maintain at least the minimum insurance coverage set forth in this Schedule 7.5.  All insurance carried pursuant to this Schedule 7.5 shall be placed with such insurers having a minimum A.M. Best rating of A:X (or as may otherwise be agreed by the Collateral Agent) and be in such form, with terms, conditions, limits and deductibles as shall be acceptable to the Collateral Agent:

(i)  All Risk Property Insurance.  Each Group Member shall (and shall cause Holdings to) maintain all risk property insurance covering against physical loss or damage to its assets (which for purposes of this clause (a)(i) shall not include any equipment subject to an Exhibitor Agreement, provided, that the applicable exhibitor has insured such equipment in accordance with the terms of the Exhibitor Agreement), including but not limited to fire and extended coverage, collapse, flood, earth movement and comprehensive boiler and machinery coverage (including electrical malfunction and mechanical breakdown).  Coverage shall be written on a replacement cost basis, with an agreed amount endorsement waiving any coinsurance penalty and include coverage for expediting expenses; and

(ii)  Business Interruption Insurance.  Each Group Member shall (and shall cause Holdings to) maintain business interruption insurance subject to an annual policy in an amount equal to the projected net profits and continuing expenses (including the debt payments hereunder) for the following 12-month period. Such insurance shall also cover service interruption and extra expenses and shall contain an agreed amount endorsement waiving any coinsurance penalty; and

(iii)  Comprehensive General Liability Insurance.  Each Group Member shall (and shall cause Holdings to) maintain comprehensive general liability insurance written on an occurrence basis with a limit of not less than $1,000,000.  Such coverage shall include, but not be limited to, premises/operations, broad form contractual liability, independent contractors, products/completed operations, property damage and personal injury liability; and

(iv)  Excess/Umbrella Liability.  Each Group Member shall (and shall cause Holdings to) maintain excess or umbrella liability insurance written on an occurrence basis in an amount not less than $15,000,000 providing coverage limits excess of the insurance limits required under clause (a)(iii).  Such insurance shall follow the form of the primary insurances and drop down in case of exhaustion of underlying limits and/or aggregates.

(b)  Endorsements.  Each Group Member shall (and shall cause Holdings to) use its commercially reasonable efforts to cause all insurance policies carried and maintained in accordance with this Schedule 7.5 to be endorsed as follows:

Schedule 7.5

(i)  The Collateral Agent (on behalf of itself and the other Secured Parties) and CHG (on behalf of itself and the other Junior Creditors (as defined in the Multiparty Agreement)) shall be additional insured and loss payee with respect to the property policies described in clauses (a)(i) and (a)(ii).  The Collateral Agent (on behalf of itself and the other Secured Parties) and CHG (on behalf of itself and the other Junior Creditors (as defined in the Multiparty Agreement)) shall be additional insured with respect to liability policies described in clauses (a)(iii) and (a)(iv).  It shall be understood that any obligation imposed upon Holdings or any Group Member, including but not limited to the obligation to pay premiums, shall be the sole obligation of Holdings or such Group Member and not that of the Collateral Agent, any Lender or CHG; and

(ii)  With respect to property policies described in clauses (a)(i) and (a)(ii), the interests of the Collateral Agent and CHG shall not be invalidated by any action or inaction of Holdings or any Group Member or any other person, and shall insure the Collateral Agent and CHG regardless of any breach or violation by Holdings or any Group Member or any other person, of any warranties, declarations or conditions of such policies; and

(iii)  Inasmuch as the liability policies are written to cover more than one insured, all terms conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured; and

(iv)  The insurers thereunder shall waive all rights of subrogation against the Collateral Agent and CHG, any right of setoff or counterclaim, and any other right to deduction, whether by attachment or otherwise; and

(v)  If such insurance is canceled by Holdings or any Group Member for any reason whatsoever, including nonpayment of premium, or any changes are initiated by Holdings or any Group Member or the carrier which affect the interests of the Collateral Agent or CHG, such cancellation or change shall not be effective as to the Collateral Agent or CHG until 30 days (10 days in the case of non-payment of premium) after receipt by the Collateral Agent and CHG of written notice sent by registered mail from such insurer.

Schedule 7.5

SCHEDULE 8.1

EXISTING INDEBTEDNESS

None

Schedule 8.1

SCHEDULE 8.2

EXISTING LIENS

None

Schedule 8.2

SCHEDULE 8.3

EXISTING INVESTMENTS

None

Schedule 8.3

SCHEDULE 9.1(i)

MATERIAL DISTRIBUTORS

8.  Sony Pictures Releasing Corporation

9.  Columbia Pictures Industries, Inc.

10.  Warner Bros. Entertainment Inc.

11.  Walt Disney Studios Motion Pictures

12.  Paramount Pictures Corporation

13.  Universal Film Exchanges LLC, successor-in-interest to Universal Film Exchanges LLLP

14.  Twentieth Century Fox Film Corporation

15.  Lion’s Gate Films Inc.

Schedule 9.1(i)

SCHEDULE 9.1(l)

INTERCOMPANY AGREEMENTS

16.  Management Services Agreement, dated as of October 18, 2011, by and among Cinedigm Digital Funding 2, LLC, CDF2 Holdings, LLC and Cinedigm Digital Cinema Corp.

17.  Sale and Contribution Agreement, dated as of October 18, 2011, by and among Access Digital Cinema Phase 2, Corp., Cinedigm Digital Funding 2, LLC and CDF2 Holdings, LLC.

18.  Software License Agreement dated as of October 18, 2011, by and among Access Digital Media, Inc., Cinedigm Digital Funding 2, LLC, and CDF2 Holdings, LLC.

19.  Software License Agreement dated as of  October 18,  2011, by and among Hollywood  Software, Inc., Cinedigm Digital Funding 2, LLC and CDF2 Holdings, LLC.

20.  Assignment and Assumption Agreement, dated as of October 18, 2011, among Cinedigm Digital Cinema Corp., Access Digital Cinema Phase 2, Corp. and CDF2 Holdings, LLC.

21.  Assignment and Assumption Agreement, dated as of October 18, 2011, between CDF2 Holdings, LLC, and Cinedigm Digital Funding 2, LLC.

Schedule 9.1(1)

FINAL VERSION

EXHIBIT A
TO
CREDIT AGREEMENT

FORM OF ASSIGNMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

Assignor [is] [is not] a Defaulting Lender

Exhibit A to Credit Agreement

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	Cinedigm Digital Funding 2, LLC, a Delaware limited liability Company

4.	Administrative Agent:	Société Générale, New York Branch, as the administrative agent under the Credit Agreement

5.	Credit Agreement:
The $[•] Credit Agreement dated as of [•], 2011 among the Borrower, the Lenders party thereto, Société Générale, New York Branch, as administrative agent and collateral agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s]1	Assignee[s]2	Facility Assigned3	Aggregate Amount of Commitment/Loans for all Lenders4	Amount of Commitment/Loans Assigned8	Percentage Assigned of Commitment/ Loans5	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7..	Trade Date:	]6

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

1 List each Assignor, as appropriate.

2 List each Assignee, as appropriate.

3 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Loan Commitment,” “Initial Advance Term Loan Commitment,” “Delayed Draw Term Loan Commitment”)

4 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

5 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

6 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit A to Credit Agreement

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]7 [NAME OF ASSIGNOR]
By:
Title:

[NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE[S]8 [NAME OF ASSIGNEE]
By:
Title:

Address for Notice: [NAME OF ASSIGNEE]
By:
Title:

Address for Notices:

7 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

8 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

Exhibit A to Credit Agreement

[Consented to and]1 Accepted:

[NAME OF ADMINISTRATIVE AGENT], as
  Administrative Agent

By:
Title:

[Consented to:]2

[NAME OF RELEVANT PARTY]

By:
Title:

1 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

2 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit A to Credit Agreement

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1           Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.2(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.2(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it will perform in accordance with their terms all of the

Exhibit A to Credit Agreement

obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, and (iii) acknowledges and agrees that, as a Lender, it may receive material non-public information and confidential information concerning the Loan Parties and their Affiliates and Securities and agrees to use such information only in accordance with Section 11.20 of the Credit Agreement.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.           Miscellaneous.  This Assignment and Assumption is a Loan Document and, as such is subject to certain provisions of the Credit Agreement, including Sections 1.5, and 11.15 thereof.

4.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Exhibit A to Credit Agreement

EXHIBIT B-1
TO
CREDIT AGREEMENT

FORM OF REVOLVING NOTE

Lender: [_____]	New York, New York
Principal Amount: $[_____]	[_____, ___]

FOR VALUE RECEIVED, the undersigned, Cinedigm Digital Funding 2, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to the order of the lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of the Revolving Loans of the Lender to the Borrower, payable at such times and in such amounts as are specified in the Credit Agreement (as hereinafter defined).

The Borrower promises to pay interest on the unpaid principal amount of the Revolving Loans from the date made until such principal amount is paid in full or converted to a Delayed Draw Term Loan on the Revolving Loan Conversion Date, payable at such times and at such interest rates as are specified in the Credit Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

Both principal and interest are payable in Dollars to the Administrative Agent in immediately available funds in accordance with the Credit Agreement.

This Note is one of the Revolving Loan Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of [•], 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto, and Société Générale, New York Branch, as administrative agent and collateral agent for the Lenders. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of Revolving Loans by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrower resulting from such Revolving Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents, and is subject to certain provisions of the Credit Agreement, including Sections 1.5, 11.14(a) and 11.15 thereof.

This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.

Exhibit B-1 to Credit Agreement

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Exhibit B-1 to Credit Agreement
-2

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

CINEDIGM DIGITAL FUNDING 2, LLC
By:
Name:
Title:

Exhibit B-1 to Credit Agreement

EXHIBIT B-2
TO
CREDIT AGREEMENT

FORM OF INITIAL ADVANCE TERM LOAN NOTE

Lender: [_____]	New York, New York
Principal Amount: $[_____]	[_____, ___]

FOR VALUE RECEIVED, the undersigned, Cinedigm Digital Funding 2, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to the order of the lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of the Initial Advance Term Loans of the Lender to the Borrower, payable at such times and in such amounts as are specified in the Credit Agreement (as hereinafter defined).

The Borrower promises to pay interest on the unpaid principal amount of the Revolving Loans from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

Both principal and interest are payable in Dollars to the Administrative Agent in immediately available funds in accordance with the Credit Agreement.

This Note is one of the Initial Advance Term Loan Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of [•], 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto, and Société Générale, New York Branch, as administrative agent and collateral agent for the Lenders. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of Initial Advance Term Loans by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrower resulting from such Initial Advance Term Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents, and is subject to certain provisions of the Credit Agreement, including Sections 1.5, 11.14(a) and 11.15 thereof.

This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Exhibit B-2 to Credit Agreement
-1

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

CINEDIGM DIGITAL FUNDING 2, LLC
By:
Name:
Title:

Exhibit B-2 to Credit Agreement
-2

EXHIBIT B-3
TO
CREDIT AGREEMENT

FORM OF DELAYED DRAW TERM LOAN NOTE

Lender: [_____]	New York, New York
Principal Amount: $[_____]	[_____, ___]

FOR VALUE RECEIVED, the undersigned, Cinedigm Digital Funding 2, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to the order of the lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of the Delayed Draw Term Loans of the Lender to the Borrower, payable at such times and in such amounts as are specified in the Credit Agreement (as hereinafter defined).

The Borrower promises to pay interest on the unpaid principal amount of the Revolving Loans from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

Both principal and interest are payable in Dollars to the Administrative Agent in immediately available funds in accordance with the Credit Agreement.

This Note is one of the Delayed Draw Term Loan Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of [•], 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto, and Société Générale, New York Branch, as administrative agent and collateral agent for the Lenders. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of Delayed Draw Term Loans by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrower resulting from such Delayed Draw Term Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents, and is subject to certain provisions of the Credit Agreement, including Sections 1.5, 11.14(a) and 11.15 thereof.

This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Exhibit B-3 to Credit Agreement

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

CINEDIGM DIGITAL FUNDING 2, LLC
By:
Name:
Title:

Exhibit B-3 to Credit Agreement

EXHIBIT C
TO
CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH,
as administrative agent under the Credit Agreement referred to below

[_____ ___, ____]

Attention: [•]

Re:	CINEDIGM DIGITAL FUNDING 2, LLC (the “Borrower”)

Reference is made to the Credit Agreement, dated as of [•], 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto, and Société Générale, New York Branch, as administrative agent and collateral agent for the Lenders. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Borrower hereby gives you irrevocable notice, pursuant to Section 2.2 of the Credit Agreement of its request of a Borrowing (the “Proposed Borrowing”) under the Credit Agreement and, in that connection, sets forth the following information:

A.  The date of the Proposed Borrowing is [_____, ___].

B.  The aggregate principal amount of the [[Initial Advance Term][Delayed Draw Term][Revolving] Loans][release of funds from the DDTL Escrow Account] constituting the Proposed Borrowing is $[_____], of which $[_____] consists of Base Rate Loans and $[_____] consists of Eurodollar Rate Loans having an initial Interest Period of [_____] months.

CINEDIGM DIGITAL FUNDING 2, LLC
By:
Name:
Title:

Exhibit C to Credit Agreement

EXHIBIT D
TO
CREDIT AGREEMENT

FORM OF NOTICE OF CONVERSION OR CONTINUATION

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH,

as administrative agent under the Credit Agreement referred to below

 [_____ ___, ____]
Attention: [_____]

Re:	CINEDIGM DIGITAL FUNDING 2, LLC (the “Borrower”)

Reference is made to the Credit Agreement, dated as of [•], 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto, and Société Générale, New York Branch, as administrative agent and collateral agent for the Lenders. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Borrower hereby gives you irrevocable notice, pursuant to Section 2.7 of the Credit Agreement of its request for the following:

(i) a continuation, on [_____, ___]1, as Eurodollar Rate Loans having an Interest Period of [_____]2 months of [Initial Advance Term][Delayed Draw Term][Revolving] Loans in an aggregate outstanding principal amount of $[_____] having an Interest Period ending on the proposed date for such continuation;

(ii) a conversion, on [_____, ___]1, to Eurodollar Rate Loans having an Interest Period of [_____]2 months of [Initial Advance Term][Delayed Draw Term][Revolving] Loans in an aggregate outstanding principal amount of $[_____]; and

(iii) a conversion, on [_____, ___]1, to Base Rate Loans, of [Initial Advance Term][Delayed Draw Term][Revolving] Loans in an aggregate outstanding principal amount of $[_____].

In connection herewith, the undersigned hereby certifies that (i) no Event of Default has occurred and is continuing on the date hereof, both before and after giving effect to any Loan to be made on or before any date for any proposed conversion or continuation set forth above and (ii) there is no suspension in effect under Section 2.12 of the Credit Agreement.

[Signature Page Follows.]

1 Must be a Business Day.

2 Must be 1, 2 or 3 months.

Exhibit D to Credit Agreement

CINEDIGM DIGITAL FUNDING 2, LLC
By:
Name:
Title:

Exhibit D to Credit Agreement

EXHIBIT E
TO
CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

[_____, ___]1

This COMPLIANCE CERTIFICATE (this “Compliance Certificate”) is delivered pursuant to Section 6.1(d) of the Credit Agreement, dated as of [•], 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Cinedigm Digital Funding 2, LLC (the “Borrower”), the Lenders party thereto, and Société Générale, New York Branch, as administrative agent and collateral agent for the Lenders. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The undersigned, a duly authorized Responsible Officer of the Borrower having the name and title set forth below under his signature, hereby certifies, on behalf of the Borrower for the benefit of the Secured Parties and pursuant to Section 6.1 of the Credit Agreement that such Responsible Officer of the Borrower is familiar with the Credit Agreement and that, in accordance with each of the following sections of the Credit Agreement, each of the following is true on the date hereof, both before and after giving effect to any Term Loan to be made on or before the date hereof:

(a)  In accordance with Section 6.1[(b)/(c)] of the Credit Agreement, attached hereto as Annex A are the Financial Statements for the [Fiscal Quarter/Fiscal Year] ended [_____, ___] required to be delivered pursuant to Section 6.1[(b)/(c)] of the Credit Agreement (the “Attached Financial Statements”). The Attached Financial Statements fairly present in all material respects the Consolidated and consolidating financial position, results of operations and cash flow of Holdings and the Group Members as at the dates indicated therein and for the periods indicated therein in accordance with GAAP [(subject to the absence of footnote disclosure and normal year-end audit adjustments)]2 [without qualification as to the scope of the audit or as to going concern and without any other similar qualification, together with the certificate from the Group Members’ Accountants with respect to such Consolidated Financial Statements required to be delivered pursuant to Section 6.1(c) of the Credit Agreement.]3

(b)  In accordance with Section 6.1(d) of the Credit Agreement, attached hereto as Annex B are the calculations used to determine compliance with each covenant contained in Article V of the Credit Agreement.  Such calculations demonstrate compliance with each covenant contained in Article V of the Credit Agreement.

1 Insert date of delivery of certificate.

2 Insert language in brackets only for quarterly reports.

3 Insert language in brackets only for annual certifications.

Exhibit E to Credit Agreement

(c)  In accordance with Section 6.1(d) of the Credit Agreement, attached hereto as Annex C in reasonable detail are (i) the calculations used to determine the amount of Capital Expenditures made by Holdings or any Group Member [as of the end of the applicable fiscal period] and (ii) all amounts paid by the Administrative Servicer, for Capital Expenditures.

(d)  In accordance with Section 6.1(d) of the Credit Agreement, attached hereto as Annex D is a list of all Installed Digital Systems and the location of the same as of the date hereof.

(e)  In accordance with Section 6.1(d) of the Credit Agreement, no Default has occurred and is continuing as of the date hereof, except as provided for on Annex E attached hereto, with respect to each of which the Borrower proposes to take the actions set forth on Annex E.

(f)  In accordance with Section 6.1(e) of the Credit Agreement, (i) the Corporate Chart attached hereto as Annex F[-1]] or the last Corporate Chart delivered pursuant to such Section) is correct and complete as of the date hereof, (ii) the Loan Parties have delivered all documents (including updated schedules as to locations of Collateral and acquisition of Intellectual Property or real property) required to be delivered pursuant to any Loan Document by any Loan Party on or prior to the date hereof have been delivered thereunder (or such delivery requirement was otherwise duly waived or extended) and (iii) complete and correct copies of all documents modifying any term of any Constituent Document of any Loan Party or joint venture thereof on or prior to the date hereof have been delivered to the Administrative Agent [or are attached hereto as Annex F[-2]].

(g)  In accordance with Section 6.1(g) of the Credit Agreement, attached hereto as Annex G is a discussion and analysis of the financial condition and results of operations of Holdings and the Group Members for the portion of the Fiscal Year elapsed on or prior to the date hereof discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year.

(h)  In accordance with Section 6.1(h) of the Credit Agreement, attached hereto as Annex H is a complete and correct summary of the outstanding balances of all intercompany Indebtedness among Holdings, the Group Members and their Affiliates as of the last day of the Fiscal Quarter covered by the Attached Financial Statements.

(i)  [In accordance with Section 6.1(i) of the Credit Agreement, attached hereto as Annex I is a complete and correct copy of each management letter, audit report or similar letter or report received by Holdings or any Group Member from any independent registered certified public accountant (including the Group Members’ Accountants) in connection with the Attached Financial Statements or any audit thereof

(j)  In accordance with Section 6.1(j) of the Credit Agreement, attached hereto as Annex J is a complete and correct (i) a certification from each insurer or by an

Exhibit E to Credit Agreement

authorized representative of each insurer identifying the underwriters, the type of insurance, the limits, deductibles, and the term of each policy and specifying the specific provisions delineated in clause (b) of Schedule 7.5 to the Credit Agreement and (ii) a statement from an independent insurance broker, reasonably acceptable to the Administrative Agent, stating that (A) all premiums then due have been paid and (B) in the opinion of such broker, the insurance maintained by the Borrower is in accordance with clause (b) of Schedule 7.5 to the Credit Agreement.]4

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first written above.

CINEDIGM DIGITAL FUNDING 2, LLC
By:
Name:
Title:

4 Insert bracketed language only for annual reports.

Exhibit E to Credit Agreement

ANNEX A
TO
COMPLIANCE CERTIFICATE OF CINEDIGM DIGITAL FUNDING 2, LLC

DATED [_____, ___]

FINANCIAL STATEMENTS

Exhibit E to Credit Agreement

ANNEX B
TO
COMPLIANCE CERTIFICATE OF CINEDIGM DIGITAL FUNDING 2, LLC
DATED [_____, ___]

FINANCIAL CALCULATIONS

Exhibit E to Credit Agreement

ANNEX C
TO
COMPLIANCE CERTIFICATE OF CINEDIGM DIGITAL FUNDING 2, LLC
DATED [_____, ___]

CAPITAL EXPENDITURES

Exhibit E to Credit Agreement

ANNEX D
TO
COMPLIANCE CERTIFICATE OF CINEDIGM DIGITAL FUNDING 2, LLC
DATED [_____, ___]

INSTALLED DIGITAL SYSTEMS

Exhibit E to Credit Agreement

[ANNEX E
TO
COMPLIANCE CERTIFICATE OF CINEDIGM DIGITAL FUNDING 2, LLC
DATED [_____, ___]

continuing defaults]5

5 Delete if not used in the text of the certificate.  If used, list the nature of each Default that has occurred and is continuing and the action that the Borrower proposes to take with respect thereto.

Exhibit E to Credit Agreement

ANNEX F[-1]
TO
COMPLIANCE CERTIFICATE OF CINEDIGM DIGITAL FUNDING 2, LLC
DATED [_____, ___]

CORPORATE CHART

Exhibit E to Credit Agreement

ANNEX F[-2]
TO
COMPLIANCE CERTIFICATE OF CINEDIGM DIGITAL FUNDING 2, LLC
DATED [_____, ___]

MODIFICATIONS TO CONSTITUENT DOCUMENTS

Exhibit E to Credit Agreement

ANNEX G
TO
COMPLIANCE CERTIFICATE OF CINEDIGM DIGITAL FUNDING 2, LLC
DATED [_____, ___]

MANAGEMENT DISCUSSION AND ANALYSIS

Exhibit E to Credit Agreement

ANNEX H
TO
COMPLIANCE CERTIFICATE OF CINEDIGM DIGITAL FUNDING 2, LLC
DATED [_____, ___]

OUTSTANDING BALANCES OF INTERCOMPANY INDEBTEDNESS

Exhibit E to Credit Agreement

ANNEX I
TO
COMPLIANCE CERTIFICATE OF CINEDIGM DIGITAL FUNDING 2, LLC
DATED [_____, ___]

MANAGEMENTS LETTER, AUDIT REPORT, ETC.

Exhibit E to Credit Agreement

ANNEX J
TO
COMPLIANCE CERTIFICATE OF CINEDIGM DIGITAL FUNDING 2, LLC
DATED [_____, ___]

SUMMARY OF MATERIAL INSURANCE COVERAGE

Exhibit E to Credit Agreement

EXHIBIT F
TO
CREDIT AGREEMENT

FORM OF GUARANTY AND SECURITY AGREEMENT

(See attached.)

Exhibit F to Credit Agreement

EXHIBIT G
TO
CREDIT AGREEMENT

FORM OF EXHIBITOR AGREEMENT

(See attached.)

Exhibit G to Credit Agreement

EXHIBIT H
TO
CREDIT AGREEMENT

FORM OF SERVICE AGREEMENT

(See attached.)

Exhibit H to Credit Agreement

EXHIBIT I
TO
CREDIT AGREEMENT

FORM OF NOTICE OF DDTL TERMINATION DATE FUNDING

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH,
as administrative agent under the Credit Agreement referred to below

[_____ ___, ____]

Attention: [•]

Re:	CINEDIGM DIGITAL FUNDING 2, LLC (the “Borrower”)

Reference is made to the Credit Agreement, dated as of [•], 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto, and Société Générale, New York Branch, as administrative agent and collateral agent for the Lenders. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Borrower hereby gives you irrevocable notice, pursuant to Section 2.2(b) of the Credit Agreement of its request of a DDTL Termination Date Funding (the “Proposed DDTL Termination Funding”) under the Credit Agreement and, in that connection, sets forth the following information:

A.  The date of the Proposed DDTL Termination Funding is the DDTL Termination Date.

B.  The aggregate principal amount of the Delayed Draw Term Loans constituting the Proposed DDTL Termination Funding is $[_____].

CINEDIGM DIGITAL FUNDING 2, LLC
By:
Name:
Title:

Exhibit I to Credit Agreement

EXHIBIT J
TO
CREDIT AGREEMENT

FORM OF SYSTEMS FINANCING NOTICE

(See attached.)

Exhibit J to Credit Agreement